Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202440

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price(1)(2)	Amount of registration fee
5.45% Non-Cumulative Preference Shares, Series F	$230,000,000	$26,657.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)	Includes additional shares that the underwriters have the option to purchase pursuant to their over-allotment option, if any.

PROSPECTUS SUPPLEMENT
(to prospectus dated November 4, 2016)
8,000,000 Depositary Shares
Each Representing a 1/1,000th Interest in a Share of
5.45% Non-Cumulative Preferred Shares, Series F
Arch Capital Group Ltd. is offering 8,000,000 depositary shares (the “Depositary Shares”), each of which represents a 1/1,000th interest in a share of its 5.45% Non-Cumulative Preferred Shares, Series F, $0.01 par value and $25,000 liquidation preference per share (equivalent to $25 liquidation preference per Depositary Share) (the “Series F Preferred Shares”). Each Depositary Share, evidenced by a depositary receipt, entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Series F Preferred Shares represented thereby (including any dividend, liquidation, redemption and voting rights).
Holders of Series F Preferred Shares will be entitled to receive dividend payments only when, as and if declared by our board of directors or a duly authorized committee of the board. Any such dividends will be payable from, and including, the date of original issue on a non-cumulative basis, quarterly in arrears on the last day of March, June, September and December of each year (each, a “dividend payment date”), at an annual rate of 5.45%. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day. If declared, the first dividend payment date will be January 2, 2018 (since December 31, 2017 (the last day of the fiscal quarter) is not a business day). Distributions will be made in respect of the Depositary Shares if and to the extent dividends are paid on the related Series F Preferred Shares.
Dividends on the Series F Preferred Shares are not cumulative. Accordingly, in the event dividends are not declared on the Series F Preferred Shares for payment on any dividend payment date, then those dividends will not accrue and will not be payable. See “Description of the Series F Preferred Shares—Dividends” in this prospectus supplement.
Except in specified circumstances relating to certain tax, regulatory or corporate events, the Series F Preferred Shares are not redeemable prior to August 17, 2022 (the fifth anniversary of the issue date). On and after that date, the Series F Preferred Shares will be redeemable at our option, in whole or in part, at a redemption price of $25,000 per share of the Series F Preferred Shares (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends to, but excluding, the redemption date. See “Description of the Series F Preferred Shares—Redemption” in this prospectus supplement. The Depositary Shares will be redeemed if and to the extent the related Series F Preferred Shares are redeemed by us.
Neither the Depositary Shares nor the Series F Preferred Shares have a stated maturity, nor will they be subject to any sinking fund or mandatory redemption. The Series F Preferred Shares are not convertible into any other securities.
The Series F Preferred Shares will not have voting rights, except as set forth under “Description of the Series F Preferred Shares—Voting Rights” in this prospectus supplement. A holder of the Depositary Shares will be entitled to direct the depositary how to vote in such circumstances. See “Description of the Depositary Shares—Voting Rights.”
There is currently no public market for the Depositary Shares or the Series F Preferred Shares. We have applied to list the Depositary Shares on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “ACGLO.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Depositary Shares.
An investment in the Depositary Shares and the Series F Preferred Shares involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about important factors you should consider before investing in the Depositary Shares and the Series F Preferred Shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting Discounts and Commissions(1)		Proceeds, before expenses, to Arch Capital
	Price to Public	Retail	Institutional
Per Depositary Share	$25.0000	$0.7875	$0.5000	$24.2125
Total	$200,000,000	$6,300,000	$0	$193,700,000
____________________

(1)	See “Underwriting—Commissions and Discounts” in this prospectus supplement for additional discussion regarding underwriting discounts and commissions.
The underwriters may also purchase from us up to an additional 1,200,000 Depositary Shares at the public offering price, less the underwriting discount payable by us, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.
The underwriters expect to deliver the Depositary Shares in book entry form only, through the facilities of The Depository Trust Company against payment in New York, New York on or about August 17, 2017. See “Underwriting.”

Joint Book-Running Managers
BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities	J.P. Morgan

Senior Co-Managers
BNY Mellon Capital Markets, LLC

Co-Managers
Barclays	BMO Capital Markets	Credit Suisse	Lloyds Securities	US Bancorp

The date of this prospectus supplement is August 14, 2017.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering, risk factors and material tax considerations of the Depositary Shares that we are selling in this offering and the Series F Preferred Shares represented thereby and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein in making your investment decision. To fully understand this offering, you should also read all of these documents, including our Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Form 10-K”) and in our quarterly report on Form 10-Q for the quarter ended June 30, 2017 (“2017 Second Quarter Form 10-Q”) and the other documents referred to under the caption “Where You Can Find Additional Information” in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus supplement and in the accompanying prospectus, except as otherwise noted or the context requires otherwise: (a) “ACGL,” “Arch” and “Arch Capital” refer to Arch Capital Group Ltd., (b) “we,” “us,” “our” and “the Company” refer to ACGL and its subsidiaries, (c) “Arch Re Bermuda” refers to our wholly owned Bermuda reinsurance subsidiary, Arch Reinsurance Ltd., (d) “Arch Re U.S.” refers to our wholly owned U.S. reinsurance subsidiary, Arch Reinsurance Company, (e) “Arch Insurance Europe” refers, collectively, to the U.K. insurance operations of Arch Insurance Company (Europe) Limited (“Arch Insurance Company Europe”) and the managing agent and syndicate at Lloyd’s of London, (f) “Arch Mortgage” refers to Arch Mortgage Insurance Designated Activity Company, (g) “Arch Insurance Canada” refers to our wholly owned Canadian insurance subsidiary, Arch Insurance Canada Ltd. and (h) “Arch MI U.S.” refers to our wholly owned U.S. primary mortgage insurance subsidiaries, Arch Mortgage Insurance Company, United Guaranty Residential Insurance Company and United Guaranty Mortgage Indemnity Company.
Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority (“BMA”) for the issue and transfer of our shares, which includes the Series F Preferred Shares, to and between non-residents and residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the NASDAQ Global Select Market. In granting such consent, the BMA does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY
This summary is not complete and does not contain all the information you should consider. You should read this entire prospectus supplement and the accompanying prospectus carefully, including without limitation, the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Our Company
Arch Capital Group Ltd. is a Bermuda public company limited by shares, with approximately $11.13 billion in capital at June 30, 2017 and, through operations in Bermuda, the United States, Europe and Canada, writes insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries. While we are positioned to provide a full range of property, casualty and mortgage insurance and reinsurance lines, we focus on writing specialty lines of insurance and reinsurance. For the six months ended June 30, 2017, we wrote $2.52 billion of net premiums and reported net income available to Arch common shareholders of $415.7 million. Book value per common share was $59.60 at June 30, 2017, compared to $55.19 per share at December 31, 2016.
The worldwide insurance and reinsurance industry is highly competitive and has traditionally been subject to an underwriting cycle in which a hard market (high premium rates, restrictive underwriting standards, as well as terms and conditions, and underwriting gains) is eventually followed by a soft market (low premium rates, relaxed underwriting standards, as well as broader terms and conditions, and underwriting losses). Insurance market conditions may affect, among other things, the demand for our products, our ability to increase premium rates, the terms and conditions of the insurance policies we write, changes in the products offered by us or changes in our business strategy.
The financial results of the insurance and reinsurance industry are influenced by factors such as the frequency and/or severity of claims and losses, including natural disasters or other catastrophic events, variations in interest rates and financial markets, changes in the legal, regulatory and judicial environments, inflationary pressures and general economic conditions. These factors influence, among other things, the demand for insurance or reinsurance, the supply of which is generally related to the total capital of competitors in the market.
The broad market environment continues to be competitive in our business reflecting a continuation of softening in pricing and broadening pressures on terms and conditions. This has been true in both our insurance and reinsurance property casualty segments and has led us to continue to reduce writings in certain lines in 2017. With the continued low interest rate environment, additional increases are needed in many lines in order for us to achieve our return requirements. Our underwriting teams continue to execute a disciplined strategy by emphasizing small and medium-sized accounts over large accounts.
Our mortgage operations include U.S. and international mortgage insurance and reinsurance operations as well as government sponsored enterprise (“GSE”) credit-risk sharing transactions. Our mortgage platform was built through the acquisition of CMG Mortgage Insurance Company on January 30, 2014 (subsequently renamed Arch Mortgage Insurance Company) and further expanded through the acquisition of United Guaranty Corporation, a North Carolina corporation (“UGC”), from American International Group, Inc., a Delaware corporation (“AIG”), which closed on December 31, 2016. As such, our balance sheet as of December 31, 2016 or any date thereafter reflects the acquisition of UGC while our results of operations for 2016 do not include UGC activity other than the impact of capital raising activity and transaction costs.
Arch Mortgage Insurance Company, United Guaranty Residential Insurance Company and United Guaranty Mortgage Indemnity Company (combined “Arch MI U.S.”) are leading providers of mortgage insurance products and services to the U.S. market and are also approved as eligible mortgage insurers by Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”), each a GSE. In addition, our mortgage operations include the results of Arch Mortgage Insurance Designated Activity Company (formerly Arch Mortgage Insurance Limited and referred to as “Arch MI Europe”), a leading provider of mortgage insurance products and services to the European market. Our market share continues to increase, reflecting continued growth in the bank channel and the impact of RateStar, our risk-based pricing program. RateStar uses a combination of loan characteristics and other risk factors to determine premium rates for each loan.

Our objective is to achieve an average operating return on average equity of 15% or greater over the insurance cycle, as opposed to any one calendar year, which we believe to be an attractive return to our common shareholders given the risks we assume. We continue to look for opportunities to find acceptable books of business to underwrite without sacrificing underwriting discipline and continue to write a portion of our overall book in catastrophe-exposed business, which has the potential to increase the volatility of our operating results.
We monitor our capital adequacy on a regular basis and will seek to adjust our capital base (up or down) according to the needs of our business. The future capital requirements of our business will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. In particular, we require (1) sufficient capital to maintain our financial strength ratings, as issued by several ratings agencies, at a level considered necessary by management to enable our key operating subsidiaries to compete; (2) sufficient capital to enable our underwriting subsidiaries to meet the capital adequacy tests performed by statutory agencies in the U.S. and other key markets; and (3) our non-U.S. operating companies are required to post letters of credit and other forms of collateral that are necessary for them to operate as they are “non-admitted” under U.S. state insurance regulations. Our ability to underwrite is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies.
As part of our capital management program, we may seek to raise additional capital or may seek to return capital to our shareholders through share repurchases, cash dividends or other methods (or a combination of such methods). Any such determination will be at the discretion of our board of directors and will be dependent upon our profits, financial requirements and other factors, including legal restrictions, rating agency requirements and such other factors as our board of directors deems relevant.
Principal Executive Office
Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone number: (441) 278-9250). We maintain a website at http://www.archcapgroup.com. The information contained on our website is not incorporated herein by reference and does not form a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Depositary Shares and the Series F Preferred Shares, see “Description of the Depositary Shares” and “Description of the Series F Preferred Shares” in this prospectus supplement. As used in this section, “we,” “us,” “our,” “the Company” and “ACGL” mean Arch Capital Group Ltd. and do not include its subsidiaries.

Issuer	Arch Capital Group Ltd.
Securities offered
8,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 5.45% Non-Cumulative Preferred Shares, Series F (or “Series F Preferred Shares”), $0.01 par value and $25,000 liquidation preference per share (equivalent to $25 liquidation preference per Depositary Share), of ACGL (9,200,000 Depositary Shares if the underwriters exercise their over-allotment option in full). Each holder of a Depositary Share will be entitled, through the depositary, in proportion to the applicable fraction of a Series F Preferred Share represented by such Depositary Share, to all the rights and preferences of the Series F Preferred Shares represented thereby (including dividend, voting, redemption and liquidation rights). We may from time to time elect to issue additional Depositary Shares representing additional Series F Preferred Shares, and all the additional Depositary Shares would be deemed to form a single series with the Depositary Shares offered hereby.

Dividends
Dividends on the Series F Preferred Shares, when, as and if declared by the board of directors of ACGL or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount from, and including, the original issue date, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at an annual rate of 5.45%. Any such dividends paid on the Series F Preferred Shares will be distributed to holders of the Depositary Shares in the manner described under “Description of the Depositary Shares—Dividends and Other Distributions” in this prospectus supplement. Dividends will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series F Preferred Shares are not cumulative. Accordingly, in the event dividends are not declared on the Series F Preferred Shares and any parity shares for payment on any dividend payment date, then such dividends will not accrue and will not be payable. If the board of directors of ACGL or a duly authorized committee of the board has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Series F Preferred Shares are declared for any future dividend period.

The dividends paid on the Series F Preferred Shares should qualify as “qualified dividend income” if, as is expected, we list the Depositary Shares on NASDAQ. Qualified dividend income received by a non-corporate shareholder is subject to preferential tax rates, rather than the higher rates applicable to ordinary income, provided that certain holding period requirements and other conditions are met. Dividends paid on the Series F Preferred Shares to U.S. corporate shareholders will not be eligible for the dividends-received deduction. There is a risk that dividends, if any, paid prior to the listing of the Depositary Shares on NASDAQ may not constitute qualified dividend income.

See “Certain Income Tax Considerations—Taxation of Shareholders—Distributions” in this prospectus supplement.
Dividend Payment Dates
The last day of March, June, September and December of each year. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day. If declared, the first dividend payment date will be January 2, 2018 (since December 31, 2017 (the last day of the fiscal quarter) is not a business day). Dividends on the Series F Preferred Shares will not be mandatory.

Payment of Additional Amounts
Subject to certain limitations, we will pay additional amounts to holders of the Series F Preferred Shares, as additional dividends, to make up for any deduction or withholding for any taxes or other charges imposed by or on behalf of any relevant “taxing jurisdiction” with respect to the Series F Preferred Shares, so that every net payment, after such withholding or deduction (including any such withholding or deduction from such additional amounts), will be equal to the amount we would otherwise be required to pay had no such withholding or deduction been required. See “Description of the Series F Preferred Shares—Payment of Additional Amounts” in this prospectus supplement.

Optional Redemption
On and after August 17, 2022 (the “Par Call Date”), the Series F Preferred Shares will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000 per Series F Preferred Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption. See “Description of the Series F Preferred Shares—Redemption—On or After Par Call Date” in this prospectus supplement.

At any time prior to the Par Call Date, we may redeem all but not less than all of the Series F Preferred Shares at a redemption price of $26,000 per share (equivalent to $26 per Depositary Share), plus any declared and unpaid dividends, to, but excluding, the date of redemption, if we

•
submit a proposal to our holders of common shares concerning an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or other similar transaction involving us that requires a vote of the holders of our Series F Preferred Shares, voting separately as a single class (alone or with one or more classes or series of preferred shares); or

•
submit any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation), requires a vote of the holders of our Series F Preferred Shares, voting separately as a single class (alone or with one or more classes or series of preferred shares);

provided, in each case, that we have sufficient funds in order to meet the BMA’s enhanced capital requirement (“ECR”) and the BMA (or its successor, if any) approves of the redemption or we replace the capital represented by the Series F Preferred Shares with capital having equal or better capital treatment as the Series F Preferred Shares under the ECR.

See “Description of the Series F Preferred Shares—Redemption—Business Combination Proposal” in this prospectus supplement.

At any time within 90 days following the occurrence of a “capital redemption trigger date” on which we have reasonably determined a “capital disqualification event” has occurred, we will have the option to redeem the Series F Preferred Shares, at any time in whole or in part from time to time, in each case at a redemption price of $25,000 per share (equivalent to $25 per Depositary Share).

See “Description of the Series F Preferred Shares—Redemption—Capital Disqualification Event” in this prospectus supplement.

At any time following a tax event (as defined in “Description of the Series F Preferred Shares—Redemption—Tax Events”), we or any successor company may redeem the Series F Preferred Shares, in whole or in part from time to time, at a redemption price of $25,000 per Series F Preferred Share (equivalent to $25 per Depositary Share) plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends. See “Description of the Series F Preferred Shares—Redemption—Tax Events” in this prospectus supplement.

Our ability to redeem the Series F Preferred Shares as described above may be limited by covenants contained in our credit facilities, by the provisions of other agreements we may enter into and by applicable regulations. See “Description of the Series F Preferred Shares—Certain Restrictions on Payment of Dividends” in this prospectus supplement.

The Series F Preferred Shares will not be subject to any sinking fund or other obligation of ours to redeem, purchase or retire the Series F Preferred Shares.

Certain Restrictions on Payment of Dividends and Redemptions
Under Bermuda law and under the terms of the certificate of designations governing the Series F Preferred Shares, we may not lawfully declare or pay a dividend on the Series F Preferred Shares (even if such dividends have been previously declared) or effect any redemption of Series F Preferred Shares if there are reasonable grounds for believing that (i) we are or, after giving effect to the payment of dividends or redemption of shares (as applicable), would be unable to pay our liabilities as they become due, or (ii) the realizable value of our assets would be less than our liabilities, or (iii) we are or, after giving effect to such payment or redemption (as applicable), would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 of Bermuda and related regulations (the “Insurance Act 1978”), or any successor legislation or then-applicable law. For a discussion of currently applicable regulations, see “Business—Our Company—Regulation” in our 2016 Form 10-K.

Variation or Exchange
In lieu of redemption, at any time following a tax event or a capital disqualification event, we may, without the consent of any holders of the Series F Preferred Shares, vary the terms of, or exchange for new securities, the Series F Preferred Shares to maintain compliance with certain regulations applicable to us. No such variation of terms or securities in exchange shall change certain specified terms of the Series F Preferred Shares. See “Description of the Series F Preferred Shares—Variation or Exchange” in this prospectus supplement.

Ranking	The Series F Preferred Shares:
•
will rank senior to our junior shares with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up. Junior shares includes our common shares, the Series D Preferred Shares issued to AIG in connection with the UGC acquisition and any other class or series of shares that rank junior to the Series F Preferred Shares either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding-up; and

•
will rank at least equally with each other class or series of shares ranking on parity with the Series F Preferred Shares as to dividends and distributions upon any liquidation or dissolution or winding-up of ACGL, which we refer to as parity shares.

In April 2012, we issued $325 million aggregate liquidation preference of our Series C Non-Cumulative Preferred Shares and, in September 2016, we issued $450 million aggregate liquidation preference of our Series E Non-Cumulative Preferred Shares. As of the date of this prospectus supplement, the Series C Non-Cumulative Preferred Shares (that will be redeemed in part using the net proceeds of this offering) and Series E Non-Cumulative Preferred Shares are our only issued and outstanding shares or series of shares that are on parity with the Series F Preferred Shares with respect to the payment of dividends and distribution of assets upon a liquidation, dissolution or winding up of ACGL. We may issue, without limitation, (1) additional Depositary Shares representing additional Series F Preferred Shares that would form part of the same series of Depositary Shares offered in this offering, and (2) additional series of securities that rank equally with or senior to the Series F Preferred Shares” See “Risk Factors—There is no limitation on our issuance of securities that rank equally with or senior to the Series F Preferred Shares.”

During any dividend period, so long as any Series F Preferred Shares remain issued and outstanding, unless the full dividends for the latest completed dividend period on all outstanding Series F Preferred Shares have been declared and paid:

	•	no dividend shall be paid or declared on our common shares or other junior shares, other than a dividend payable solely in junior shares; and
•
no common shares or other junior shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior shares for or into other junior shares, or the exchange or conversion of one junior share for or into another junior share, or (ii) through the use of the proceeds of a substantially contemporaneous sale of junior shares, in each case as permitted by the bye-laws of ACGL in effect on the date of issuance of the Series F Preferred Shares).

For any dividend period in which dividends are not paid in full upon the Series F Preferred Shares and any parity shares, all dividends declared for such dividend period with respect to the Series F Preferred Shares and such parity shares shall be declared on a pro rata basis. See “Description of the Series F Preferred Shares—Dividends” in this prospectus supplement.

Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of ACGL, holders of the Series F Preferred Shares and any parity shares are entitled to receive out of our assets available for distribution to shareholders, before any distribution is made to holders of common shares or other junior shares, a liquidating distribution in the amount of $25,000 per Series F Preferred Share (equivalent to $25 per Depositary Share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series F Preferred Shares and any parity shares and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors. See “Description of the Series F Preferred Shares—Liquidation Rights” in this prospectus supplement.

Voting Rights
Holders of the Series F Preferred Shares will have no voting rights, except with respect to certain fundamental changes in the terms of the Series F Preferred Shares and in the case of certain dividend non-payments or as otherwise required by Bermuda law or the bye-laws of ACGL. See “Description of the Series F Preferred Shares—Voting Rights” in this prospectus supplement.

Maturity
Neither the Depositary Shares nor the Series F Preferred Shares represented thereby have any maturity date, and we are not required to redeem the Series F Preferred Shares. Holders of the Series F Preferred Shares will have no right to have the Series F Preferred Shares redeemed. Accordingly, the Series F Preferred Shares, and, in turn, the Depositary Shares will remain outstanding indefinitely, unless and until we decide to redeem them.

Preemptive Rights	Holders of the Series F Preferred Shares and, in turn, the Depositary Shares will have no preemptive rights.
Listing
We have applied to list the Depositary Shares on NASDAQ under the symbol “ACGLO.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Depositary Shares.

Use of Proceeds
We expect to receive approximately $192.8 million in net proceeds from the sale of the Depositary Shares in this offering (or $221.9 million in net proceeds if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering to redeem in part our outstanding Series C Non-Cumulative Preferred Shares. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest
As described in “Use of Proceeds,” we intend to use the net proceeds of this offering to redeem in part our Series C Non-Cumulative Preferred Shares. Certain of the underwriters (or their affiliates or associated persons) are holders of the Series C Non-Cumulative Preferred Shares and would receive a portion of the proceeds from this offering as a result of the redemption of the Series C Non-Cumulative Preferred Shares. If any one underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds as a result of the redemption of the Series C Non-Cumulative Preferred Shares, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A qualified independent underwriter (“QIU”) is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C). See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Risk Factors
You should consider carefully all of the information set forth, referred to or incorporated in this prospectus supplement and, in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors” for an explanation of certain risks related to purchasing the Depositary Shares.

Form of Depositary Shares
The Depositary Shares will be represented by one or more global securities registered in the name of The Depository Trust Company or its nominee. This means that holders will not receive a certificate for their Depositary Shares, and the Depositary Shares will not be registered in their names. Ownership interests in the Depositary Shares will be shown on, and transfers of the Depositary Shares will be effected only through, records maintained by participants in The Depository Trust Company. The Depository Trust Company and the dividend disbursing agent for the Depositary Shares will be responsible for dividend payments to you.

Dividend Disbursing Agent and Redemption Agent	American Stock Transfer & Trust Company.
Depositary	American Stock Transfer & Trust Company.
Transfer Agent	American Stock Transfer & Trust Company.

Summary Historical Condensed Financial Information
The table below shows our summary consolidated historical condensed financial information at the dates and for the periods indicated. Our summary historical financial information as of and for the years ended December 31, 2016, 2015 and 2014 has been derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public auditing firm, and are incorporated by reference herein. Our summary historical financial information as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 is derived from our unaudited consolidated financial statements for such periods, and is incorporated by reference herein. See “Where You Can Find Additional Information” in this prospectus supplement.

	Historical
	June 30,	December 31,
	2017	2016	2015	2014
(U.S. dollars in thousands, except share data)	(unaudited)
Balance Sheet Data:
Total investments	$20,699,152	$19,719,651	$15,842,941	$15,320,770
Premiums receivable	1,314,564	1,072,435	983,443	948,695
Reinsurance recoverable on unpaid and paid losses and LAE	2,155,107	2,114,138	1,867,373	1,812,845
Goodwill and intangible assets	712,975	781,553	97,531	109,539
Total assets	30,862,639	29,372,109	23,138,931	21,967,742
Reserves for losses and LAE	10,520,511	10,200,960	9,125,250	9,036,448
Unearned premiums	3,679,651	3,406,870	2,333,932	2,231,578
Senior notes	1,732,570	1,732,258	791,306	791,141
Revolving credit agreement borrowings	686,452	756,650	530,434	100,000
Total liabilities	20,880,560	20,060,984	16,028,376	14,887,435
Common shareholders’ equity available to Arch	8,126,332	7,481,163	5,841,542	5,766,714
Preferred shareholders’ equity available to Arch	772,555	772,555	325,000	325,000
Total shareholders’ equity available to Arch	8,898,887	8,253,718	6,166,542	6,091,714
Common shares and common share equivalents outstanding, net of treasury shares (1)	136,354,159	135,550,337	122,627,783	127,367,934

	Historical
	Six Months Ended June 30,		Years Ended December 31,
	2017	2016	2016	2015	2014
(U.S. dollars in thousands, except share data)	(unaudited)	(unaudited)
Statement of Income Data:
Net premiums written	$2,524,955	$2,144,798	$4,031,391	$3,817,531	$3,891,938
Total revenues	2,726,713	2,277,828	4,463,556	3,936,590	3,988,873
Losses and loss adjustment expenses	1,242,430	1,107,541	2,185,599	2,050,903	1,919,250
Underwriting related expenses	717,425	647,977	1,311,058	1,288,992	1,213,542
Interest expense	57,425	31,770	66,252	45,874	45,634
Total expenses	2,191,013	1,822,403	3,608,004	3,369,396	3,144,626
Income before income taxes	535,700	455,425	855,552	567,194	844,247
Net income	473,134	424,984	824,178	526,582	821,260
Preferred dividends	(22,567)	(10,969)	(28,070)	(21,938)	(21,938)
Net income available to common shareholders	415,727	354,884	664,668	515,800	812,417
Weighted average common shares and common share equivalents outstanding—diluted (1)	139,140,632	124,425,126	124,717,493	126,038,743	134,922,322
Diluted net income per share	$2.99	$2.85	$5.33	$4.09	$6.02

(1)	Reflects common share equivalents related to the full conversion of all Series D Convertible Preferred Shares that were issued to AIG in connection with our acquisition of UGC.

RISK FACTORS
An investment in the Depositary Shares involves risks. Before making an investment decision, you should carefully consider the risks described in this prospectus supplement below and under “Cautionary Note Regarding Forward-Looking Statements,” and the risks described in our 2016 Form 10-K, together with all of the other information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to such risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
Risks Relating to Our Industry
We operate in a highly competitive environment, and we may not be able to compete successfully in our industry.
The insurance and reinsurance industry is highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, many of which have greater financial, marketing and management resources than we do, as well as other potential providers of capital willing to assume insurance and/or reinsurance risk. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In addition, continued consolidation within the insurance and reinsurance industry will further enhance the already competitive underwriting environment. These consolidated entities may use their enhanced market power and broader capital base to negotiate price reductions for products and services that compete with ours, and we may experience rate declines and possibly write less business. In our insurance business, we compete with insurers that provide specialty property and casualty lines of insurance, including subsidiaries of Alleghany Corporation, Allied World Assurance Company, Ltd., American Financial Group, Inc., American International Group, Inc., AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Limited, CNA Financial Corp, The Hartford Financial Services Group, Inc., Ironshore Inc., Liberty Mutual Insurance, Lloyd’s, Markel Insurance Company, RLI Corp., Sompo International, Tokio Marine HCC, The Travelers Companies, W.R. Berkley Corp., XL Group Ltd and Zurich Insurance Group. In our reinsurance business, we compete with reinsurers that provide property and casualty lines of reinsurance, including subsidiaries of Alleghany Corporation, Argo International Holdings, Ltd., AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Limited, Everest Re Group Ltd., Hannover Rückversicherung AG, Lloyd’s, Markel Global Reinsurance, Munich Re Group, PartnerRe Ltd., RenaissanceRe Holdings Ltd., SCOR Global P&C, SCOR Global Life, Sompo International, Swiss Reinsurance Company, Third Point Reinsurance Ltd., Validus Holdings Ltd. and XL Group Ltd. We believe that we do not have a significant market share in any of our property and casualty markets.
Financial institutions and other capital markets participants also offer alternative products and services similar to our own or alternative products that compete with insurance and reinsurance products, such as insurance/risk-linked securities, catastrophe bonds and derivatives. In recent years, capital market participants have been increasingly active in the reinsurance market and markets for related risks. Certain of the new companies entering the insurance and reinsurance markets are pursuing more aggressive investment strategies than do we and other traditional reinsurers, which may result in further downward pressure on premium rates. In this regard, in March 2014, we and HPS Investment Partners, LLC (formerly Highbridge Principal Strategies, LLC) (“HPS”) co-sponsored Watford Re, whose strategy is to combine a diversified reinsurance and insurance business with a disciplined investment strategy primarily consisting of non-investment grade credit assets. In addition, in January 2017, we and Kelso & Company (“Kelso”) co-sponsored Premia Re, whose strategy is to reinsure or acquire companies or reserve portfolios in the non-life property and casualty insurance and reinsurance run-off market. If the investment and/or insurance underwriting strategies on such initiatives are not successful, we may be exposed to a risk of loss on our investment and in respect of any reinsurance cessions. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate.
Our competitive position is based on many factors, including our perceived overall financial strength, ratings assigned by independent rating agencies, geographic scope of business, client and broker relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), appropriate and timely claim payments, reputation, experience and qualifications of employees and local presence. We may not be successful in competing with others on any of these bases, and the intensity of competition in our industry may erode profitability and result in less favorable policy terms and conditions for insurance and reinsurance companies generally, including us.

In our U.S. mortgage business, we compete with five active U.S. mortgage insurers, which include the mortgage insurance subsidiaries of Essent Group Ltd., Genworth Financial Inc., MGIC Investment Corporation, NMI Holdings Inc. and Radian Group Inc. We believe that we have a significant market share in the mortgage insurance market. The level of competition within the private mortgage insurance industry has been intense and is not expected to diminish. In response to competitive pressures, among other factors, we reduced certain premium rates in 2015. In addition to pricing, we compete with other private mortgage insurers on the basis of underwriting guidelines, loss mitigation practices, financial strength, reputation, customer relationships, technology, service and other factors. One or more private mortgage insurers may seek increased market share by reducing pricing, or loosening their underwriting guidelines or practices, which could adversely affect our mortgage insurance operations. Competition within the private mortgage insurance industry could result in the loss of customers, lower premiums, riskier credit guidelines and other changes that could lower our revenues or increase our expenses.
The mortgage insurance industry’s business has been limited as a result of competition with the Federal Housing Administration (“FHA”), which substantially increased its market share beginning in 2008. In January 2015, FHA reduced the annual mortgage insurance premium it charges from 1.35% of the loan amount to 0.85%. This premium reduction made private mortgage insurance less competitive with the FHA for borrowers with certain credit characteristics. In January 2017, FHA announced another premium reduction that would impact most borrowers. However, the new HUD commissioner indefinitely suspended this reduction pending further analysis. Further reductions will make private mortgage insurers less competitive with respect to certain borrowers. Other factors that could cause FHA to maintain or increase its share of the mortgage insurance market include: a further reduction in the premiums charged, or a shortening of the duration for which premiums are charged, for government mortgage insurance or a loosening of underwriting guidelines; imposition of additional loan level fees by the GSEs, Fannie Mae and Freddie Mac, on loans that require mortgage insurance; increases in GSE guaranty fees and the difference in the spread between Fannie Mae residential mortgage-backed securities (“RMBS”) and Ginnie Mae RMBS; and the implementation of new regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Basel III Rules (as defined herein).
If the FHA or other government-sponsored mortgage insurance programs maintain or increase their share of the mortgage insurance market, our mortgage insurance business could be adversely affected. In addition to FHA and other federal mortgage insurance programs, lenders and investors may select other alternatives to private mortgage insurance, including: state-supported mortgage insurance funds in several states; lenders and other investors holding mortgages in portfolio and self-insuring; investors using credit enhancements other than mortgage insurance, using other credit enhancements in conjunction with reduced levels of mortgage insurance coverage, or accepting credit risk without credit enhancement; and lenders originating mortgages using “piggy-back” structures to avoid mortgage insurance, such as a first mortgage with an 80% loan-to-value and a second mortgage with a 10%, 15% or 20% loan-to-value (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value that has mortgage insurance.
Arch MI U.S. and other private mortgage insurers increasingly compete with well capitalized multiline reinsurers and capital markets alternatives to private mortgage insurance. In 2016, the GSEs expanded their respective mortgage credit risk transfer programs, which led to increased opportunities for multiline property/casualty reinsurers (including, among others, PartnerRe Ltd., Transatlantic Reinsurance Company, Everest Re Group Ltd. and RenaissanceRe Holdings Ltd.) and capital markets participants. Certain primary mortgage insurers use reinsurance as a form of capital relief. This has attracted additional reinsurers into the market and we are seeing increased competition as a result.
For other U.S. risk sharing products and non-U.S. mortgage insurance opportunities, we have also seen increased competition from well capitalized and highly rated multiline reinsurers. It is our expectation that the depth and capacity of competitors from this segment will continue to increase over the next several years as more credit risk is borne by private capital.
Any alternatives to private mortgage insurance that develop could adversely affect our operations. Any failure by us to effectively compete within and outside the mortgage insurance industry could adversely affect our financial condition and results of operations.

The insurance and reinsurance industry is highly cyclical, and we expect to continue to experience periods characterized by excess underwriting capacity and unfavorable premium rates.
Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, changes in equity, debt and other investment markets, changes in legislation, case law and prevailing concepts of liability and other factors. In particular, demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The supply of insurance and reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the insurance and reinsurance industry on both underwriting and investment sides. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels and changes in terms and conditions. The supply of insurance and reinsurance has increased over the past several years and may increase further, either as a result of capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers. Continued increases in the supply of insurance and reinsurance may have consequences for us, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention, and less favorable policy terms and conditions.
Claims for catastrophic events could cause large losses and substantial volatility in our results of operations and could have a material adverse effect on our financial position and results of operations. As a result, the value of our securities, including our common shares and preferred shares, may fluctuate widely.
We have large aggregate exposures to natural and man-made catastrophic events. Catastrophes can be caused by various events, including hurricanes, floods, tsunamis, windstorms, earthquakes, hailstorms, tornadoes, explosions, severe winter weather, fires, droughts and other natural disasters. Catastrophes can also cause losses in non-property business such as workers’ compensation or general liability. In addition to the nature of the property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration tend to generally increase the size of losses from catastrophic events over time. Actual losses from future catastrophic events may vary materially from estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the potential inaccuracies and inadequacies in the data provided by clients, brokers and ceding companies, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues.
In addition, over the past several years, changing weather patterns and climatic conditions, such as global warming, have added to the unpredictability and frequency of natural disasters in certain parts of the world and created additional uncertainty as to future trends and exposures. Although the loss experience of catastrophe insurers and reinsurers has historically been characterized as low frequency, there is a growing consensus today that climate change increases the frequency and severity of extreme weather events and, in recent years, the frequency of major catastrophes appears to have increased. Claims for catastrophic events, or an unusual frequency of smaller losses in a particular period, could expose us to large losses and cause substantial volatility in our results of operations, which could have a material adverse effect on our ability to write new business and cause the value of our securities, including our common shares and preferred shares, to fluctuate widely.
We could face unanticipated losses from war, terrorism and political instability, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.
We have substantial exposure to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable. It is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. In certain instances, we specifically insure and reinsure risks resulting from acts of terrorism. Even in cases where we attempt to exclude losses from terrorism and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, there can be no assurance that a court or arbitration panel will not limit enforceability of policy language or otherwise issue a ruling adverse to us. Accordingly, while we believe our reinsurance programs, together with the coverage provided under the Terrorism Risk Insurance Act of 2002, as amended under the Terrorism Risk Insurance Extension Act of 2005 and the Terrorism Risk Insurance Program Reauthorization Act of 2007, and amended and extended again by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”), are sufficient to reasonably limit our net losses relating to potential future terrorist attacks, we can offer no assurance that our available capital will be adequate to cover losses when they materialize. To the extent that an act of terrorism is certified by the Secretary of the Treasury and aggregate industry insured losses resulting from the act of terrorism exceeds the prescribed program trigger, our U.S. insurance operations may be covered under TRIPRA for up to 83% for 2017, 82% for 2018, 81% for 2019 and 80% for 2020, in each case subject to a mandatory deductible of 20% of our prior year’s direct earned premium for covered property and liability coverages. The program trigger for calendar year 2017 is $140 million and will increase by $20 million per year until it becomes $200 million in 2020. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. It is not possible to completely eliminate our exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.
The insurance and reinsurance industry is subject to regulatory and legislative initiatives or proposals from time to time which could adversely affect our business.
From time to time, various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. Among the proposals that are at present being considered are the possible introduction of global regulatory standards for the amount of capital that insurance groups must maintain across the group.
The extreme turmoil in the financial markets has increased the likelihood of changes in the way the financial services industry is regulated. Governmental authorities in the U.S. and worldwide have become increasingly interested in potential risks posed by the insurance industry as a whole, and to commercial and financial systems in general. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, there may be increased regulatory intervention in our industry in the future. For example, the U.S. federal government has increased its scrutiny of the insurance regulatory framework in recent years, and some state legislators have considered or enacted laws that will alter and likely increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners (“NAIC”), which is an association of the insurance commissioners of all 50 states and the District of Columbia, regularly reexamines existing laws and regulations. There are also a variety of proposals being considered by various state legislatures.
A new European solvency framework and prudential regime for insurers and reinsurers, under the Solvency II Directive 2009/138/EC (“Solvency II”), took effect in full on January 1, 2016. Solvency II imposes economic risk-based solvency requirements across all member states (“Member State”) of the European Union (“EU”) and consists of three pillars: Pillar I—quantitative capital requirements, based on a valuation of the entire balance sheet; Pillar II—qualitative regulatory review, which includes governance, internal controls, enterprise risk management and supervisory review process; and Pillar III—market discipline, which is accomplished through reporting of the insurer’s financial condition to regulators and the public. Solvency II is supplemented by European Commission Delegated Regulation (EU) 2015/35 (the “Delegated Regulation”), other European Commission “delegated acts” and binding technical standards, and guidelines issued by European Insurance and Occupational Pensions Authority. The Delegated Regulation sets out more detailed requirements for individual insurance and reinsurance undertakings, as well as for groups, based on the overarching provisions of Solvency II, which together make up the core of the single prudential rulebook for insurance and reinsurance undertakings in the EU. Solvency II imposes significant requirements for our EU-based regulated companies which require substantial documentation and implementation effort.
The Bermuda Monetary Authority has also implemented and imposed additional requirements on the individual companies it regulates, such as Arch Re Bermuda, and over the entire Arch group of insurance companies (the “Arch Group”) pursuant to its powers as group supervisor, driven, in large part, by Solvency II. The European Commission has adopted a decision concluding that Bermuda meets the full equivalence criteria under Solvency II, which decision applies from January 1, 2016.
The U.S. mortgage insurance industry is subject to substantial federal and state regulation, which has increased in recent years. The U.S. mortgage insurance industry is also subject to increased federal and state regulatory scrutiny (including by state insurance regulatory authorities), which could generate new regulations, regulatory actions or investigations. Failure to comply with federal and state regulations promulgated by federal consumer protection authorities and state insurance regulatory authorities could lead to enforcement or disciplinary action, including the imposition of penalties and the revocation of our authorization to operate.

Underwriting risks and reserving for losses are based on probabilities and related modeling, which are subject to inherent uncertainties.
Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. We establish reserves for losses and loss adjustment expenses which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of losses incurred. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist in the establishment of loss reserves. Most or all of these factors are not directly quantifiable, particularly on a prospective basis, and the effects of these and unforeseen factors could negatively impact our ability to accurately assess the risks of the policies that we write. Changes in the assumptions used by these models or by management could lead to an increase in our estimate of ultimate losses in the future. In addition, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer and additional lags between the time of reporting and final settlement of claims. Unfavorable development in any of these factors could cause the level of reserves to be inadequate. In addition, the estimation of loss reserves is also more difficult during times of adverse economic and market conditions due to unexpected changes in behavior of claimants and policyholders, including an increase in fraudulent reporting of exposures and/or losses, reduced maintenance of insured properties or increased frequency of small claims. Changes in the level of inflation also result in an increased level of uncertainty in our estimation of loss reserves. As a result, actual losses and loss adjustment expenses paid will deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.
If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency becomes known. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.
As of June 30, 2017, our consolidated reserves for unpaid losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, were approximately $8.40 billion. Such reserves were established in accordance with applicable insurance laws and U.S. generally accepted accounting principles (“U.S. GAAP”). Loss reserves are inherently subject to uncertainty. In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to us through June 30, 2017.
In accordance with mortgage insurance industry practice, we establish loss reserves only for loans in our existing default inventory. Because our mortgage insurance reserving process does not take account of the impact of future losses from loans that are not in default, mortgage insurance loss reserves are not intended to be an estimate of total future losses. Our expectation of total future losses under our mortgage insurance policies in force at any period end is not reflected in our financial statements. In addition to establishing loss reserves for loans in default, under U.S. GAAP, we are required to establish a premium deficiency reserve for our mortgage insurance products if the amount of expected future losses for a particular product and maintenance costs for such product exceeds expected future premiums, existing reserves and the anticipated investment income. We evaluate whether a premium deficiency exists quarterly. There can be no assurance that premium deficiency reserves will not be required in future periods. If this were to occur, our results of operations and financial condition could be adversely affected.
The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations.
We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we may seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one or series of events. In our insurance operations, we seek to limit our exposure through the purchase of reinsurance. We cannot be certain that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend, as it is possible that a court or regulatory authority could nullify or void an exclusion or limitation, or legislation could be enacted modifying or barring the use of these exclusions and limitations. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, or the protections set forth in our policies could be voided, which, in either case, could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders’ equity.
For our natural catastrophe exposed business, we seek to limit the amount of exposure we will assume from any one insured or reinsured and the amount of the exposure to catastrophe losses from a single event in any geographic zone. We monitor our exposure to catastrophic events, including earthquake and wind, and periodically reevaluate the estimated probable maximum pre-tax loss for such exposures. Our estimated probable maximum pre-tax loss is determined through the use of modeling techniques, but such estimate does not represent our total potential loss for such exposures. Our models employ both proprietary and vendor-based systems and include cross-line correlations for property, marine, offshore energy, aviation, workers compensation and personal accident. We seek to limit the probable maximum pre-tax loss to a specific level for severe catastrophic events. Currently, we seek to limit our 1-in-250 year return period net probable maximum loss from a severe catastrophic event in any geographic zone to approximately 25% of total shareholders’ equity. We reserve the right to change this threshold at any time. Net probable maximum loss estimates are net of expected reinsurance recoveries, before income tax and before excess reinsurance reinstatement premiums. Loss estimates are reflective of the zone indicated and not the entire portfolio. Since hurricanes and windstorms can affect more than one zone and make multiple landfalls, our loss estimates include clash estimates from other zones. Our loss estimates do not represent our maximum exposures and it is highly likely that our actual incurred losses would vary materially from the modeled estimates. There can be no assurances that we will not suffer pre-tax losses greater than 25% of our total shareholders’ equity from one or more catastrophic events due to several factors, including the inherent uncertainties in estimating the frequency and severity of such events and the margin of error in making such determinations resulting from potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques or as a result of a decision to change the percentage of shareholders’ equity exposed to a single catastrophic event. Catastrophe modeling utilizes a mix of historical data, scientific theory and mathematical methods. We believe that there is considerable uncertainty in the data and parameter inputs for insurance industry catastrophe models. In that regard, there is no universal standard in the preparation of insured data for use in the models and the running of modeling software. In our view, the accuracy of the models depends heavily on the availability of detailed insured loss data from actual recent large catastrophes. Due to the limited number of events, there is significant potential for substantial differences between the modeled loss estimate and actual company experience for a single large catastrophic event. This potential difference could be even greater for perils with less modeled annual frequency, such as a U.S. earthquake, or less modeled annual severity, such as European windstorm. We are also reliant upon third-party estimates of industry insured exposures, and there is significant variation possible around the relationship between our loss and that of the industry following a catastrophic event. In addition, actual losses may increase if our reinsurers fail to meet their obligations to us or the reinsurance protections purchased by us are exhausted or are otherwise unavailable. See “Risk Factors—Risks Relating to Our Industry” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Natural and Man-Made Catastrophic Events” in our 2016 Form 10-K. Depending on business opportunities and the mix of business that may comprise our insurance and reinsurance portfolio, we may seek to adjust our self-imposed limitations on probable maximum pre-tax loss for catastrophe exposed business.
Adverse developments in the financial markets could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital; our policyholders, reinsurers and retrocessionaires may also be affected by such developments, which could adversely affect their ability to meet their obligations to us.
Adverse developments in the financial markets, such as disruptions, uncertainty or volatility in the capital and credit markets, may result in realized and unrealized capital losses that could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital required to operate our business. Depending on market conditions, we could incur additional realized and unrealized losses on our investment portfolio in future periods, which could have a material adverse effect on our results of operations, financial condition and business. Economic conditions could also have a material impact on the frequency and severity of claims and therefore could negatively impact our underwriting returns. In addition, our policyholders, reinsurers and retrocessionaires may be affected by developments in the financial markets, which could adversely affect their ability to meet their obligations to us. The volatility in the financial markets could continue to significantly affect our investment returns, reported results and shareholders’ equity.
Market developments and government actions regarding the sovereign debt crisis in Europe, particularly in Portugal, Ireland, Italy, Greece and Spain, could have a material adverse effect on our business, financial condition, results of operations and liquidity. In addition, recent developments relating to the United Kingdom’s referendum vote in favor of leaving the European Union could adversely affect us.
The global recession and disruption of the financial markets has led to concerns over access to capital markets and the solvency of EU Member States, including Portugal, Ireland, Italy, Greece and Spain and of financial institutions that have significant direct or indirect exposure to debt issued by, or the economies of, these countries. As of June 30, 2017, our investment portfolio does not contain significant investments in government bonds issued by Portugal, Ireland, Italy, Greece and Spain or in financial institutions that have significant direct or indirect exposure to debt issued by, or the economies of, those countries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Financial Condition—Investable Assets” in our 2017 Second Quarter Form 10-Q. The continued uncertainty over the outcome of international financial support programs and the possibility that EU Member States may experience similar financial troubles could further disrupt global markets. Rating agency downgrades on certain European sovereign debt, as well as downgrades on certain European financial institutions, and growing concern of the potential default of government issuers or of a possible withdrawal by one or more EU Member States from the Eurozone and/or a break-up of the EU has further contributed to this uncertainty.
The United Kingdom’s referendum vote in favor of leaving the EU could adversely affect us.
At a referendum in June 2016, a majority of voting U.K. citizens voted in favor of the U.K. leaving the EU (“Brexit”). The U.K. government has invoked Article 50 of the Treaty on European Union (“Article 50”) to withdraw from the EU. There is a significant degree of uncertainty regarding how negotiations relating to the U.K.’s withdrawal and its future relationship with the EU will be conducted, as well as the potential consequences of and precise time-frame for such withdrawal and negotiations of its future relationship with the EU and any transitional measures that may apply. It is expected that the U.K.’s withdrawal from the EU will take place within two years of the U.K. government invoking Article 50. During this period and beyond, the impact of the U.K.’s withdrawal on the U.K. and European economies and the broader global economy could be significant, resulting in negative consequences, such as increased volatility and illiquidity, and potentially lower economic growth in various markets in the U.K., Europe and globally and could continue to contribute to instability in global financial and foreign exchange markets. Brexit could also have the effect of disrupting the free movement of goods, services and people between the U.K. and the EU. We anticipate that Brexit may disrupt our U.K. domiciled entities, including our Lloyd’s syndicate, and their ability to “passport” within the EU. Similarly, Brexit may disrupt the ability of our EU domiciled entities to access the U.K. markets. The full effects of Brexit are uncertain and will depend on any agreements the U.K. may make to retain access to EU markets.
The negative impact of these events on economic conditions and global markets could have an adverse effect on our business, financial condition and liquidity. For example, this crisis may cause the value of the European currencies, including the Euro and the British Pound Sterling, to further depreciate against the U.S. Dollar, which in turn could materially adversely impact assets denominated in such currencies held in our investment portfolio or results of our European book of business. In addition, the applicable legal framework and the terms of our Euro-denominated insurance policies and reinsurance agreements generally do not address withdrawal by a member state from the Eurozone or a break-up of the EU, which could create uncertainty in our payment obligations and rights under those policies and agreements in the event that such a withdrawal or break-up does occur.
Additionally, a contagion effect of a possible default of one or more EU Member States and/or their withdrawal from the Eurozone, or the failure of financial institutions, on the global economy, including other EU Member States and our counterparties located in those countries, or a break-up of the EU could have a material adverse effect on our business, financial condition, results of operations and liquidity. As a result of Brexit, other European countries may seek to conduct referenda with respect to their continuing membership with the EU. Given these possibilities and others we may not anticipate, as well as the lack of comparable precedent, the full extent to which our business, results of operations and financial condition could be adversely affected by Brexit is uncertain.

The risk associated with underwriting treaty reinsurance business could adversely affect us.
Like other reinsurers, our reinsurance group does not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.
While reinsurance and retrocessional coverage will be used to limit our exposure to risks, the availability of such arrangements may be limited, and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.
For the purposes of managing risk, we use reinsurance and also may use retrocessional arrangements. In the normal course of business, our insurance and mortgage insurance subsidiaries cede a portion of their premiums through pro rata, excess of loss and facultative reinsurance agreements. Our reinsurance subsidiaries purchase a limited amount of retrocessional coverage as part of their aggregate risk management program. In addition, our reinsurance subsidiaries participate in “common account” retrocessional arrangements for certain pro rata treaties. Such arrangements reduce the effect of individual or aggregate losses to all companies participating on such treaties, including the reinsurers, such as our reinsurance subsidiaries, and the ceding company. The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. As a result of such market conditions and other factors, we may not be able to successfully mitigate risk through reinsurance and retrocessional arrangements.
Further, we are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. We monitor the financial condition of our reinsurers and attempt to place coverages only with carriers we view as substantial and financially sound. Although we have not experienced any material credit losses to date, an inability of our reinsurers or retrocessionaires to meet their obligations to us could have a material adverse effect on our financial condition and results of operations. Our losses for a given event or occurrence may increase if our reinsurers or retrocessionaires dispute or fail to meet their obligations to us or the reinsurance or retrocessional protections purchased by us are exhausted or are otherwise unavailable for any reason. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations.
Our reliance on brokers subjects us to their credit risk.
In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts to the clients that have purchased insurance or reinsurance from us. In some jurisdictions, if a broker fails to make such payment, we may remain liable to the insured or ceding insurer for the deficiency. Likewise, in certain jurisdictions, when the insured or ceding company pays the premiums for these contracts to brokers for payment to us, these premiums are considered to have been paid and the insured or ceding company will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with our brokers. To date, we have not experienced any losses related to this credit risk.
Unexpected political legislative or judicial developments related to coverage may adversely affect us.
The effects of emerging claims and coverage issues are uncertain. The insurance industry is also affected by political, judicial and legal developments that have in the past resulted in new or expanded theories of liability. These or other changes could impose new financial obligations on us by extending coverage beyond our underwriting intent or otherwise require us to make unplanned modifications to the products and services that we provide, or cause the delay or cancellation of products and services that we provide. In some instances, these changes may not become apparent until sometime after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. The effects of unforeseen developments or substantial government intervention could adversely impact our ability to achieve our goals.

The insurance businesses in which we operate may be subject to periodic negative publicity, which may negatively impact our financial results.
Our products and services are ultimately distributed to individual and business customers. From time to time, consumer advocacy groups or the media may focus attention on insurance products and services, thereby subjecting the industry to periodic negative publicity. We also may be negatively impacted if competitors in one or more of our markets engage in practices resulting in increased public attention to our business. These factors may further increase our costs of doing business and adversely affect our profitability by impeding our ability to market our products and services, requiring us to change our products or services or by increasing the regulatory burdens under which we operate.
Changes in current accounting practices and future pronouncements may materially impact our reported financial results.
Developments in accounting practices may require considerable additional expense to comply with, particularly if we are required to prepare information relating to prior periods for comparable purposes or to apply the new requirements retroactively. The impact of changes in current accounting practices and future pronouncements cannot be predicted, but may affect the results of our operations, including among other things, the calculation of net income.
Risks Relating to Our Company
The UGC acquisition, as well as any future acquisitions, growth of our operations through the addition of new lines of insurance or reinsurance business through our existing subsidiaries or through the formation of new subsidiaries, expansion into new geographic regions and/or joint ventures or partnerships may expose us to risks.
We may in the future make acquisitions either of other companies or selected blocks of business, expand our business lines or enter into joint ventures. The UGC acquisition, as well as any future acquisitions, may expose us to challenges and risks, including: integrating financial and operational reporting systems and establishing satisfactory budgetary and other financial controls; funding increased capital needs, overhead expenses or cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties; obtaining management personnel required for expanded operations; obtaining necessary regulatory permissions; the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected; the assets and liabilities we may acquire may be subject to foreign currency exchange rate fluctuation; and financial exposures in the event that the sellers of the entities we acquire are unable or unwilling to meet their indemnification, reinsurance and other obligations to us.
Our failure to manage successfully these operational challenges and risks may impact our results of operations. In addition, if the reserves established by us, as they relate to any acquired book of business, prove to be inadequate, then subject to whatever recourse we may have against the seller or reinsurers, we may be responsible for adverse developments in such reserves.
We may fail to realize the growth prospects and other benefits anticipated as a result of the UGC acquisition.
The success of the UGC acquisition will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects from acquiring UGC. We may never realize these business opportunities and growth prospects. Integrating UGC will require significant efforts and expenditures. Our management might have its attention diverted while trying to integrate operations and corporate and administrative infrastructures and the cost of integration may exceed our expectations. We may also be required to make unanticipated capital expenditures or investments in order to maintain, improve or sustain the acquired operations or take write-offs or impairment charges and may be subject to unanticipated or unknown liabilities relating to UGC. We might experience increased competition that limits our ability to expand our business, and we might not be able to capitalize on expected business opportunities. It is possible that, we may determine to reduce certain types of businesses that UGC currently writes, which may result in lower revenues for us in the future. If any of these factors limit our ability to integrate UGC successfully or on a timely basis, the expectations of our future results of operations might not be met.
It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to achieve the anticipated benefits of the UGC acquisition and could harm our financial performance.
The UGC acquisition may expose us to unknown liabilities.
Because we acquired all the outstanding equity interests of UGC, our acquisition will generally be subject to all of UGC’s liabilities. If there are unknown liabilities or other obligations, including contingent liabilities, our business could be materially affected. We may learn additional information about UGC that adversely affects us, such as unknown liabilities, issues that could affect our ability to comply with the Sarbanes-Oxley Act or issues that could affect our ability to comply with other applicable laws.
The ultimate performance of the Arch MI U.S. mortgage insurance portfolio remains uncertain.
Arch MI U.S. had risk in force of approximately $62.4 billion, before external reinsurance, as of June 30, 2017, including $6.7 billion of risk in force originated in 2008 and prior. The presence of multiple higher-risk characteristics in a loan materially increases the likelihood of a claim on such a loan unless there are other characteristics to mitigate the risk. The mix of business in our insured loan portfolio may affect losses and remain uncertain.
The frequency and severity of claims we incur will be uncertain and will depend largely on general economic factors outside of our control, including, among others, changes in unemployment, home prices and interest rates in the U.S. Deteriorating economic conditions in the U.S. could adversely affect the performance of our acquired U.S. mortgage insurance portfolio and could adversely affect our results of operations and financial condition.
Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums charged on the acquired UGC insured loan portfolio, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers.
We have incurred, and may continue to incur, acquisition-related integration costs in connection with the UGC acquisition which may be significant.
We are integrating UGC with our existing mortgage operations. Although we anticipate achieving synergies in connection with the UGC acquisition, we also expect to incur costs to implement such cost savings measures. We cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. The significant transaction costs and acquisition-related integration costs could materially adversely affect our results of operations in the period in which such charges are recorded or our cash flow in the period in which any related costs are actually paid. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of UGC, will offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all. We have identified some, but not all, of the actions necessary to achieve our anticipated cost and operational savings. Accordingly, the cost and operational savings may not be achievable in our anticipated amount or time frame or at all. Investors should not place undue reliance on the anticipated benefits of the UGC acquisition in making their investment decision.
The preparation of our financial statements requires us to make many estimates and judgments.
The preparation of consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance, reinsurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We employ a number of different reserving methods depending on the segment, the line of business, the availability of historical loss experience and the stability of that loss experience. Over time, we have given additional weight to our historical loss experience in our reserving process due to the continuing maturation of our reserves, and the increased availability and credibility of the historical experience. Actual claims and claim expenses paid may, and likely will, deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.
A downgrade in our financial strength ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.
Third-party rating agencies, such as A.M. Best, assess and rate the financial strength of insurers and reinsurers based upon criteria established by the rating agencies, which criteria are subject to change. Ratings are an important factor in establishing the competitive position of insurance and reinsurance companies. Insureds, ceding insurers, brokers and reinsurance intermediaries use these ratings as one measure by which to assess the financial strength and quality of insurers and reinsurers. These ratings are often an important factor in the decision by an insured, ceding insurer, broker or intermediary of whether to place business with a particular insurance or reinsurance provider.
The financial strength ratings of our operating insurance and reinsurance subsidiaries are subject to periodic review as rating agencies evaluate us to confirm that we continue to meet their criteria for ratings assigned to us by them. Such ratings may be revised downward or revoked at the sole discretion of such ratings agencies in response to a variety of factors, including a minimum capital adequacy ratio, management, earnings, capitalization and risk profile. Following the closing of the UGC acquisition, all four of the major ratings agencies commented on the financial implications on ACGL. See “Business—Investments, Ratings, Competition, Enterprise Risk Management—Ratings” in our 2016 Form 10-K. We can offer no assurances that our ratings will remain at their current levels or that any of our ratings which are under review or watch by ratings agencies will remain unchanged.
A ratings downgrade or the potential for such a downgrade, or failure to obtain a necessary rating, could adversely affect our relationships with agents, brokers, wholesalers, intermediaries, clients and other distributors of our existing products and services, as well as new sales of our products and services. In addition, under certain of the reinsurance agreements assumed by our reinsurance operations, upon the occurrence of a ratings downgrade or other specified triggering event with respect to our reinsurance operations, such as a reduction in surplus by specified amounts during specified periods, our ceding company clients may be provided with certain rights, including, among other things, the right to terminate the subject reinsurance agreement and/or to require that our reinsurance operations post additional collateral. Any ratings downgrade or failure to obtain a necessary rating could adversely affect our ability to compete in our markets, could cause our premiums and earnings to decrease and have a material adverse impact on our financial condition and results of operations. In addition, a downgrade in ratings of certain of our operating subsidiaries would in certain cases constitute an event of default under our credit facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commercial Commitments—Letter of Credit and Revolving Credit Facilities” in our 2016 Form 10-K for a discussion of our credit facilities.
In light of the difficulties experienced recently by many financial institutions, including our competitors in the insurance industry, we believe it is possible that rating agencies may heighten the level of scrutiny they apply when analyzing companies in our industry, may increase the frequency and scope of their reviews, may request additional information from the companies that they rate (including additional information regarding the valuation of investment securities held), and may adjust upward the capital and other requirements employed in their models for maintenance of certain rating levels.
Our success will depend on our ability to maintain and enhance effective operating procedures and internal controls and our Enterprise Risk Management (“ERM”) program.
Operational risk and losses can result from, among other things, fraud, errors, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures, failure to appropriately transition new hires or external events. We continue to enhance our operating procedures and internal controls (including information technology initiatives and controls over financial reporting) to effectively support our business and our regulatory and reporting requirements. Our management does not expect that our disclosure controls or our internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons or by collusion of two or more people. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected. Accordingly, our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that our goals are met. Any ineffectiveness in our controls or procedures could have a material adverse effect on our business.
The NAIC has increased its focus on risks within an insurer’s holding company system that may pose enterprise risk to the insurer. In 2010, the NAIC adopted amendments to its Model Insurance Holding Company System Regulatory Act and Regulation, which include, among other amendments, a requirement for the ultimate controlling person to file an enterprise risk report. In 2012, the NAIC adopted the ORSA Model Act, which requires domestic insurers to maintain a risk management framework and establishes a legal requirement for domestic insurers to conduct an ORSA in accordance with the NAIC’s ORSA Guidance Manual. The ORSA Model Act also provides that, no more than once a year, an insurer’s domiciliary regulator may request that an insurer submit an ORSA summary report, or any combination of reports that together contain the information described in the ORSA Guidance Manual, applicable to the insurer and/or the insurance group of which it is a member. We operate within an ERM framework designed to assess and monitor our risks. However, there can be no assurance that we can effectively review and monitor all risks or that all of our employees will operate within the ERM framework. There can be no assurance that our ERM framework will result in us accurately identifying all risks and accurately limiting our exposures based on our assessments.
Our business is dependent upon insurance and reinsurance brokers and intermediaries, and the loss of important broker relationships could materially adversely affect our ability to market our products and services.
We market our insurance and reinsurance products primarily through brokers and intermediaries. We derive a significant portion of our business from a limited number of brokers. During 2016, approximately 14.4% and 13.5% of our gross premiums written were generated from or placed by Aon Corporation and its subsidiaries and Marsh & McLennan Companies and its subsidiaries, respectively. No other broker and no one insured or reinsured accounted for more than 10% of gross premiums written for 2016. Some of our competitors have higher financial strength ratings, offer a larger variety of products, set lower prices for insurance coverage, offer higher commissions and/or have had longer term relationships with the brokers we use than we have. This may adversely impact our ability to attract and retain brokers to sell our insurance products or brokers may increasingly promote products offered by other companies. The failure or inability of brokers to market our insurance products successfully, or loss of all or a substantial portion of the business provided by these brokers, could have a material adverse impact on our business, financial condition and results of operations.
We could be materially adversely affected to the extent that managing general agents, general agents and other producers exceed their underwriting authorities or if our agents, our insureds or other third parties commit fraud or otherwise breach obligations owed to us.
For certain business conducted by our insurance group, following our underwriting, financial, claims and information technology due diligence reviews, we authorize managing general agents, general agents and other producers to write business on our behalf within underwriting authorities prescribed by us. In addition, we delegate the underwriting of a significant percentage of our primary new insurance written to certain mortgage lenders. Under this delegated underwriting program, the approved customer may determine whether mortgage loans meet our mortgage insurance program guidelines and commit us to issue mortgage insurance. We rely on the underwriting controls of these agents to write business within the underwriting authorities provided by us. Although we monitor such business on an ongoing basis, our monitoring efforts may not be adequate or our agents may exceed their underwriting authorities or otherwise breach obligations owed to us. In addition, our agents, our insureds or other third parties may commit fraud or otherwise breach their obligations to us. To the extent that our agents, our insureds or other third parties exceed their underwriting authorities, commit fraud or otherwise breach obligations owed to us in the future, our financial condition and results of operations could be materially adversely affected.
We are exposed to credit risk in certain of our business operations.
In addition to exposure to credit risk related to our investment portfolio, reinsurance recoverables and reliance on brokers and other agents (each discussed elsewhere in this section), we are exposed to credit risk in other areas of our business related to policyholders. We are exposed to credit risk in our insurance group’s surety unit where we guarantee to a third party that our policyholder will satisfy certain performance or financial obligations. If our policyholder defaults, we may suffer losses and be unable to be reimbursed by our policyholder. We are exposed to credit risk in our insurance group’s construction and national accounts units where we write large deductible insurance policies. Under these policies, we are typically obligated to pay the claimant the full amount of the claim (shown as “contractholder payables” on our consolidated balance sheets). We are subsequently reimbursed by the policyholder for the deductible amount (shown as “contractholder receivables” on our consolidated balance sheets), which can be a set amount per claim and/or an aggregate amount for all covered claims. As such, we are exposed to credit risk from the policyholder. We are also exposed to credit risk from policyholders on smaller deductibles in other insurance group lines, such as healthcare and excess and surplus casualty. Additionally, we write retrospectively rated policies (i.e., policies in which premiums are adjusted after the policy period based on the actual loss experience of the policyholder during the policy period). In this instance, we are exposed to credit risk to the extent the adjusted premium is greater than the original premium. While we generally seek to mitigate this risk through collateral agreements that require the posting of collateral in such forms as cash and letters of credit from banks, our efforts to mitigate the credit risk that we have to our policyholders may not be successful. Although we have not experienced any material credit losses to date, an increased inability of our policyholders to meet their obligations to us could have a material adverse effect on our financial condition and results of operations.
Our investment performance may affect our financial results and ability to conduct business.
Our operating results depend in part on the performance of our investment portfolio. A significant portion of total investable assets held by Arch consists of fixed maturities (76.6% as of June 30, 2017). Although our current investment guidelines and approach stress preservation of capital, market liquidity and diversification of risk, our investments are subject to market-wide risks and fluctuations. In addition, we are subject to risks inherent in particular securities or types of securities, as well as sector concentrations. Changing market conditions could materially affect the future valuation of securities in our investment portfolio, which could cause us to record an impairment loss on some portion of those securities on our financial statements. We may not be able to realize our investment objectives, which could have a material adverse effect on our financial results. In the event that we are unsuccessful in correlating our investment portfolio with our expected insurance and reinsurance liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse effect on our financial results and ability to conduct our business.
Foreign currency exchange rate fluctuation may adversely affect our financial results.
We write business on a worldwide basis, and our results of operations may be affected by fluctuations in the value of currencies other than the U.S. Dollar. The primary foreign currencies in which we operate are the Euro, the British Pound Sterling and the Canadian Dollar. Changes in foreign currency exchange rates can reduce our revenues, increase our liabilities and costs and cause fluctuations in the valuation of our investment portfolio. We may therefore suffer losses solely as a result of exchange rate fluctuations. In order to mitigate our exposure to foreign currency fluctuations in our net insurance liabilities, we have invested and expect to continue to invest in securities denominated in currencies other than the U.S. Dollar. In addition, we may replicate investment positions in foreign currencies using derivative financial instruments. Net foreign exchange losses, excluding amounts reflected in the “other” segment and recorded in the statement of income, were $57.7 million for the six months ended June 30, 2017, compared to net foreign exchange gains of $0.4 million for the six months ended June 30, 2016. Changes in the value of investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income. We have chosen not to hedge certain currency risks on capital contributed to certain subsidiaries, including to Arch Insurance Europe held in British Pound Sterling, and may continue to choose not to hedge our currency risks. There can be no assurances that arrangements to match projected liabilities in foreign currencies with investments in the same currencies or derivative financial instruments will mitigate the negative impact of exchange rate fluctuations, and we may suffer losses solely as a result of exchange rate fluctuations.
We may be adversely affected by changes in economic conditions, including interest rate changes.
Our operating results are affected by, and we are exposed to, significant financial and capital markets risk, including changes in interest rates, real estate values, foreign currency exchange rates, market volatility, the performance of the economy in general, the performance of our investment portfolio and other factors outside our control. Interest rates are highly sensitive to many factors, including the fiscal and monetary policies of the U.S. and other major economies, inflation, economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in changing interest rate environments, we may not be able to mitigate interest rate sensitivity effectively. Despite our mitigation efforts, an increase in interest rates could have a material adverse effect on our book value.
In addition, our investment portfolio includes RMBS. As of June 30, 2017, RMBS constituted approximately 2.0% of total investable assets held by Arch. As with other fixed income investments, the fair value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to changes in the prepayment rate on these investments. In periods of declining interest rates, mortgage prepayments generally increase and RMBS are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates. Conversely, in periods of rising rates, mortgage prepayments generally fall, preventing us from taking full advantage of the higher level of rates. However, economic conditions may curtail prepayment activity if refinancing is difficult, thus limiting prepayments on RMBS.
The residential mortgage market in the U.S. has experienced a variety of difficulties in certain underwriting periods and is only recently recovering from a period of severe home price depreciation. It is uncertain whether this recovery will continue. A decline or an extended flattening in residential property values may result in additional increases in delinquencies and losses on residential mortgage loans generally, especially with respect to any residential mortgage loans where the aggregate loan amounts (including any subordinate loans) are close to or greater than the related property values. These developments may have a significant adverse effect on the prices of loans and securities, including those in our investment portfolio. The situation continues to have wide ranging consequences, including downward pressure on economic growth and the potential for increased insurance and reinsurance exposures, which could have an adverse impact on our results of operations, financial condition, business and operations.
Mortgage insurance losses result when a borrower becomes unable to continue to make mortgage payments and the home of such borrower cannot be sold for an amount that covers unpaid principal and interest and the expenses of the sale. Deteriorating economic conditions increase the likelihood that borrowers will have insufficient income to pay their mortgages and can adversely affect housing values. In addition, natural disasters or other catastrophic events could result in increased claims if such events adversely affect the employment and income of borrowers and the value of homes. Any of these events or deteriorating economic conditions could cause our mortgage insurance losses to increase and adversely affect our results of operations and financial condition.
Our portfolio includes commercial mortgage backed securities (“CMBS”). At June 30, 2017, CMBS constituted approximately 2.7% of total investable assets held by Arch. The commercial real estate market may experience price deterioration, which could lead to delinquencies and losses on commercial real estate mortgages.
Also, in each year, a significant portion of our mortgage insurance premiums will be from mortgage insurance written in prior years. Accordingly, the length of time insurance remains in force, referred to as persistency, is a significant driver of mortgage insurance revenues. Factors affecting persistency include: current mortgage interest rates compared to those rates on mortgages subject to our insurance in force, which affects the likelihood of the insurance in force to be subject to lapse due to borrower refinancing; the amount of home equity, as homeowners with more equity in their homes can generally more readily move to a new residence or refinance their existing mortgage; and mortgage insurance cancellation policies of mortgage investors and the cancellation of borrower-paid mortgage insurance, either upon request of the borrower or as required by law based upon the amortization of the loan. If these or other factors cause the length of time our mortgage insurance policies remain in force to decline, our mortgage insurance revenues could be adversely affected.
Significant, continued volatility in financial markets, changes in interest rates, a lack of pricing transparency, decreased market liquidity, declines in equity prices and the strengthening or weakening of foreign currencies against the U.S. Dollar, individually or in tandem, could have a material adverse effect on our results of operations, financial condition or cash flows through realized losses, impairments and changes in unrealized positions.
The determination of the amount of allowances and impairments taken on our investments is highly subjective and could materially impact our results of operations or financial position.
On a quarterly basis, we perform reviews of our investments to determine whether declines in fair value below the cost basis are considered other-than-temporary in accordance with applicable accounting guidance regarding the recognition and presentation of other-than-temporary impairments. The process of determining whether a security is other-than-temporarily impaired requires judgment and involves analyzing many factors. These factors include: an analysis of the liquidity, business prospects and overall financial condition of the issuer; the time period in which there was a significant decline in value; the significance of the decline; and the analysis of specific credit events. We evaluate the unrealized losses of our equity securities by issuer and determine if we can forecast a reasonable period of time by which the fair value of the securities would increase and we would recover our cost. If we are unable to forecast a reasonable period of time in which to recover the cost of our equity securities, we record a net impairment loss in earnings equivalent to the entire unrealized loss. There can be no assurance that our management has accurately assessed the level of impairments taken and allowances reflected in our financial statements. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Historical trends may not be indicative of future impairments or allowances.
Certain of our investments are illiquid and are difficult to sell, or to sell in significant amounts at acceptable prices, to generate cash to meet our needs.
Our investments in certain securities, including certain fixed income and structured securities, investments in funds accounted for using the equity method, other alternative investments and strategic investments in joint ventures such as Watford Re, Premia Re and others, may be illiquid due to contractual provisions or investment market conditions. If we require significant amounts of cash on short notice in excess of anticipated cash requirements, then we may have difficulty selling these investments in a timely manner or may be forced to sell or terminate them at unfavorable values.
We may require additional capital in the future, which may not be available or be available only on unfavorable terms.
We monitor our capital adequacy on a regular basis. The capital requirements of our business depend on many factors, including regulatory and rating agency requirements, our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Our ability to underwrite is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies. To the extent that our existing capital is insufficient to fund our future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or limit our growth. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. The availability and terms of debt financing will depend on our credit ratings by credit ratings agencies, which are outside our control. In the case of equity financings, dilution to our shareholders could result, and, in any case, such securities may have rights, preferences and privileges that are senior to those of our outstanding securities. Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business. Such market conditions may limit our ability to access the capital necessary to develop our business and replace, in a timely manner, our loan and letters of credit facilities upon maturity. As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Liquidity and Capital Resources,” in our 2016 Form 10-K.
The loss of our key employees or our inability to retain them could negatively impact our business.
Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The pool of talent from which we actively recruit is limited. Although, to date, we have not experienced difficulties in attracting and retaining key personnel, the inability to attract and retain qualified personnel could have a material adverse effect on our financial condition and results of operations. In addition, our underwriting staff is critical to our success in the production of business. While we do not consider any of our key executive officers or underwriters to be irreplaceable, the loss of the services of our key executive officers or underwriters or the inability to hire and retain other highly qualified personnel in the future could delay or prevent us from fully implementing our business strategy which could affect our financial performance.
Certain employees of our Bermuda operations are required to obtain work permits before engaging in a gainful occupation in Bermuda. Required work permits may not be granted or may not remain in effect.
Under Bermuda law, only persons who are Bermudians, spouses of Bermudians, holders of a permanent resident’s certificate, holders of a working resident’s certificate or persons who are exempt pursuant to the Incentives for Job Makers Act 2011, as amended (the “IJM Act”) (“exempted persons”), may engage in gainful occupation in Bermuda without a work permit issued by the Bermuda Government. Our success may depend in part on the continued services of key employees in Bermuda. Save for the CEO and other “chief” officer positions (where the advertising requirement is automatically waived) or where specifically waived, a work permit will be granted or extended only upon showing that, after proper public advertisement, no exempted person is available who meets the minimum requirements of the position. A work permit is issued with an expiry date of up to five years, and no assurances can be given that any work permit will be issued or, if issued, extended upon the expiration of the relevant term. However, based on current policy, it is unlikely that initial or extension applications in respect of persons holding “chief” officer positions will be denied. We have been designated by the Bermuda Government under the IJM Act as a company whose senior executives can be exempt from work permit control. This designation will remain in force provided we continue to meet the criteria for such designation under the IJM Act. All of our key officers in Bermuda are exempted persons. If our designation under the IJM Act is revoked, certain of our key officers will require work permits. We also have other key positions in Bermuda held by persons who hold work permits subject to extension. If work permits are not obtained or extended for our key employees, we could lose their services, which could materially affect our business.
Our information technology systems may be unable to meet the demands of customers.
Our information technology systems service our insurance portfolios. Accordingly, we are highly dependent on the effective operation of these systems. While we believe that the systems are adequate to service our insurance portfolios, there can be no assurance that they will operate in all manners in which we intend or possess all of the functionality required by customers currently or in the future.
Our customers, especially our mortgage insurance customers, require that we conduct our business in a secure manner, electronically via the Internet or via electronic data transmission. We must continually invest significant resources in establishing and maintaining electronic connectivity with customers. In order to integrate electronically with new customers in the mortgage insurance industry, we require electronic connections between our systems and those of the industry’s largest mortgage servicing systems and leading loan origination systems. We currently possess connectivity with certain of these external systems, but there is no assurance that such connectivity is sufficient and we are undertaking new electronic integration efforts with third-party loan servicing and origination systems. Such efforts could significantly delay entry into certain markets or customers as the electronic integration process requires time and effort to complete. Our business, financial condition and operating results may be adversely affected if we do not possess or timely acquire the requisite set of electronic integrations necessary to keep pace with the technological demands of customers. See also “—Technology breaches or failures, including but not limited to, those resulting from a malicious cyber attack on us or our business partners and service providers, could disrupt or otherwise negatively impact our business and/or expose us to litigation.”
Technology breaches or failures, including, but not limited to, those resulting from a malicious cyber attack on us or our business partners and service providers, could disrupt or otherwise negatively impact our business and/or expose us to litigation.
We rely on information technology systems to process, transmit, store and protect the electronic information, financial data and proprietary models that are critical to our business. Furthermore, a significant portion of the communications between our employees and our business partners and service providers depends on information technology and electronic information exchange. Like all companies, our information technology systems are vulnerable to data breaches, interruptions or failures due to events that may be beyond our control, including, but not limited to, natural disasters, power outages, theft, terrorist attacks, computer viruses, hackers, errors in usage and general technology failures. Additionally, our employees and vendors may use portable computers or mobile devices which may contain duplicate or similar information to that in our computer systems, and these devices can be stolen, lost or damaged. Security breaches could expose us to the loss or misuse of our information, litigation and potential liability. In addition, cyber incidents that impact the availability, reliability, speed, accuracy or other proper functioning of these systems could have a significant negative impact on our operations and possibly our results. An incident could also result in a violation of applicable privacy and other laws, damage our reputation, cause a loss of customers or give rise to monetary fines and other penalties, which could be significant.
We believe that we have established and implemented appropriate security measures, controls and procedures to safeguard our information technology systems and to prevent unauthorized access to such systems and any data processed and/or stored in such systems, and we periodically employ third parties to evaluate and test the adequacy of such systems, controls and procedures. In addition, we have established a comprehensive business continuity plan which is designed to ensure that we are able to maintain all aspects of our key business processes functioning in the midst of certain disruptive events, including any disruptions to or breaches of our information technology systems. Our business continuity plan is routinely tested and evaluated for adequacy. Despite these safeguards, disruptions to and breaches of our information technology systems are possible. Because we rely on our technology systems for many critical functions, including connecting with our customers, if such systems were to fail or become outmoded, we may experience a significant disruption in our operations and in the business we receive and process, which could adversely affect our results of operations and financial condition.
In addition, the regulatory environment surrounding information security and privacy is increasingly changing. We are subject to EU, U.S. federal, state and other foreign laws and regulations regarding the protection of personal data and information. These laws and regulations are complex and sometimes conflict. We could be subject to fines, penalties and/or regulatory enforcement actions in one or more jurisdictions if any person, including our employees, disregards, breaches, whether intentionally or negligently, our established controls to protect the confidential information of our employees or clients.
The costs savings we realize from our services agreement with PMI is declining and the provision of services to PMI could hinder our ability to execute our U.S. mortgage insurance business plan.
Pursuant to a multi-year services agreement (the “Services Agreement”) with PMI Mortgage Insurance Co., in Rehabilitation (“PMI”), we perform or assist with many of PMI’s run-off operations. We believe that this arrangement allows us to leverage our operations and reduce costs associated with our technology systems and other mortgage insurance operations. Following the acquisition of UGC by ACGL, we commenced discussions with PMI on amending the calculation of the servicing fee in the Services Agreement. Any changes to the Services Agreement are subject to the approval of the Arizona state court overseeing the receivership of PMI. If we are unable to reach agreement with PMI on reasonable revisions to the calculation of the servicing fee, or such revisions are not approved by the receivership court, we may not achieve some or all of the cost savings anticipated. The level of services required by PMI is decreasing and will continue to decrease. If the level of services required by PMI is less than anticipated or PMI terminates the Services Agreement, we may charge PMI a lower than anticipated portion of our own fixed costs and we may not achieve the cost savings anticipated. In addition, our performance under the Services Agreement could distract us from the execution of our U.S. mortgage insurance business plan. If we fail to perform services or fail to meet specified performance standards, PMI may terminate the Services Agreement and could exercise other remedies, including, under certain circumstances, the release to PMI of source code relating to our technology systems. PMI’s insureds, with whom we deal on PMI’s behalf, could seek remedies against us. If any of these events were to occur, our financial condition and results of operations could be adversely affected.
If the volume of low down payment mortgage originations declines, the amount of mortgage insurance we write in the U.S. could decline, which would reduce our mortgage insurance revenues.
The size of the U.S. mortgage insurance market depends in large part upon the volume of low down payment home mortgage originations. Factors affecting the volume of low down payment mortgage originations include, among others: restrictions on mortgage credit due to stringent underwriting standards and liquidity issues affecting lenders; changes in mortgage interest rates and home prices, and other economic conditions in the U.S. and regional economies; population trends, including the rate of household formation; and U.S. government housing policy. A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our U.S. new insurance written and reduce mortgage insurance revenues.
If the role of the GSEs in the U.S. housing market changes, or if the GSEs change other policies or practices, the amount of insurance that we write could decrease.
The GSEs are the beneficiaries of the significant majority of the insurance policies we issue as a result of their purchases, statutorily required or otherwise, of qualifying mortgage loans from lenders or investors. The charters of the GSEs require credit enhancement for low down payment mortgages in order for such loans to be eligible for purchase or guarantee by the GSEs. In 2008, the GSEs were placed under the conservatorship of the Federal Housing Finance Authority (“FHFA”), which has regulatory and operational control over the GSEs and has directed, and is likely to continue to direct, changes to the business practices of the GSEs in ways that affect the mortgage insurance industry. Since the commencement of the GSEs’ conservatorship, the U.S. mortgage market has been the target of numerous and differing proposals for reform. These range from elimination, privatization or replacement of the GSEs, to a more limited ongoing role of the GSEs that combines private capital with the backing of the U.S. government. None of these proposals have passed into law, and, given their variety and the continuing interest in housing and mortgage finance reform issues, and the changing priorities of the Federal Administration, we cannot predict how or when the conservatorship of the GSEs will be resolved or the role of the GSEs in the U.S. mortgage market may change, or in what ways such changes would impact our business, operations and financial condition. If the charters of the GSEs were amended to change or eliminate the acceptability of private mortgage insurance, our mortgage insurance business could decline significantly.

In addition to systemic reform, changes in the following or other GSE policies could significantly affect our U.S. mortgage insurance operations: the amount of loans purchased by the GSEs that require mortgage insurance; the level of private mortgage insurance coverage lenders select when private mortgage insurance is used as the required credit enhancement on low down payment mortgages; GSE pricing, including the amount of loan level price adjustments and guaranty fees that the GSEs assess on loans that require mortgage insurance, which could reduce the demand for our products; loan eligibility standards for loans purchased by the GSEs, which impact the conforming mortgage loan origination market, including loan quality and availability; terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds required by law; the loss management programs established by the GSEs and the circumstances in which mortgage servicers must implement such programs; the extent to which the GSEs intervene in mortgage insurers claims payment and rescission practices; purchases by the GSEs of credit enhancements other than mortgage insurance; whether the GSEs influence mortgage lenders’ selection of mortgage insurers providing coverage; and the size of loans that are eligible for purchase or guaranty by the GSEs. If the GSEs change their policies or practices, the amount of insurance that we write could decrease.
The GSEs have various loan purchase programs that allow for different levels of mortgage insurance coverage. Under “charter coverage,” certain lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters. The significant majority of Arch MI U.S.’s risk written in 2016 was on loans with GSE standard coverage. We charge higher premium rates for higher coverage percentages. To the extent that lower coverage is selected on GSE loans we insure in the future, Arch MI U.S.’s revenue would be reduced.
In addition, in the last four years and for 2017, the FHFA has set goals for the GSEs to transfer significant portions of GSE mortgage credit risk to the private sector through their mortgage credit risk transfer (CRT) programs; such transactions generally have not included the purchase of private mortgage insurance from U.S. private mortgage insurers. Rather, these transactions led to increased opportunities for multiline property casualty reinsurers and capital markets participants.
As a result of the foregoing issues, it is uncertain what role the GSEs and the mortgage insurance industry will play in the housing finance system in the future or the impact of any such changes on Arch MI U.S. Changes in the roles of the GSEs or their practices could have a material adverse effect on our U.S. mortgage insurance business.
The premiums we charge for mortgage insurance on insured loans and the associated investment income may not be adequate to compensate for future losses from these loans.
We set premiums at the time a policy is issued based upon our expectations regarding likely performance over the life of insurance coverage. We generally cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, losses from higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by non-renewal or cancellation of insurance coverage. The premiums we charge on our insurance in force and the associated investment income may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect Arch MI U.S.’s results of operations and financial condition.
New GSE eligibility requirements for mortgage insurers could require us to contribute additional capital to Arch MI U.S. in the future, and could negatively impact our results of operations and financial condition, or reduce our operating flexibility.
Pursuant to their charters, the GSEs purchase low down payment loans insured by MIs that they determine to be qualified. Substantially all of Arch MI U.S.’s insurance written has been for loans sold to the GSEs. Fannie Mae and Freddie Mac have each published comprehensive requirements to become and remain a qualified mortgage insurer. In April 2015, the GSEs published comprehensive, revised requirements, known as the Private Mortgage Insurer Eligibility Requirements or “PMIERs.” The PMIERs became effective December 31, 2015 and were amended by GSE Guidance Letters in December 2016. The PMIERs apply to Arch Mortgage Insurance Company (“AMIC”), United Guaranty Residential Insurance Company and United Guaranty Mortgage Indemnity Company, which are GSE-approved mortgage insurers (“eligible mortgage insurers”). The PMIERs impose limitations on the type of risk insured, the forms and insurance policies issued, standards for the geographic and customer diversification of risk, procedures for claims handling, acceptable underwriting practices, standards for certain reinsurance cessions and financial requirements, among other things. The financial requirements require a mortgage insurer’s available assets, which generally include only the most liquid assets of an insurer, to meet or exceed “minimum required assets” as of each quarter end. Minimum required assets are calculated from PMIERs tables with several risk dimensions (including origination year, original loan-to-value and original credit score of performing loans, and the delinquency status of non-performing loans) and are subject to a minimum amount.
No later than April 15 of each year, mortgage insurers must certify to the GSEs that they meet all of the requirements of the PMIERs as of December 31 of the prior year or identify specific requirements not met. Our eligible mortgage insurers each satisfied the PMIERs’ financial requirements as of June 30, 2017. However, the available assets required to satisfy the revised financial requirements of the PMIERs at any point in time will be affected by many factors, including: macro-economic conditions, including the future performance of the housing market, which could negatively affect the performance of our mortgage insurance portfolio (including its loss development); the size and composition of our mortgage insurance portfolio at the applicable time of measurement; and the manner in which the PMIERs are interpreted and applied by the GSEs, including their determinations of the amount of risk ceded to reinsurers that we may deduct in its calculation of minimum required assets.
As a result of these and other factors, the amount of capital required to satisfy the PMIERs may vary significantly over time. Primarily as a result of Arch MI U.S.’s projected insurance portfolio growth in 2017 and thereafter, we expect that we will need to contribute additional capital to one or more Arch MI U.S. companies to satisfy the PMIERs’ financial requirements. In conjunction with the UGC acquisition and the related approval of the change of control by the GSEs, the GSEs imposed additional requirements on our eligible mortgage insurers, including maintaining capital in excess of PMIERs requirements on a consolidated basis and requiring notifications relating to certain integration activities. We cannot be sure that the capital required will not be materially higher than we anticipate or that we will be able to meet the capital requirements on an acceptable timetable, if at all. Further, to the extent that the ability to transfer capital within affiliated Arch MI U.S. companies is restricted, we may need to contribute additional capital to Arch MI U.S. to fund expected insurance portfolio growth. Increases in the capital required to satisfy the PMIERs may decrease our return on capital.
There also can be no assurance that the GSEs will not make the PMIERs’ financial requirements more onerous in the future.
The PMIERs provide that the tables of factors that determine minimum required assets may be updated to reflect changes in risk characteristics and macro-economic conditions.
The PMIERs contain extensive requirements relating to the operation of our mortgage insurance business, including imposing additional operational requirements in areas such as claim processing, loss mitigation, underwriting, quality control, and reporting. The requirements in the PMIERs have caused us to make changes to our business practices and incur additional costs in order to achieve and maintain compliance with the PMIERs.
None of our eligible mortgage insurers is classified as a “newly-approved insurer” under PMIERs. See “Regulation—U.S. Insurance Regulation—GSE Qualified Mortgage Insurer Requirements” in our 2016 Form 10-K.
The mix of business we write affects Arch MI U.S.’s losses and will affect its future compliance with the final PMIERs financial requirements.
Our mortgage insurance portfolio includes loans with loan-to-value ratios exceeding 95%, loans with FICO scores below 620, adjustable rate mortgages, or ARMs, reduced documentation loans and less than A-quality loans. Even when housing values are stable or rising, we expect higher default and claim rates for high loan-to-value loans, loans with lower FICO scores, ARMs, reduced documentation loans, and less-than-A quality loans. Although we attempt to incorporate the higher default and claim rates associated with these loans into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will adequately compensate us for future losses from these loans. From time to time, we change the types of loans that we insure and the requirements under which we insure them. In 2016, we modestly expanded our underwriting guidelines and we expect this trend to continue.
The geographic mix of Arch MI U.S.’s business could increase losses and harm our financial performance. We are affected by economic downturns and other events in specific regions of the United States where a large portion of our U.S. mortgage insurance business is concentrated. As of June 30, 2017, 4.2 % of Arch MI U.S.’s primary risk in force was located in Florida, 5.7% was located in California and 8.1% was located in Texas. Historically, Arch MI U.S. has experienced higher levels of losses in Florida and California.
Arch MI U.S.’s minimum required assets under the PMIERs will be determined, in part, by the particular risk profiles of the loans it insures. If, absent other changes, Arch MI U.S.’s mix of business changes to include more loans with higher loan-

to-value ratios or lower credit scores, it will have a higher minimum required asset amount under the PMIERs and, accordingly, be required to hold more capital in order to maintain GSE eligibility.
State regulation of mortgage insurers could in the future cause Arch MI U.S. to need additional capital to fund its operations or expand its business and, if we are unable or unwilling to provide it with such capital, it may be unable to operate or expand, which could adversely affect our financial condition or results of operations.
Arch MI U.S. may require additional capital to support its growth and comply with regulatory and GSE requirements. Arch MI U.S.’s principal regulators are the Wisconsin OCI (AMIC and Arch Mortgage Guaranty Company) and the North Carolina DOI (United Guaranty Residential Insurance Company and United Guaranty Mortgage Indemnity Company). Under Wisconsin and North Carolina law, as well as that of 14 other states, a mortgage insurer must maintain minimum statutory capital relative to its risk-in-force in order for the mortgage insurer to continue to write new business. While formulations of minimum capital vary by jurisdiction, the most common measure applied allows for a maximum permitted risk to capital ratio of 25 to 1. Wisconsin, North Carolina and certain other states, including California and Illinois, apply a substantially similar requirement referred to as minimum policyholders position.
Potential changes to state mortgage insurance regulations could reduce Arch MI U.S.’s profitability and its ability to compete with credit enhancement alternatives to mortgage insurance.
The NAIC, which reviews state insurance laws and regulations, has established a Mortgage Guaranty Insurance Working Group (“Working Group”) to make recommendations to the NAIC’s Financial Condition Committee regarding changes to the NAIC’s Mortgage Guaranty Insurance Model Act. The Working Group has released a draft Model Act which includes proposed changes to minimum statutory capital requirements.
If the NAIC revises the Model Act, some state legislatures are likely to enact and implement part or all of the revised provisions. While we cannot predict the effect that any NAIC recommendations or future legislation may have on Arch MI U.S., such changes could reduce Arch MI U.S.’s profitability and its ability to compete with credit enhancement alternatives to mortgage insurance, which could adversely affect our financial condition or results of operations.
If servicers fail to adhere to appropriate servicing standards or experience disruptions to their businesses, our mortgage insurance operations could be adversely affected.
We depend on reliable, consistent third-party servicing of the loans that we insure. Among other things, our mortgage insurance policies require our customers and their servicers to timely submit premium and reports and utilize commercially reasonable efforts to limit and mitigate loss when a loan is in default. Without reliable, consistent third-party servicing, our insurance subsidiaries may be unable to correctly record new loans as they are underwritten, receive and process payments on insured loans and/or properly recognize and establish reserves on loans when a default exists or occurs but is not reported to us. In addition, if these servicers fail to limit and mitigate losses when appropriate, our losses may unexpectedly increase. If one or more servicers failed to adhere to these requirements, our financial results could be adversely affected.
The implementation of the Basel III Capital Accord may adversely affect the use of mortgage insurance by certain banks.
In 1988, the Basel Committee on Banking Supervision developed the Basel Capital Accord, “Basel I,” which set out international benchmarks for assessing banks’ capital adequacy requirements. In 2005, the Basel Committee issued “Basel II,” which, among other things, governs the capital treatment of mortgage insurance purchased and held on balance sheet by banks in respect of their origination and securitization activities. In July 2013, federal agencies approved publication of final regulatory capital rules, called the “Basel III Rules.” With certain exceptions, the Basel III Rules became effective on January 1, 2014. If further implementation of the Basel III Rules increases the capital requirements of banking organizations with respect to the residential mortgages we insure or does not provide sufficiently favorable treatment for the use of mortgage insurance, it could adversely affect the demand for mortgage insurance. In December 2015, the Basel Committee proposed for comment a revised capital framework that would assign risk-weights for mortgage assets based on the loan-to-value ratio of the loan at origination, without consideration of mortgage insurance. If that proposal is finalized as proposed, U.S. federal regulators could take a similar approach for U.S. institutions, which could adversely affect the demand for mortgage insurance.

Some of the provisions of our bye-laws and our shareholders agreement may have the effect of hindering, delaying or preventing third party takeovers or changes in management initiated by shareholders. These provisions may also prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.
Some provisions of our bye-laws could have the effect of discouraging unsolicited takeover bids from third parties or changes in management initiated by shareholders. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors, since the board has the authority to overrule the operation of several of the limitations.
Among other things, our bye-laws provide: for a classified board of directors, in which the directors of the class elected at each annual general meeting holds office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders; that the number of directors is determined by the board from time to time by a vote of the majority of our board; that directors may be removed only for cause, and cause removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony or been found by a court to be liable for gross negligence or misconduct in the performance of his or her duties; that our board has the right to fill vacancies, including vacancies created by an expansion of the board; and for limitations on a shareholder’s right to raise proposals or nominate directors at general meetings. Our bye-laws provide that certain provisions which may have anti-takeover effects may be repealed or altered only with prior board approval and upon the affirmative vote of holders of shares representing at least 65% of the total voting power of our shares entitled generally to vote at an election of directors.
The bye-laws also contain a provision limiting the rights of any U.S. person (as defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) that owns shares of ACGL, directly, indirectly or constructively (within the meaning of section 958 of the Code), representing more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors. The votes conferred by such shares of such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. Notwithstanding this provision, the board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that the board considers fair and reasonable in all circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors. ACGL will assume that all shareholders (other than specified persons) are U.S. persons unless we receive assurance satisfactory to us that they are not U.S. persons.
Moreover, most states, including states in which our subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer’s holding company. Where such laws apply to us and our subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with the regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is the acquisition of 10% or more of the voting power of the insurance company or its parent, although this presumption is rebuttable. Consequently, a person may not acquire 10% or more of our common shares without the prior approval of insurance regulators in each state in which our subsidiaries are domiciled.
The bye-laws also provide that the affirmative vote of at least 66 2/3% of the outstanding voting power of our shares (excluding shares owned by any person (and such person’s affiliates and associates) that is the owner of 15% or more (a “15% Holder”) of our outstanding voting shares) shall be required for various corporate actions, including: merger or consolidation of the company into a 15% Holder; sale of any or all of our assets to a 15% Holder; the issuance of voting securities to a 15% Holder; or amendment of these provisions; provided, however, the supermajority vote will not apply to any transaction approved by the board.
The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.

Our operating insurance and reinsurance subsidiaries are subject to regulation in various jurisdictions, and violations of existing regulations or material changes in the regulation of their operations could adversely affect us.
Our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include trade and claim practices, accounting methods, premium rates, marketing practices, claims practices, advertising, policy forms, and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Governmental agencies may censure, impose fines, additional capital requirements or limitations on our operations, and/or impose criminal sanctions for violation of regulatory requirements. Moreover, insurance laws and regulations, among other things: establish solvency requirements, including minimum reserves and capital and surplus requirements; limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval; impose restrictions on the amount and type of investments we may hold; require assessments through guaranty funds to pay claims of insolvent insurance companies; and require participation in state-assigned risk plans which may take the form of reinsuring a portion of a pool of policies or the direct issuance of policies to insureds.
Our U.S. insurance and reinsurance subsidiaries write insurance and reinsurance in the U.S. These subsidiaries are subject to extensive regulation under state statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation generally is designed to protect policyholders rather than investors. Arch Insurance Canada writes insurance in Canada and Arch Re U.S., through a branch, writes reinsurance in Canada and each is subject to federal, as well as provincial and territorial, regulation in Canada.
In addition, virtually all U.S. states require insurers licensed to do business therein to bear a portion of contingent and incurred claim handling expenses and the unfunded amount of “covered” claim and unearned premium obligations of impaired or insolvent insurance companies, either up to the policy’s limit, the applicable guaranty fund covered claim obligation cap, or 100% of statutorily defined workers’ compensation benefits, subject to applicable deductibles. These obligations are funded by assessments, made on a retrospective, prospective or prefunded basis, which are levied by guaranty associations within the state, up to prescribed limits (typically 2% of “net direct written premium”), on all member insurers in the state on the basis of the proportionate share of the premiums written by member insurers in certain covered lines of business in which the impaired, insolvent or failed insurer was engaged. Accordingly, the total amount of assessments levied on us by the states in which we are licensed to write insurance may increase as we increase our premiums written. In addition, as a condition to the ability to conduct business in certain states (and within the jurisdiction of some local governments), insurance companies are subject to or required to participate in various premium or loss based insurance-related assessments, including mandatory (a/k/a “involuntary”) insurance pools, underwriting associations, workers’ compensation second-injury funds, reinsurance funds and other state insurance facilities. Although we may be entitled to take premium tax credit (or offsets), recover policy surcharges or include assessments in future premium rate structures for payments we make under these facilities, the effect of these assessments and insurance-related arrangements, or changes in them, could reduce our profitability in any given period or limit our ability to grow our business.
We are also subject to substantial regulation in other jurisdictions in which our subsidiaries and their branch offices conduct business, including the U.K., other EU Member States, Canada and Switzerland, and a number of our subsidiaries are subject to the financial and operational supervision of the regulators in those jurisdictions.
We periodically review our corporate structure so that we can optimally deploy our capital. Changes in that structure require regulatory approval. Delays or failure in obtaining any of these approvals could limit the amount of insurance that we can write in the U.S.
If ACGL or any of our subsidiaries were to become subject to the laws of a new jurisdiction in which such entity is not presently admitted, ACGL or such subsidiary may not be in compliance with the laws of the new jurisdiction. In addition, we could, at any time and in any jurisdiction, face individual, group and class action lawsuits by our policyholders and others for alleged violations of applicable laws and regulations. Any such litigation or failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in suspensions, injunctions, monetary damages, fines or other sanctions, any or all of which could adversely affect our financial condition and results of operations.

Our business is subject to risks related to litigation.
We may from time to time be subject to a variety of legal actions relating to our current and past business operations, including, but not limited to, disputes over coverage or claims adjudication, including claims alleging that we have acted in bad faith in the administration of claims by our policyholders, disputes with our agents, producers or network providers over compensation and termination of contracts and related claims and disputes relating to certain businesses acquired or disposed of by us.
Multi-party or class action claims may present additional exposure to substantial economic, non-economic or punitive damage awards. The loss of even one of these claims, if it resulted in a significant damage award or a judicial ruling that was otherwise detrimental, could create a precedent in the industry that could have a material adverse effect on our results of operations and financial condition. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of recovery may evolve or what their impact may be on our business.
Mortgage insurers have been involved in litigation alleging violations of the Real Estate Settlement Procedures Act of 1974 (“RESPA”) and the Fair Credit Reporting Act of 1970. RESPA generally precludes Arch MI U.S. from providing services or products to mortgage lenders free of charge, charging fees for services that are lower than their reasonable or fair market value, and paying fees for services that others provide that are higher than their reasonable or fair market value, in exchange for the referral of mortgage insurance Violations of the referral fee limitations of RESPA may be enforced by the federal agencies, state attorneys general and state insurance commissioners, as well as by private litigants in class actions. In the past, a number of lawsuits and regulatory orders issued by the Consumer Financial Protection Bureau have challenged the actions of mortgage insurers, alleging that the insurers violated RESPA by entering into captive reinsurance arrangements or providing products or services, including contract underwriting, to mortgage lenders at improperly reduced prices in return for the referral of mortgage insurance. See “Regulation—U.S. Insurance Regulation—Real Estate Settlement Procedures Act of 1974,” in our 2016 Form 10-K.
If our Bermuda principal operating subsidiary becomes subject to insurance statutes and regulations in jurisdictions other than Bermuda or if there is a change in Bermuda law or regulations or the application of Bermuda law or regulations, there could be a significant and negative impact on our business.
Arch Re Bermuda, our Bermuda insurance and reinsurance subsidiary, is a registered Bermuda Class 4 general business insurer and as a Class C long-term business insurer and has been designated as the Designated Insurer for group supervision purposes. As such, it is subject to regulation and supervision in Bermuda. See “Regulation—Bermuda Insurance Regulation,” in our 2016 Form 10-K.
Bermuda’s statutes and regulations may restrict our ability to write insurance and reinsurance policies, distribute funds and pursue our investment strategy. We do not presently intend for Arch Re Bermuda to be admitted to do business in the U.S., U.K. or any jurisdiction other than Bermuda, although Arch Re Bermuda has been approved as a “certified reinsurer” in certain U.S. states that allow reduced collateral for reinsurance ceded to such reinsurers. We cannot assure you that insurance regulators in the U.S., U.K. or elsewhere will not review the activities of Arch Re Bermuda or its subsidiaries or agents and assert that Arch Re Bermuda is subject to such jurisdiction’s licensing requirements, or impose restrictions on Arch Re Bermuda as a condition for its being approved as a “certified reinsurer.”
Generally, Bermuda insurance statutes and regulations applicable to Arch Re Bermuda are less restrictive than those that would be applicable if they were governed by the laws of any states in the U.S. If in the future we become subject to any insurance laws of the U.S. or any state thereof or of any other jurisdiction, we cannot assure you that we would be in compliance with such laws or that complying with such laws would not have a significant and negative effect on our business.
The process of obtaining licenses is very time consuming and costly, and Arch Re Bermuda may not be able to become licensed in jurisdictions other than Bermuda should we determine it desirable to do so. The modification of the conduct of our business that would result if we were required or chose to become licensed in certain jurisdictions could significantly and negatively affect our financial condition and results of operations. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our financial condition and results of operations by limiting our ability to conduct business as well as subject us to penalties and fines.

Because Arch Re Bermuda is a Bermuda company, it is subject to changes in Bermuda law and regulation that may have an adverse impact on our operations, including through the imposition of tax liability or increased regulatory supervision. In addition, Arch Re Bermuda will be exposed to any changes in the political environment in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including the U.K. While we cannot predict the future impact on our operations of changes in the laws and regulation to which we are or may become subject, any such changes could have a material adverse effect on our business, financial condition and results of operations.
If our Bermuda reinsurance subsidiary is unable to provide collateral to ceding companies, its ability to conduct business could be significantly and negatively affected.
Arch Re Bermuda is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the U.S., although Arch Re Bermuda has been approved as a “certified reinsurer” in certain U.S. states that allow reduced collateral for reinsurance ceded to such reinsurers. Insurance regulations in the U.S. do not uniformly permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, and Arch Re Bermuda’s contracts generally require it to post a letter of credit or provide other security, even in U.S. states where it has been approved for reduced collateral. Although, to date, Arch Re Bermuda has not experienced any difficulties in providing collateral when required, if we are unable to post security in the form of letters of credit or trust funds when required, the operations of Arch Re Bermuda could be significantly and negatively affected.
ACGL is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions, to make payments, including the payment of debt service obligations and operating expenses we may incur and any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares and common shares.
ACGL is a holding company whose assets primarily consist of the shares in our subsidiaries. Generally, ACGL depends on its available cash resources, liquid investments and dividends or other distributions from subsidiaries to make payments, including the payment of debt service obligations and operating expenses it may incur and any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares and common shares, and to fund the share repurchase program. The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends to ACGL and to intermediate parent companies owned by ACGL could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries. We believe that ACGL has sufficient cash resources and available dividend capacity to service its indebtedness and other current outstanding obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Liquidity and Capital Resources,” in our 2016 Form 10-K.
The enforcement of civil liabilities against us may be difficult.
We are a Bermuda company and some of our officers and directors are residents of various jurisdictions outside the U.S. All or a substantial portion of our assets and the assets of those persons may be located outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. upon those persons or to enforce in U.S. courts judgments obtained against those persons.
We have appointed National Registered Agents, Inc., New York, New York, as our agent for service of process with respect to actions based on offers and sales of securities made in the U.S. We have been advised by our special Bermuda legal counsel, Conyers Dill & Pearman Limited, that the U.S. and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by a court in the U.S. based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman Limited that a final and conclusive judgment obtained in a court in the U.S. under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation.

Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as: the court which gave the judgment had proper jurisdiction over the parties to such judgment; such court did not contravene the rules of natural justice of Bermuda; such judgment was not obtained by fraud; the enforcement of the judgment would not be contrary to the public policy of Bermuda; no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and there is due compliance with the correct procedures under Bermuda law.
A Bermuda court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda against us or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.
Our international business is subject to applicable laws and regulations relating to sanctions and foreign corrupt practices, the violation of which could adversely affect our operations.
We must comply with all applicable economic sanctions and anti-bribery laws and regulations of the U.S. and other foreign jurisdictions where we operate, including the U.K. and the European Community. U.S. laws and regulations applicable to us include the economic trade sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control as well as certain laws administered by the U.S. Department of State. In addition, we are subject to the Foreign Corrupt Practices Act and other anti-bribery laws such as the U.K. Bribery Act that generally bar corrupt payments or unreasonable gifts to foreign governments or officials. Although we have policies and controls in place that are designed to ensure compliance with these laws and regulations, it is possible that an employee or intermediary could fail to comply with applicable laws and regulations. In such event, we could be exposed to civil penalties, criminal penalties and other sanctions, including fines or other punitive actions. In addition, such violations could damage our business and/or our reputation. Such criminal or civil sanctions, penalties, other sanctions, and damage to our business and/or reputation could have a material adverse effect on our financial condition and results of operations.
Risks Relating to the Depositary Shares and the Series F Preferred Shares
Our credit ratings, including ratings on our Series F Preferred Shares, may be downgraded as a result of the UGC acquisition or otherwise.
We have sought to obtain a rating for the Series F Preferred Shares. However, if any ratings are assigned to the Series F Preferred Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Depositary Shares. A rating is not a recommendation to purchase, sell or hold any particular security, including the Depositary Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series F Preferred Shares may not reflect all risks related to us and our business, or the structure or market value of the Depositary Shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Depositary Shares. The financial strength ratings of our operating insurance and reinsurance subsidiaries are subject to periodic review as rating agencies evaluate us to confirm that we continue to meet their criteria for ratings assigned to us by them. Such ratings may be revised downward or revoked at the sole discretion of such ratings agencies in response to a variety of factors, including a minimum capital adequacy ratio, management, earnings, capitalization and risk profile. Following the closing of the UGC acquisition, all four of the major ratings agencies commented on the financial implications on ACGL. See “Business—Investments, Ratings, Competition, Enterprise Risk Management—Ratings” in our 2016 Form 10-K. We can offer no assurances that our ratings will remain at their current levels or that any of our ratings which are under review or watch by ratings agencies will remain unchanged. A downgrade in our credit ratings could affect our ability to obtain financing and/or the terms of such financing. See also “—Risks Relating to Our Company—A downgrade in our financial strength ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.”
You are making an investment decision with regard to the Depositary Shares as well as the Series F Preferred Shares.
We are issuing fractional interests in Series F Preferred Shares in the form of Depositary Shares. Accordingly, the depositary will rely on the dividends and other distributions it receives on the Series F Preferred Shares to fund all payments on the Depositary Shares. You should carefully review the information describing both of these securities under the sections entitled “Description of the Series F Preferred Shares” and “Description of the Depositary Shares” in this prospectus supplement.
General market conditions and unpredictable factors could adversely affect market prices for the Depositary Shares.
There can be no assurance about the market prices for the Depositary Shares. Several factors, many of which are beyond our control, will influence the fair value of the Depositary Shares. Factors that might influence the fair value of the Depositary Shares include, but are not limited to:

•	whether dividends have been declared and are likely to be declared on the Series F Preferred Shares from time to time;

•	our creditworthiness, financial condition, performance and prospects;

•	whether the ratings on the Series F Preferred Shares provided by any ratings agency have changed;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us and/or the insurance or financial markets generally.
If you purchase Depositary Shares, the Depositary Shares may subsequently trade at a discount to the price that you paid for them.
Market interest rates may adversely affect the value of our Depositary Shares.
One of the factors that will influence the price of our Depositary Shares will be the dividend yield on the Series F Preferred Shares (as a percentage of the price of our Depositary Shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Depositary Shares to seek a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Depositary Shares to decrease.
Dividends on the Series F Preferred Shares are non-cumulative.
Dividends on the Series F Preferred Shares are non-cumulative and payable only out of lawfully available funds of ACGL under Bermuda law. Consequently, if ACGL’s board of directors (or a duly authorized committee of the board) does not authorize and declare a dividend for any dividend period with respect to the Series F Preferred Shares, holders of the Series F Preferred Shares and, in turn, the Depositary Shares would not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will never be payable. ACGL will have no obligation to pay dividends for a dividend period on or after the dividend payment date for such period if its board of directors (or a duly authorized committee of the board) has not declared such dividend before the related dividend payment date. If dividends on the Series F Preferred Shares are authorized and declared with respect to any subsequent dividend period, ACGL will be free to pay dividends on any other series of preferred shares and/or our common shares. In the past, we have not paid dividends on our common shares.
The Series F Preferred Shares are equity and are subordinate to our existing and future indebtedness.
The Series F Preferred Shares are equity interests and do not constitute indebtedness. As such, the Series F Preferred Shares will rank junior to all of our indebtedness and other non-equity claims with respect to assets available to satisfy our claims, including in our liquidation. As equity, the Series F Preferred Shares are not encumbered (i.e., not secured by any assets). As of June 30, 2017, our total consolidated long-term debt was $2.23 billion, excluding amounts related to the “other” segment. We may incur additional debt in the future. Our existing and future indebtedness may restrict payments of dividends on the Series F Preferred Shares. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred shares like the Series F Preferred Shares, (1) dividends are payable only if declared by the board of directors of ACGL (or a duly authorized committee of the board) and (2) as described above under “—Risks Relating to Our Company—ACGL is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions, to make payments, including the payment of debt service obligations and operating expenses we may incur and any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares and common shares,” we are subject to certain regulatory and other constraints affecting our ability to pay dividends and make other payments.
The Series F Preferred Shares do not represent an interest in any subsidiary of ACGL. The Series F Preferred Shares accordingly will be structurally subordinated to all obligations of subsidiaries of ACGL, including policyholders’ obligations of ACGL’s insurance and reinsurance subsidiaries.
Distributions on the Depositary Shares are subject to distributions on the Series F Preferred Shares.
As described in this prospectus supplement, the Depositary Shares we are issuing are comprised of fractional interests in the Series F Preferred Shares. The depositary will rely solely on the dividend payments and other distributions on the Series F Preferred Shares it receives from us to fund all payments on the Depositary Shares. Dividends on the Series F Preferred Shares will be non-cumulative and payable only when, as and if declared by our board of directors. If our board of directors does not declare a dividend on the Series F Preferred Shares for any period, holders of the Depositary Shares will have no right to receive a dividend for that period.
You may be unable to sell your Depositary Shares if an active trading market does not develop.
The Series F Preferred Shares and the Depositary Shares are a new issue with no established trading market. Although we have applied to list the Depositary Shares on NASDAQ, such Depositary Shares may not be approved for listing and, even if listed, there may be little or no secondary market for the Depositary Shares. Even if a secondary market for the Depositary Shares develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial. As a result, holders of the Depositary Shares may be required to bear the financial risks of an investment in the Depositary Shares for an indefinite period of time. We do not expect that there will be any separate public trading market for the Series F Preferred Shares except as represented by the Depositary Shares.
The voting rights of holders of the Series F Preferred Shares and, in turn, the Depositary Shares are limited.
Holders of the Series F Preferred Shares and, in turn, the Depositary Shares have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Depositary Shares must act through the depositary to exercise any voting rights in respect of the Series F Preferred Shares. Although each Depositary Share is entitled to 1/1,000th of a vote, the depositary can vote only whole shares of Series F Preferred Shares. The limited voting rights of holders of the Series F Preferred Shares include the right to vote as a class on certain fundamental matters that affect the preference or special rights of the Series F Preferred Shares, as described under “Description of the Series F Preferred Shares—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement. In addition, if dividends on the Series F Preferred Shares have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding the Series F Preferred Shares and, in turn, the Depositary Shares, voting together as a single class with holders of any and all other series of voting preferred shares then issued and outstanding, will be entitled to vote for the election of two additional directors to our board of directors subject to the terms and to the limited extent described under “Description of the Series F Preferred Shares—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement.
There is no limitation on our issuance of securities that rank equally with or senior to the Series F Preferred Shares represented by the Depositary Shares offered in this offering.
In April 2012, ACGL issued $325 million aggregate liquidation preference of our Series C Non-Cumulative Preferred Shares. In September 2016, ACGL issued $450 million aggregate liquidation preference of our Series E Non-Cumulative Preferred Shares. The Series C Non-Cumulative Preferred Shares and Series E Non-Cumulative Preferred Shares rank on parity with the Series F Preferred Shares with respect to the payment of dividends and the distribution of assets upon a liquidation, dissolution or winding up of ACGL. We may issue, without limitation, (1) additional Depositary Shares representing additional Series F Preferred Shares that would form part of the same series of Depositary Shares offered in this offering, and (2) additional series of securities that rank equally with or senior to the Series F Preferred Shares. The issuance of securities ranking equally with or senior to the Series F Preferred Shares may reduce the amount available for dividends and the amount recoverable by holders of the Series F Preferred Shares and, in turn, the Depositary Shares in the event of a liquidation, dissolution or winding-up of ACGL.

The terms of the Series F Preferred Shares may change without your consent or approval.
Under the terms of the Series F Preferred Shares, we may elect to vary the terms of the Series F Preferred Shares without your consent or approval, following the occurrence of a tax event or a capital disqualification event, which (i) in the case of a tax event, would eliminate the substantial probability that we or a successor corporation would be required to pay any additional amounts with respect to the Series F Preferred Shares as a result of a change in tax law or (ii) in the case of a capital disqualification event, would cause the Series F Preferred Shares to become securities that qualify as Tier 2 capital under then-applicable capital adequacy regulations imposed upon us by the BMA (or any successor agency or then-applicable regulatory authority). However, our exercise of this right is subject to certain conditions, including that the terms considered in the aggregate cannot be less favorable, including from a financial perspective, to holders of the Series F Preferred Shares and, in turn, the Depositary Shares than the terms of the Series F Preferred Shares prior to being varied or exchanged. See “Description of the Series F Preferred Shares—Variation or Exchange” in this prospectus supplement.
We are able to redeem the Series F Preferred Shares beginning on the Par Call Date, and earlier under certain circumstances, but are under no obligation to do so. If the Series F Preferred Shares are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at a similar return on investment.
On and after the Par Call Date, or, under certain circumstances, before the Par Call Date, we may, subject to our ability to meet applicable regulatory standards, redeem the Series F Preferred Shares. See “Description of the Series F Preferred Shares—Redemption”. Whenever we redeem Series F Preferred Shares held by the depositary, the depositary will, as of the same redemption date, redeem the number of Depositary Shares so redeemed. See “Description of the Depositary Shares—Redemption” in this prospectus supplement. We have no obligation to redeem or repurchase the Series F Preferred Shares under any circumstances. If the Series F Preferred Shares are redeemed at a time when prevailing interest rates are lower than the dividend rate applicable to the Series F Preferred Shares, you may not be able to reinvest the redemption proceeds in an investment with a comparable a rate of return.
You have no rights to require us to redeem or repurchase the Depositary Shares.
We will use the net proceeds from this offering of Depositary Shares to redeem in part our outstanding Series C Non-Cumulative Preferred Shares. You will have no rights to require us to repurchase your Depositary Shares.
The regulatory capital treatment of the Series F Preferred Shares may not be what we anticipate.
The Series F Preferred Shares are intended to constitute Tier 2 capital in accordance with the group requirements of the BMA which came into force on January 1, 2013. In order for the Series F Preferred Shares to qualify as Tier 2 capital, the terms of the Series F Preferred Shares reflect the criteria contained in the Insurance (Group Supervision) Rules 2011 published by the BMA in January 2012, and any amendments thereto. No assurance can be made that the BMA will deem that the Series F Preferred Shares constitute Tier 2 capital under the group supervision rules. In the event that the BMA does not make such a determination, subject to the limitations described herein, we will be entitled to vary the terms of the Series F Preferred Shares or exchange the Series F Preferred Shares for new securities to achieve the desired regulatory capital treatment. See “Description of the Series F Preferred Shares—Redemption—Tax Events,” and “Description of the Series F Preferred Shares—Variation or Exchange” in this prospectus supplement.
Our ability to pay dividends may be limited by regulatory law and by the Certificate of Designations of the Series F Preferred Shares.
Under Bermuda law and under the terms of the certificate of designations governing the Series F Preferred Shares, we will not be permitted to pay dividends on the Series F Preferred Shares (even if such dividends have been previously declared) if there are reasonable grounds for believing that (1) we are or, after giving effect to the payment of dividends, would be unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than our liabilities, or (3) we are or, after such payment, would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 or any successor legislation or then-applicable law.

A classification of the Series F Preferred Shares by the National Association of Insurance Commissioners may impact U.S. insurance companies that purchase the Depositary Shares.
The NAIC may from time to time, in its discretion, classify securities in insurers’ portfolios as either debt, preferred equity or common equity instruments. The NAIC’s written guidelines for classifying securities as debt, preferred equity or common equity include subjective factors that require the relevant NAIC examiner to exercise substantial judgment in making a classification. There is therefore a risk that the Series F Preferred Shares may be classified by NAIC as common equity instead of preferred equity. The NAIC classification determines the amount of risk based capital (“RBC”) charges incurred by insurance companies in connection with an investment in a security. Securities classified as common equity by the NAIC carry RBC charges that can be significantly higher than the RBC requirement for debt or preferred equity. Therefore, any classification of the Series F Preferred Shares as common equity may adversely affect U.S. insurance companies that hold Depositary Shares. In addition, a determination by the NAIC to classify the Series F Preferred Shares as common equity may adversely impact the trading of the Depositary Shares in the secondary market.
Risks Relating to Taxation
We and our non-U.S. subsidiaries may become subject to U.S. federal income taxation and/or the U.S. federal income tax liabilities of our U.S. subsidiaries may increase.
ACGL and its non-U.S. subsidiaries (other than its Lloyd’s syndicate) intend to operate their businesses in a manner that will not cause them to be treated as engaged in a trade or business in the U.S. and, thus, will not require them to pay U.S. federal income taxes (other than U.S. excise taxes on insurance and reinsurance premium and withholding taxes on certain U.S. source investment income) on their income. However, because there is uncertainty as to the activities which constitute being engaged in a trade or business in the U.S., there can be no assurances that the U.S. Internal Revenue Service (“IRS”) will not contend successfully that ACGL or its non-U.S. subsidiaries are engaged in a trade or business in the U.S. If ACGL or any of its non-U.S. subsidiaries were subject to U.S. income tax, our shareholders’ equity and earnings could be adversely affected.
Congress has been considering legislation intended to eliminate certain perceived tax advantages of Bermuda and other non-U.S. insurance companies and U.S. insurance companies having Bermuda and other non-U.S. affiliates, including perceived tax benefits resulting principally from reinsurance between or among U.S. insurance companies and their Bermuda or other non-U.S. affiliates. Some U.S. insurance companies have also been lobbying Congress recently to pass such legislation. In this regard, the American Jobs Creation Act of 2004 (the “Jobs Act”) permits the IRS to re-allocate, re-characterize or adjust items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to prior law, which only covered source and character). The Jobs Act also eliminated the tax benefits available to a U.S. company that, after March 4, 2003, changed its legal domicile to a non-U.S. jurisdiction, a transaction commonly known as an inversion. We changed our legal domicile from the U.S. to Bermuda, but were not affected by the anti-inversion rule because our change in domicile occurred in November 2000. The American Infrastructure Investment and Improvement Act of 2008 as passed by the Senate Finance Committee would have made the Jobs Act anti-inversion rule applicable retroactively to inversions that occurred after March 20, 2002. Although this modification would not affect ACGL, no assurance can be given that if reintroduced in the current Congress the final bill will not make the Jobs Act anti-inversion rule applicable retroactively to inversions that occurred on an earlier date, in which case ACGL could be adversely affected. A legislative proposal reintroduced in 2017 would treat certain foreign corporations as U.S. corporations if such corporation is primarily managed and controlled within the U.S. While we believe ACGL is not primarily managed and controlled within the U.S., there is no assurance that the proposal would not apply to ACGL. Another legislative proposal would treat a foreign corporation as a U.S. corporation if it is determined that the foreign corporation was formed or organized principally for the purpose of avoiding being treated as a U.S. corporation. It is uncertain whether this proposal would apply to ACGL, but it would adversely affect us if enacted and found to apply. Another legislative proposal has been introduced that would treat certain “tax haven CFCs” as U.S. corporations for federal income tax purposes. The term “tax haven CFC” would include a Bermuda corporation that is a controlled foreign corporation, but would exclude corporations that engage in the active conduct of a trade or business in Bermuda. It is not clear how this bill would apply to ACGL, which conducts its insurance and reinsurance businesses through its subsidiaries. Further, it is not clear whether this bill was intended to apply to a publicly traded company such as ACGL. There is no assurance that this legislative proposal, if enacted, would not apply to ACGL or any of its non-U.S. subsidiaries. In addition, Congress has conducted hearings relating to the tax treatment of reinsurance between affiliates and is reported to be considering legislation that would adversely affect reinsurance between U.S. and non-U.S. affiliates. One such proposal would increase the excise tax rate on reinsurance premiums paid to affiliated non-U.S. reinsurers. A legislative proposal in the

House of Representatives as well as a prior Senate Finance Committee staff discussion draft and other prior proposals would limit deductions for premiums ceded to affiliated non-U.S. reinsurers above certain levels. The Obama Administration’s Fiscal Year 2017 Revenue Proposals contain a similar but more restrictive provision that would deny deductions for all premiums ceded to affiliated non-U.S. reinsurers, offset by an exclusion for any ceding commissions received or reinsurance recovered from such affiliates. Two legislative proposals (i.e., H.R. 3157 and S. 1963) introduced during the 112th Congress and two legislative proposals (i.e., H.R. 6270 and S. 3424) introduced during the 114th Congress appeared to include a provision that is similar to the one contained in the Obama Administration’s Fiscal Year 2017 Revenue Proposals. No similar proposal has been introduced in the current 115th Congress or was contained in the Trump Administration’s Fiscal Year 2018 Revenue Proposals. In July 2015, the Senate Finance Committee’s International Tax Reform Working Group released a final report providing a loose framework for U.S. tax reform. While the final report discussed issues regarding foreign affiliate reinsurance, it did not recommend any specific proposal in this respect. Enactment of any such legislation or proposal described above as well as other changes in U.S. tax laws, regulations and interpretations thereof to address these issues could adversely affect us.
In November 2013, the Senate Committee on Finance published two alternative Chairman’s Staff Discussion Drafts on reforming international business taxation. The drafts contain legislative proposals that, if enacted, could adversely affect us. The drafts include a provision to limit deductions for premium ceded to affiliated non-U.S. reinsurers, which is similar to the provision in the Administration’s Fiscal Year 2017 Revenue Proposals as described above. The drafts would repeal the portfolio interest exemption on U.S. corporate debt, which could significantly increase tax liabilities on our investment portfolio or cause us to increase investment in non-U.S. corporate debt. In February 2014, the House Ways and Means Committee Chairman Dave Camp published a tax reform proposal titled “Tax Reform Act of 2014,” which was subsequently introduced to the Congress in December 2014 (the “Camp bill”). The Camp bill contains several provisions that, if enacted, could adversely affect us. One provision is similar to the reinsurance premium disallowance provision contained in the Administration’s Fiscal Year 2017 Revenue Proposals as described above. Other provisions in the Camp bill would modify certain tax rules applicable to U.S. and non-U.S. insurance companies, which could adversely affect our U.S. federal income tax liabilities. The Camp bill has not been reintroduced in the 114th Congress or the current 115th Congress. In February 2016, the U.S. Department of the Treasury released a revised 2016 U.S. Model Income Tax Convention, which contained several substantive changes to the 2006 U.S. Model Income Tax Convention. These changes outline the U.S. Department of the Treasury’s position on related issues in the future treaty negotiations. While the changes would have no legal effect unless they are incorporated in the relevant income tax treaties through negotiation with other contracting states, there is no assurance that the adoption of any of the changes would not adversely affect income tax liabilities of us or any of our subsidiaries.
In June 2016, the House Committee on Ways and Means issued a tax reform blueprint titled “Better Way for Tax Reform” as a conceptual framework for future reform of the United States tax laws. The blueprint proposes a so-called “border adjustment” system under which companies generally would be exempt from taxation on exports of goods and services and would be denied a tax deduction for any imports of goods or services. No detailed legislative proposal has been introduced in current Congress to implement the tax reform blueprint and it is unclear how an insurance company will be taxed under a “border adjustment” system. It is possible that any deduction for the reinsurance premiums paid by a U.S. insurance company to a non-U.S. insurance company would be disallowed and/or that an import tax on reinsurance premiums may be imposed. Any such disallowance of deductions for reinsurance premiums and/or import tax on reinsurance premiums (or other changes arising under the tax reform blueprint), if adopted, could adversely affect us and our subsidiaries. On July 27, 2017, Republican leaders in Congress and the Trump Administration released a joint statement on their progress on tax reform indicating that they decide to set aside the “border adjustment” proposal. There is no assurance that such proposal or any similar proposal will not be reconsidered by Congress in the future.
Our non-U.K. companies may be subject to U.K. tax that may have a material adverse effect on our results of operations.
We intend to operate in such a manner so that none of our companies, other than our U.K. subsidiaries and branch operations (the “U.K. Group”), should be resident in the U.K. for tax purposes or carry on a trade, whether or not through a permanent establishment, in the U.K. Accordingly, we do not expect that of our other subsidiaries, other than the U.K. Group, should be subject to U.K. tax. Case law has held that whether or not a trade is being carried on in the U.K. is a matter of fact and emphasis is placed on where the operations take place from which the profits in substance arise. HM Revenue and Customs might contend successfully that one or more of our subsidiaries, in addition to the U.K. Group, is carrying on a trade in the U.K. For U.K. tax purposes, a non-U.K. tax resident company will be subject to U.K. corporation tax only if it carries on a trade through a permanent establishment in the U.K. However, that subsidiary may still be subject to U.K. income tax if it carries on a trade in the U.K. without a permanent establishment, unless it is entitled to the protection afforded by a double tax treaty between the U.K. and the jurisdiction in which that company is resident. If any of our subsidiaries is treated as resident, or carrying on a trade, in the U.K., whether or not through a permanent establishment, and, therefore, subject to U.K. tax, our results of operations could be materially adversely affected.
We may become subject to taxes in Bermuda after March 31, 2035, which may have a material adverse effect on our results of operations.
Under current Bermuda law, we are not subject to tax on income, profits, withholding, capital gains or capital transfers. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or our operations until March 31, 2035. We could be subject to taxes in Bermuda after that date. This assurance does not, however, prevent the imposition of taxes on any person ordinarily resident in Bermuda or any company in respect of its ownership of real property or leasehold interests in Bermuda.
The impact of Bermuda’s letter of commitment to the OECD to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.
The Organization for Economic Cooperation and Development (“OECD”) has published reports and launched a global initiative among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. Bermuda was not listed in the most recent report as an uncooperative tax haven jurisdiction because it had previously committed to eliminate harmful tax practices, to embrace international tax standards for transparency, to exchange information and to eliminate an environment that attracts business with no substantial domestic activity. We are not able predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.
We may become subject to increased taxation in Bermuda and other countries as a result of the OECD’s plan on “Base erosion and profit shifting.”
The OECD, with the support of the G20, initiated the “base erosion and profit shifting” (“BEPS”) project in 2013 in response to concerns that international tax standards have not kept pace with changes in global business practices and that changes are needed to international tax laws to address situations where multinationals may pay little or no tax in certain jurisdictions by shifting profits away from jurisdictions where the activities creating those profits may take place. In October 2015, the OECD issued “final reports” in connection with the BEPS project. The final reports have been approved for adoption by the G20 finance ministers in November 2015. The final reports provide the basis for international standards for corporate taxation that are designed to prevent, among other things, the artificial shifting of income to tax havens and low-tax jurisdictions, the erosion of the tax base through interest deductions on intercompany debt and the artificial avoidance of permanent establishments (i.e., tax nexus with a jurisdiction). The measures also contemplate the development of a multilateral instrument to incorporate and facilitate changes to tax treaties.
Legislation to adopt these standards has been enacted or is currently under consideration in a number of jurisdictions to implement these standards, including country-by-country reporting. As a result, our income may be taxed in jurisdictions where it is not currently taxed and at higher rates of tax than currently taxed, which may substantially increase our effective tax rate. Also, the adoption of these standards may increase the complexity and costs associated with tax compliance and adversely affect our financial position and results of operations.

USE OF PROCEEDS
We expect to receive approximately $192.8 million in net proceeds (or $221.9 million in net proceeds if the underwriters exercise their over-allotment option in full) from the sale of the Depositary Shares issued in this offering, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering to redeem in part our outstanding Series C Non-Cumulative Preferred Shares. Certain of the underwriters (or their affiliates or associated persons) are holders of the Series C Non-Cumulative Preferred Shares and would receive a portion of the proceeds from this offering as a result of the redemption of the Series C Non-Cumulative Preferred Shares. If any one underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds as a result of the redemption of the Series C Non-Cumulative Preferred Shares, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. See ”Underwriting (Conflicts of Interest)”.
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS
The ratio of earnings to fixed charges for each of the periods set forth below is as follows:

	Six Months Ended June 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	7.6x	10.0x	8.5x	13.2x	24.6x	16.9x
Ratio of earnings to fixed charges and preference dividends(2)	5.8x	7.7x	6.6x	10.0x	14.8x	9.7x
____________________

(1)
For purposes of determining the ratio of earnings to fixed charges, “earnings” consists of (a) income before income taxes, minus (b) equity in net income of investees, plus (c) fixed charges, and “fixed charges” consists of (a) interest and amortization on indebtedness, plus (b) estimate of interest component within rental expense net of sublease income.

(2)
For purposes of determining the ratio of earnings to fixed charges and preference share dividends, “earnings” consists of (a) income before income taxes, minus (b) equity in net income of investees, plus (c) fixed charges, and “fixed charges and preference dividends” consists of (a) interest and amortization on indebtedness, plus (b) Watford preference dividends, plus (c) dividends declared on our Series C Non-Cumulative Preferred Shares and Series E Non-Cumulative Preferred Shares, plus (d) estimate of interest component within rental expense net of sublease income.

CAPITALIZATION
The following table sets forth our capitalization at June 30, 2017 on:

•	an actual basis; and

•
an as adjusted basis to give effect to the issuance of the Depositary Shares in this offering and to the application of net proceeds (assuming the underwriters do not exercise their over-allotment option), as if such actions had occurred on June 30, 2017.

The following should be read in conjunction with our financial statements and the notes related thereto which are included in our 2017 Second Quarter Form 10-Q.

	June 30, 2017
(in thousands, except for par value data)	Actual	As adjusted for this offering
5.144% Senior Notes due 2043 of Arch Capital Group (U.S.) Inc.(1)	$500,000	$500,000
7.35% Senior Notes due 2034 of ACGL(1)	300,000	300,000
4.011% Senior Notes due 2026 of Arch Capital Finance LLC(1)	500,000	500,000
5.031% Senior Notes due 2046 of Arch Capital Finance LLC(1)	450,000	450,000
Revolving credit facility borrowings(2)	686,452	686,452
Total debt(3)	2,436,452	2,436,452
Shareholders’ equity:
Series C Non-Cumulative Preferred Shares (12,902,193 issued and outstanding, actual and 4,902,193 as adjusted)	322,555	122,555
Series D Convertible Preferred Shares (567,420 issued and outstanding)	489,627	489,627
Series E Non-Cumulative Preferred Shares (18,000 issued and outstanding)	450,000	450,000
Series F Non-Cumulative Preferred Shares (8,000 issued and outstanding, as adjusted)	—	200,000
Common shares ($0.0033 par value, 600,000,000 shares authorized, and 182,714,362 shares issued and outstanding)(4)	609	609
Additional paid-in capital(5)	1,196,884	1,195,569
Retained earnings	8,412,114	8,406,258
Accumulated other comprehensive income, net of deferred income tax	78,441	78,441
Common shares held in treasury, at cost (shares: 52,034,403)	(2,051,343)	(2,051,343)
Non-redeemable noncontrolling interests(6)	877,456	877,456
Total shareholders’ equity	9,776,343	9,769,172
Total capitalization	$12,212,795	$12,205,624
Selected ratios:
Ratio of total debt to total capitalization	19.9%	20.0%
Ratio of total preferred shares to total capitalization	6.3%	6.3%
Ratio of total debt and total preferred shares to total capitalization	26.2%	26.3%
____________________

(1)
Does not reflect debt issuance costs of $5.4 million for the 5.144% Senior Notes, $3.0 million for the 7.35% Senior Notes, $4.1 million for the 4.011% Senior Notes and $4.9 million for the 5.031% Senior Notes.

(2)
ACGL and certain of its wholly owned subsidiaries have a $500 million unsecured revolving loan and letter of credit facility and a $350 million secured letter of credit facility (the “Credit Agreement”). As of June 30, 2017 there were $500 million of revolving loans, no unsecured letters of credit and $162 million of secured letters of credit outstanding under the Credit Agreement.

The aggregate amount of revolving credit facility borrowings on our balance sheet as of June 30, 2017 also includes borrowings of $186 million by Watford Re under its secured credit facility. Watford Re is considered a variable interest entity and therefore included in ACGL’s consolidated financial statements. However, the Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions.

(3)	Does not include reserves or other balance sheet or non-balance-sheet liabilities, including contingent liabilities.

(4)	The number of common shares outstanding excludes the effect of 6,972,369 outstanding employee stock options and 429,583 restricted stock units outstanding at June 30, 2017.

(5)	Adjusted for estimated issue costs related to this offering.

(6)	Represents the portion of Watford Re’s common equity attributable to third party investors. The noncontrolling ownership in Watford Re’s common shares was approximately 89% at June 30, 2017.

DESCRIPTION OF THE SERIES F PREFERRED SHARES
The following description of the particular terms of the Series F Preferred Shares supplements the description of the general terms and provisions of the preference shares set forth under “Description of Arch Capital Preference Shares” in the accompanying prospectus. The following summary of the terms and provisions of the Series F Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the bye-laws of ACGL, which we have previously filed with the Securities and Exchange Commission, or SEC, and the Certificate of Designations creating the Series F Preferred Shares, which will be included as an exhibit to documents that we file with the SEC. The more general terms of the preferred shares described in the accompanying prospectus are inapplicable to the Series F Preferred Shares and you should rely on the information in this prospectus supplement. As used in this section, “we,” “us,” “our,” “the Company” and “ACGL” mean Arch Capital Group Ltd. and do not include its subsidiaries.
General
In August 2017, the certificate of designations setting forth the specific rights, preferences, limitations and other terms of the Series F Preferred Shares was approved pursuant to authority delegated by the board of directors of the Company. The Series F Preferred Shares constitute a series of our authorized preference shares.
We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series F Preferred Shares will be fully paid and non-assessable when issued, which means that holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the Series F Preferred Shares will not have preemptive or subscription rights to acquire more of our capital shares.
Holders will not have the right to convert Series F Preferred Shares into, or exchange Series F Preferred Shares for, shares of any other class or series of shares or other securities of ours. The Series F Preferred Shares have no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of ACGL to redeem or purchase the Series F Preferred Shares.
Ranking
The Series F Preferred Shares will rank senior to our junior shares (as defined herein) and equally with each other series of our preferred shares that we may issue with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. In April 2012, we issued $325 million aggregate liquidation preference of our Series C Non-Cumulative Preferred Shares. In September 2016, we issued $450 million aggregate liquidation preference of our Series E Non-Cumulative Preferred Shares. The Series C Non-Cumulative Preferred Shares and Series E Non-Cumulative Preferred Shares are on parity with the Series F Preferred Shares with respect to the payment of dividends and distribution of assets upon a liquidation, dissolution or winding up of ACGL. As of the date of this prospectus supplement, our Series C Non-Cumulative Preferred Shares (that will be redeemed in part using the net proceeds of this offering) and Series E Non-Cumulative Preferred Shares are our only outstanding series or class of shares that are on parity with the Series F Preferred Shares with respect to payment of dividends and the distribution of assets upon a liquidation, dissolution or winding-up of ACGL. We may issue, without limitation, (1) additional Depositary Shares representing additional Series F Preferred Shares that would form part of the same series of Depositary Shares offered in this offering, and (2) additional series of securities that rank equally with or senior to the Series F Preferred Shares. Unless our shareholders otherwise provide, our board of directors may from time to time create and issue preference shares of other series and fix their relative rights, preferences and limitations.
As equity, the Series F Preferred Shares are not encumbered (i.e., not secured by any assets).

The Series F Preferred Shares do not represent an interest in any subsidiary of ACGL. The Series F Preferred Shares accordingly will be structurally subordinated to all obligations of subsidiaries of ACGL, including policyholders’ obligations of ACGL’s insurance and reinsurance subsidiaries.

Dividends
Dividends on the Series F Preferred Shares will not be mandatory. Holders of Series F Preferred Shares will be entitled to receive, only when, as and if declared by the board of directors of ACGL or a duly authorized committee of the board, out of lawfully available funds for the payment of dividends under Bermuda law, non-cumulative cash dividends from the original issue date, quarterly on the last day of March, June, September and December of each year. If declared, the first dividend payment date will be January 2, 2018 (since December 31, 2017 (the last day of the fiscal quarter) is not a business day). These dividends will accrue with respect to a particular dividend period, on the liquidation preference amount of $25,000 per Series F Preferred Share (equivalent to $25 per Depositary Share) at the annual rate set forth on the cover page of this prospectus supplement. In the event that we issue additional Series F Preferred Shares after the original issue date, dividends on such additional shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued.
Dividends, if so declared, will be payable to holders of record of the Series F Preferred Shares as they appear on our books on the applicable record date, which shall be March 15, June 15, September 15 and December 15, as applicable, immediately preceding the applicable dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day.
A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series F Preferred Shares. Dividends payable on the Series F Preferred Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day.
Dividends on the Series F Preferred Shares will not be cumulative. Accordingly, if the board of directors of ACGL, or a duly authorized committee of the board, does not declare a dividend on the Series F Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and will not be payable and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends are declared for any future dividend period on the Series F Preferred Shares or any other preferred shares we may issue in the future.
So long as any Series F Preferred Shares remain issued and outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series F Preferred Shares and parity shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):

•	no dividend shall be paid or declared on our common shares, or any other junior shares (as defined below) (other than a dividend payable solely in junior shares); and

•
no common shares or other junior shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior shares for or into other junior shares, or the exchange or conversion of one junior share for or into another junior share, or (ii) through the use of the proceeds of a substantially contemporaneous sale of junior shares, in each case as permitted by the bye-laws of ACGL in effect on the date of issuance of the Series F Preferred Shares).

As used in this prospectus supplement, “junior shares” means any class or series of our capital shares that ranks junior to the Series F Preferred Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of ACGL. At present, junior shares consist of our common shares and our Series D Convertible Preferred Shares.
When dividends are not paid (or duly provided for) in full on any dividend payment date (or, in the case of parity shares (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series F Preferred Shares, on a dividend payment date falling within the related dividend period for the Series F Preferred Shares) upon the Series F Preferred Shares and any parity shares, all dividends declared by the board of directors of ACGL or a duly authorized committee of the board upon the Series F Preferred Shares and all such parity shares and payable on such dividend payment date (or, in the case of parity shares having dividend payment dates different from the dividend payment dates pertaining to the Series F Preferred Shares, on a dividend payment date falling within the related dividend period for the Series F Preferred Shares) shall be declared by the board or such committee pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per Series F Preferred Share and all parity shares payable on such dividend payment date (or, in the case of parity shares having dividend payment dates different from the dividend payment dates pertaining to the Series F Preferred Shares, on a dividend payment date falling within the related dividend period for the Series F Preferred Shares) bear to each other.
As used in this prospectus supplement, “parity shares” means any class or series of our capital shares that ranks equally with the Series F Preferred Shares with respect to the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of ACGL. As of the date of this prospectus supplement, our Series C Non-Cumulative Preferred Shares and Series E Non-Cumulative Preferred Shares are our only issued and outstanding class or series of shares that are parity shares.
Certain Restrictions on Payment of Dividends
ACGL is a holding company whose assets primarily consist of the shares in our subsidiaries. Generally, ACGL depends on its available cash resources, liquid investments and dividends or other distributions from subsidiaries to make payments, including any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares.
The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions or other payments to us is dependent on their ability to meet applicable regulatory standards. Under Bermuda law, Arch Re Bermuda is subject to individual capital requirements, including, among other requirements, being required to maintain an enhanced capital requirement which must equal or exceed its minimum solvency margin (i.e., the amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of (1) $100 million, (2) 50% of net premiums written (being gross premiums written less any premiums ceded by Arch Re Bermuda, but Arch Re Bermuda may not deduct more than 25% of gross premiums when computing net premiums written) and (3) 15% of net discounted aggregated losses and loss expense provisions and other insurance reserves. Arch Re Bermuda is prohibited from declaring or paying any dividends during any financial year if it is not in compliance with its enhanced capital requirement, minimum solvency margin or minimum liquidity ratio. In addition, Arch Re Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files, at least seven days before payment of such dividends, with BMA an affidavit stating that it will continue to meet the required margins. In addition, Arch Re Bermuda is prohibited, without prior approval of the BMA, from reducing by 15% or more its total statutory capital, as set out in its previous year’s statutory financial statements. Arch Re Bermuda is required to meet enhanced capital requirements as calculated using a risk based capital model called the Bermuda Solvency Capital Requirement model or an internal model approved by the BMA.
Under Bermuda law, we may not lawfully declare or pay a dividend on the Series F Preferred Shares (even if such dividends have been previously declared) if we have reasonable grounds for believing that (i) we are or, after giving effect to the payment of dividends, would be, unable to pay our liabilities as they become due, or (ii) the realizable value of our assets would thereby be less than our liabilities, or (iii) we are or, after such payment, would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 or any successor legislation or then-applicable law. At December 31, 2016, as determined under Bermuda law, Arch Re Bermuda had statutory capital and surplus of $7.88 billion ($5.43 billion at December 31, 2015), which amounts were in compliance with Arch Re Bermuda’s capital requirement at such date. Such amounts include ownership interests in U.S. insurance and reinsurance subsidiaries. For the six months ended June 30, 2017, ACGL received dividends of $56.0 million from Arch Re Bermuda. Accordingly, Arch Re Bermuda can pay approximately $1.91 billion to ACGL during the remainder of 2017 without providing an affidavit to the BMA, as discussed above.
In addition to meeting applicable regulatory standards, the ability of our insurance and reinsurance subsidiaries to pay dividends is also constrained by our dependence on the financial strength ratings of our insurance and reinsurance subsidiaries from independent rating agencies. The ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries. We believe that ACGL has sufficient cash resources and available dividend capacity to service its indebtedness and other current outstanding obligations.

Payment of Additional Amounts
We will make all payments on the Series F Preferred Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which we are organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the Series F Preferred Shares such additional amounts as dividends as may be necessary so that every net payment made to such holders, after the withholding or deduction, will not be less than the amount provided for in the Certificate of Designations to be then due and payable.
We will not be required to pay any additional amounts for or on account of:

1.
any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, citizen, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Series F Preferred Shares or any Series F Preferred Shares presented for payment more than 30 days after the Relevant Date. The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the Series F Preferred Shares;

2.
any estate, inheritance, gift, sale, transfer, wealth, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference;

3.
any tax, fee, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference of or any dividends on the Series F Preferred Shares;

4.
any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series F Preferred Shares to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, citizenship, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

5.
any tax, fee, duty, assessment or other governmental charge that is withheld by any paying agent from any payment on any Series F Preferred Shares, if such payment can be made without such withholding by at least one other paying agent;

6.
any tax, fee, duty, assessment or other governmental charge that is imposed or withheld pursuant to Sections any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code); or

7.	any combination of items (1), (2), (3), (4), (5) and (6).
In addition, we will not pay additional amounts with respect to any payment on any such Series F Preferred Shares to any holder who is a fiduciary, partnership, limited liability company or other pass-thru entity other than the sole beneficial owner of such Series F Preferred Shares if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-thru entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series F Preferred Shares.
If there is a substantial probability that we or any entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets (a “successor company”) would become obligated to pay any additional amounts as a result of a change in tax law, we or the successor company will also have the option to redeem the Series F Preferred Shares. See “—Redemption—Tax Events.”
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of ACGL, holders of the Series F Preferred Shares and any parity shares are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, but before any distribution of assets is made to holders of our common shares or any of our other shares ranking junior as to such a distribution to the Series F Preferred Shares, a liquidating distribution in the amount of $25,000 per Series F Preferred Share (equivalent to $25 per Depositary Share) plus any declared and unpaid dividends. Holders of the Series F Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series F Preferred Shares and all holders of any parity shares, the amounts paid to the holders of Series F Preferred Shares and to the holders of any parity shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders, but only to the extent we have assets available after satisfaction of all liabilities to creditors. In any such distribution, the “liquidation preference” of any holder of preferred shares means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series F Preferred Shares and any holders of parity shares, the holders of our other shares shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of this section, a consolidation, amalgamation, merger, arrangement, reincorporation, de-registration or reconstruction involving ACGL or the sale or transfer of all or substantially all of the shares or the property or business of ACGL will not be deemed to constitute a liquidation, dissolution or winding-up.
Redemption
Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares is limited to (a) funds otherwise available for dividends or distributions or (b) out of the company’s share premium account before the redemption date.
Under Bermuda law, no redemption may be made by us if there are reasonable grounds for believing that (i) we are or, after giving effect to redemption of shares, would be unable to pay our liabilities as they become due, or (ii) the realizable value of our assets would thereby be less than our liabilities, or (iii) we are or, after such redemption, would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 or any successor legislation or then-applicable law. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of our assets would thereby be less than the aggregate of our liabilities.
Our ability to effect a redemption of the Series F Preferred Shares is subject to regulatory approval. Our ability to effect a redemption of the Series F Preferred Shares may be subject to the performance of our subsidiaries. Distributions to us from our insurance subsidiaries will also be subject to applicable insurance laws and regulatory constraints.

The Series F Preferred Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.
On or After Par Call Date
Except as described below, the Series F Preferred Shares are not redeemable prior to the Par Call Date. On and after the Par Call Date, the Series F Preferred Shares will be redeemable at our option, in whole or in part, upon not less than 30 days nor more than 60 days’ notice, at a redemption price equal to $25,000 per Series F Preferred Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends. Holders of the Series F Preferred Shares will have no right to require the redemption of the Series F Preferred Shares.
Business Combination Proposal
The Series F Preferred Shares are redeemable at our option at any time prior to the Par Call Date, if we have submitted to the holders of our common shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving ACGL that requires, or we have submitted any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation) that requires, in either case, a vote of the holders of the Series F Preferred Shares at the time outstanding, voting separately as a single class (alone or with one or more other classes or series of preferred shares); provided, in each case, that no redemption may occur prior to the Par Call Date unless we have sufficient funds in order to meet the BMA’s ECR and the BMA (or its successor, if any) approves of the redemption or we replace the capital represented by the Series F Preferred Shares with capital having equal or better capital treatment as the Series F Preferred Shares under the ECR. Our option to redeem the Series F Preferred Shares under such circumstances shall be for all of the outstanding Series F Preferred Shares upon not less than 30 nor more than 60 days prior written notice, and at a redemption price of $26,000 per Series F Preferred Share (equivalent to $26 per Depositary Share), plus all declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends.
Capital Disqualification Event
We will have the option to redeem for cash the Series F Preferred Shares at any time in whole or from time to time in part, upon not less than 30 days’ nor more than 60 days’ prior written notice in accordance with the procedures described under “—Procedures for Redemption” above, at a redemption price of $25,000 per Series F Preferred Share (equivalent to $25 per Depositary Share) plus declared and unpaid dividends, if any, up to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time within 90 days following the occurrence of the date (a “capital redemption trigger date”) on which we have reasonably determined that a “capital disqualification event” (as defined below) has occurred as a result of (a) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Series F Preferred Shares; (b) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the Series F Preferred Shares; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Series F Preferred Shares; provided that any such redemption in part may only be made if (x) we have reasonably determined that the portion of the Series F Preferred Shares to be redeemed is the subject of the capital disqualification event and (y) after giving effect to such redemption, we have reasonably determined that a capital disqualification event will not exist with respect to the then-outstanding Series F Preferred Shares and such redemption will not result in the suspension or removal of the Depositary Shares from listing on NASDAQ. Further, no redemption may occur prior to the Par Call Date unless we have sufficient funds in order to meet the BMA’s ECR and the BMA (or its successor, if any) approves of the redemption or we replace the capital represented by the Series F Preferred Shares with capital having equal or better capital treatment as the Series F Preferred Shares under the ECR.
As used in this prospectus supplement, (i) a “capital disqualification event” means the Series F Preferred Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratio or any other comparable ratio, regulatory capital resource or level, of ACGL or any subsidiary thereof, where capital is subdivided into tiers, as Tier 2 capital securities under then-applicable capital adequacy regulations imposed upon us by the BMA (or any successor agency or then-applicable regulatory authority) and, which includes, without limitation, our individual and group enhanced capital requirements, applicable to the Company under the BMA’s capital adequacy regulations, except as a result of any applicable limitation on the amount of such capital; and (ii) “capital adequacy regulations” means the solvency margins, capital adequacy regulations or any other regulatory capital rules applicable to us from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then-applicable capital adequacy regulations).
Tax Events
We will have the option to redeem for cash the Series F Preferred Shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures described under “—Procedures for Redemption” above, at a redemption price of $25,000 per Series F Preferred Share (equivalent to $25 per Depositary Share) plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time following the occurrence of a tax event (as defined). A “tax event” means as a result of a “change in tax law” there is a substantial probability that we or any successor corporation would be required to pay any additional amounts with respect to the Series F Preferred Shares.
Prior to any redemption upon a tax event, we will be required to deliver a certificate signed by two executive officers of the Company to the transfer agent for the Series F Preferred Shares confirming that a tax event has occurred and is continuing (as reasonably determined by us).
A “change in tax law” means (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party after the date of this prospectus supplement, or (d) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction or any political subdivision, whether or not such decision was rendered with respect to us. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which we or our dividend disbursing agent are making payments on the Series F Preferred Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction in which ACGL or a successor corporation is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.
In addition, we will have the option to redeem for cash any or all Series F Preferred Shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures set forth under “—Procedures for Redemption” above, at a redemption price of $25,000 per Series F Preferred Share (equivalent to $25 per Depositary Share) plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, if the entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of Series F Preferred Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease.
Procedures for Redemption
The redemption price for any shares of Series F Preferred Shares shall be payable on the redemption date to the holders of such shares against book entry transfer or surrender of the certificate(s) evidencing such shares to us or our agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the dividend payment date provided in “—Dividends” above.
Prior to delivering notice of redemption as provided below, we will file with our corporate records a certificate signed by one of our officers affirming our compliance with the redemption provisions under the Companies Act 1981 of Bermuda (the “Companies Act”) relating to the Series F Preferred Shares, and stating that there are reasonable grounds for believing that we are, and after the redemption will be, able to pay our liabilities as they become due and that the redemption will not cause us to breach any provision of applicable Bermuda law or regulation. We will mail a copy of this certificate with the notice of any redemption.

If the Series F Preferred Shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series F Preferred Shares to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series F Preferred Shares are held in book-entry form through The Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•
the number of Series F Preferred Shares to be redeemed and, if less than all the Series F Preferred Shares held by such holder are to be redeemed, the number of such Series F Preferred Shares to be redeemed from such holder;

•	the redemption price; and

•
that the shares should be delivered via book entry transfer or the place or places where holders may surrender certificates evidencing the Series F Preferred Shares for payment of the redemption price.

If notice of redemption of any Series F Preferred Shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series F Preferred Shares so called for redemption, then, from and after the redemption date, no further dividends will be declared on such Series F Preferred Shares, such Series F Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series F Preferred Shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the Series F Preferred Shares at the time outstanding, the Series F Preferred Shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.
If the Series F Preferred Shares are redeemed, in whole or in part, a corresponding number of Depositary Shares will be redeemed with the proceeds received by the depositary from the redemption of the Series F Preferred Shares held by the depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per Series F Preferred Share.
Our ability to redeem the Series F Preferred Shares will be limited by the terms of our agreements governing our indebtedness and by the provisions of other agreements that we may enter into.
Under Bermuda law, we may not redeem our preference shares (including the Series F Preferred Shares) at any time if we have reasonable grounds for believing that we are, or after the redemption would be, unable to pay our liabilities as they become due. Preference shares (including the Series F Preferred Shares) may not be redeemed except out of the capital paid up thereon or out of our funds that would otherwise be available for dividends or distributions or out of the proceeds of a new issue of shares made for the purpose of the redemption. The premium, if any, payable on redemption must be provided for out of our funds that would otherwise be available for dividends or distributions or out of our share premium account before the preference shares are redeemed. Preference shares also may not be redeemed if as a result of the redemption, our issued share capital would be reduced below the minimum capital specified in the memorandum of association of ACGL.
Variation or Exchange
At any time following a tax event or a capital disqualification event, we may, without the consent of any holders of the Series F Preferred Shares, vary the terms of the Series F Preferred Shares or exchange the Series F Preferred Shares for new securities, which (i) in the case of a tax event, would eliminate the substantial probability that we or any successor corporation would be required to pay any additional amounts with respect to the Series F Preferred Shares as a result of a change in tax law or (ii) in the case of a capital disqualification event, would cause the Series F Preferred Shares to become securities that qualify as Tier 2 capital (where capital is subdivided into tiers) or its equivalent under then-applicable capital adequacy regulations imposed upon us by the BMA or any successor agency or then-applicable regulatory authority, including under the BMA’s enhanced capital requirements, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or levels of ACGL or any member thereof. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable, including from a financial perspective, to holders than the terms of the Series F Preferred Shares prior to being varied or exchanged (as reasonably determined by the Company); provided that no such variation of terms or securities received in exchange shall change the specified denominations, or any payment of dividend on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by the Company) or currency of, the Series F Preferred Shares, reduce the liquidation preference thereof or the dividend payable thereon, lower the ranking of the securities or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under the certificate of designations), but unpaid with respect to such holder’s securities.
Prior to any variation or exchange, we will be required to receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners (including holders and beneficial owners of Depositary Shares) of the Series F Preferred Shares (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred.
Any variation or exchange of the Series F Preferred Shares described above will be made after notice is given to the holders of the Series F Preferred Shares not less than 30 nor more than 60 days prior to the date fixed for variation or exchange, as applicable.
Voting Rights
Except as provided below, the holders of the Series F Preferred Shares will have no voting rights.
Whenever dividends on any Series F Preferred Shares shall have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment event”), the holders of the Series F Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred shares (as defined below) then issued and outstanding, will be entitled to vote for the election of a total of two additional members of the board of directors of ACGL (the “preferred shares directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of any exchange on which our securities may be listed or quoted that listed or quoted companies must have a majority of independent directors. On the date of this prospectus supplement, $322.6 million aggregate liquidation preference of our Series C Non-Cumulative Preferred Shares and $450.0 million aggregate liquidation preference of our Series E Non-Cumulative Preferred Shares are issued and outstanding and comprise the only classes of the Company’s shares that would be considered “voting preferred shares” under the Certificate of Designations creating the Series F Preferred Shares.
In such case, we will use our best efforts to increase the number of directors constituting the board of directors to the extent necessary to effectuate such right. Each preference share director will be added to an already existing class of directors.
Whenever such special voting power of such holders of the Series F Preferred Shares has vested, such right may be exercised initially either at a special general meeting of the holders of Series F Preferred Shares called for the purpose of such election of directors, or at any annual general meeting of shareholders, and thereafter at the annual general meetings of shareholders.
At any time when such special voting power has vested in the holders of any of the Series F Preferred Shares as described above, the chairman, president or chief executive officer of ACGL will, upon the written request of the holders of record of at least 20% of the Series F Preferred Shares then issued and outstanding addressed to the secretary of ACGL, call a special general meeting of the holders of the Series F Preferred Shares for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to our bye-laws (or if there be no designation, at our principal office in Bermuda). If such meeting shall not be called by our chairman, president or chief executive officer within 20 days after ACGL’s secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to ACGL’s secretary at our registered office, then the holders of record of at least 20% of the Series F Preferred Shares then issued and outstanding may designate in writing one such holder to call such meeting at ACGL’s expense, and such meeting may be called by such holder so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless ACGL otherwise designates. Any holder of the Series F Preferred Shares so designated will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special general meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.
There is no quorum requirement for a meeting to elect any director by the holders of voting preferred shares pursuant to these provisions.
The directors so elected by the holders of the Series F Preferred Shares and any other series of voting preferred shares will continue in office (1) until their successors, if any, are elected by such holders at the next annual general meeting or (2) until they are removed by the holders of record of a majority of the aggregate voting power of Series F Preferred Shares and voting preferred shares then issued and outstanding (voting together as a single class), as further described below, or (3) unless required by applicable law to continue in office for a longer period, in each case, until termination of the right of such holders to vote as a class for preferred shares directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of the Series F Preferred Shares to vote as a class for preferred shares directors as provided herein, the terms of office of the directors then in office so elected by the holders of the Series F Preferred Shares and any other series of voting preferred shares will terminate.
As used in this prospectus supplement, “voting preferred shares” means any other class or series of our preferred shares ranking equally with the Series F Preferred Shares as to dividends and the distribution of assets upon liquidation, dissolution or winding-up of ACGL and upon which like voting rights have been conferred and are exercisable.
If and when dividends for at least four dividend periods, whether or not consecutive, following a nonpayment event have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Series F Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment event) and, if such voting rights for all other holders of voting preferred shares have terminated, the term of office of each preferred shares director so elected shall terminate and the number of directors on the board of directors of ACGL shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a nonpayment event, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed.
Any preferred shares director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under our bye-laws, of Series F Preferred Shares and any other shares of voting preferred shares then issued and outstanding (voting together as a single class) when they have the voting rights described above. So long as a nonpayment event shall continue, any vacancy in the office of a preferred shares director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of the preferred shares director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the issued and outstanding Series F Preferred Shares and any other shares of voting preferred shares then issued and outstanding (voting together as a single class) when they have the voting rights described above. Any vote of shareholders to remove, or to fill a vacancy in the office of, a preferred shares director may be taken only at a special general meeting of such shareholders, called as provided above for an initial election of preferred shares director after a nonpayment event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of ACGL, in which event such election shall be held at such next annual or special general meeting of shareholders). The preferred shares directors shall each be entitled to one vote per director on any matter. Each preferred shares director elected at any special general meeting of shareholders or by written consent of the other preferred shares director shall hold office until the next annual meeting of the shareholders of ACGL if such office shall not have previously terminated as above provided.
The bye-laws of ACGL provide that all or any of the special rights attached to any class of shares (including the Series F Preferred Shares) issued may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the voting power represented by the issued shares of that class or with the sanction of a resolution passed by a majority of the voting power represented by the votes cast at a separate general meeting of the holders of the shares of the class in accordance with the Companies Act. The bye-laws also provide that rights conferred upon the holders of the shares of any class (including the Series F Preferred Shares) issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or senior thereto. The Companies Act provides that in certain circumstances, non-voting shares have the right to vote (for example without limitation, converting a limited liability company to unlimited liability company, discontinuance of a company from Bermuda, or conversion of preference shares into redeemable preference shares).

Notwithstanding the foregoing, our bye-laws contain a provision limiting the voting rights of any U.S. person, as defined in the Internal Revenue Code, who owns (directly, indirectly or constructively under the Code) shares with more than 9.9% of the total voting power of all shares entitled to vote generally at an election of directors to 9.9% of such voting power. See “Certain Income Tax Considerations—Taxation of Shareholders—Controlled Foreign Corporation Rules.”
Without the consent of the holders of the Series F Preferred Shares, so long as such action does not affect the special rights, preferences, privileges and voting powers of the Series F Preferred Shares, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series F Preferred Shares:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series F Preferred Shares that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the Series F Preferred Shares that is not inconsistent with the provisions of the Certificate of Designations.
The foregoing voting provisions will not apply with respect to the Series F Preferred Shares if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all issued and outstanding Series F Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series F Preferred Shares to effect such redemption.
On any item on which the holders of the Series F Preferred Shares are entitled to vote, such holders will be entitled to one vote for each Series F Preferred Share held. As described under “Description of the Depositary—Voting Rights” in this prospectus supplement, because each Depositary Share represents a 1/1,000th interest in a Series F Preferred Share, holders of depositary receipts will be entitled to 1/1,000th of a vote per share of the Series F Preferred Shares under those limited circumstances in which holders of the Series F Preferred Shares are entitled to vote. Holders of the Depositary Shares must act through the depositary to exercise any voting rights in respect of the Series F Preferred Shares.
On any item on which the holders of the our Series C Non-Cumulative Preferred Shares and Series E Non-Cumulative Preferred Shares are entitled to vote, such holders will be entitled to one vote for each preference share held. The holders of our Series C Non-Cumulative Preferred Shares and Series E Non-Cumulative Preferred Shares have similar voting rights to those described above. Our Series C Non-Cumulative Preferred Shares are not represented by depositary shares. Therefore, on matters submitted to a vote of holders of preference shares, investors holding Series C Non-Cumulative Preferred Shares would be entitled to 1,000 times more voting power compared to investors holding Depositary Shares representing the same amount of liquidation preference of Series E Non-Cumulative Preferred Shares and Series F Preferred Shares.
Conversion
Holders will not have the right to convert Series F Preferred Shares into, or exchange Series F Preferred Shares for, any other securities or property of ACGL.
Listing of the Series F Preferred Shares
We do not intend to list the Series F Preferred Shares on any exchange or expect that there will be any separate public trading market for the Series F Preferred Shares except as represented by the Depositary Shares. We have applied to list the Depositary Shares on NASDAQ under the symbol “ACGLO.”

DESCRIPTION OF THE DEPOSITARY SHARES
The following summary of the terms and provisions of the Depositary Shares does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement (as defined below), which will be included as an exhibit to documents that we file with the SEC, the form of depositary receipts, which contain the terms and provisions of the Depositary Shares and which will be included as an exhibit to documents that we file with the SEC, the pertinent sections of the amended and restated bye-laws and the pertinent sections of the Certificate of Designations. The more general terms of the depositary shares described in the accompanying prospectus are inapplicable to the Depositary Shares and you should rely on the information in this prospectus supplement. As used in this section, “we,” “us,” “our,” “the Company” and “ACGL” mean Arch Capital Group Ltd. and do not include its subsidiaries.
General
Each Depositary Share represents a 1/1,000th interest in a Series F Preferred Share and will be evidenced by a depositary receipt. We will deposit the underlying Series F Preferred Shares with the depositary pursuant to a deposit agreement among us, American Stock Transfer & Trust Company, acting as depositary, and the holders from time to time of the depositary receipts (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of Series F Preferred Shares evidenced by that depositary receipt, to all the rights and preferences of Series F Preferred Shares represented by those Depositary Shares (including any dividend, liquidation, redemption and voting rights). If the Series F Preferred Shares are exchanged for new securities pursuant to the provisions described under “Description of the Series F Preferred Shares—Variation or Exchange,” each Depositary Share will represent the same percentage interest in such new security, and will be evidenced by a depositary receipt.
The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement. Immediately following the issuance and delivery of the Series F Preferred Shares by us to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts and related Depositary Shares. Copies of the Deposit Agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Deposit Agreement and related depositary receipts.
Dividends and Other Distributions
Any dividend or other distribution (including upon our voluntary or involuntary liquidation, dissolution or winding-up) paid in respect of a Depositary Share will be in an amount equal to 1/1,000th of the dividend declared or distribution payable, as the case may be, on the underlying share of the Series F Preferred Shares. The depositary will distribute all cash dividends and other cash distributions received on the Series F Preferred Shares to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the Depositary Shares.
Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series F Preferred Shares.
Subject to any obligation to pay additional amounts as described in “Description of the Series F Preferred Shares—Payment of Additional Amounts” in this prospectus supplement, the amount paid as dividends or otherwise distributable by the depositary with respect to the Depositary Shares or the underlying Series F Preferred Shares will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any Depositary Shares or the Series F Preferred Shares until such taxes or other governmental charges are paid.
Withdrawal of Series F Preferred Shares
Unless the related Depositary Shares have been previously called for redemption, a holder of Depositary Shares may surrender his or her depositary receipts at the corporate trust office of the depositary, pay any taxes, charges and fees provided for in the Deposit Agreement and comply with any other requirements of the Deposit Agreement for the number of whole shares of Series F Preferred Shares and any money or other property represented by such holder’s depositary receipts. A holder of Depositary Shares who exchanges shares of Series F Preferred Shares will be entitled to receive whole shares of Series F Preferred Shares on the basis set forth herein; partial shares of Series F Preferred Shares will not be issued.
However, holders of whole shares of Series F Preferred Shares will not be entitled to deposit those shares under the Deposit Agreement or to receive Depositary Shares for those shares after the withdrawal. If the Depositary Shares surrendered by the holder in connection with the withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Series F Preferred Shares to be withdrawn, the depositary will deliver to the holder at the same time new Depositary Shares evidencing the excess number of Depositary Shares.
Redemption
If the Series F Preferred Shares underlying the Depositary Shares are redeemed, in whole or in part, a corresponding number of Depositary Shares will be redeemed with the proceeds received by the depositary from the redemption of the Series F Preferred Shares held by the depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per Series F Preferred Share.
Whenever we redeem Series F Preferred Shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares so redeemed. If fewer than all of the outstanding Depositary Shares are redeemed, the depositary will select the Depositary Shares to be redeemed pro rata or by lot or by any other equitable method as may be determined by the depositary or as may be required by the principal national stock exchange on which the Depositary Shares are listed. The depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series F Preferred Shares and the related Depositary Shares.
Voting Rights
Because each Depositary Shares represents a 1/1,000th interest in a Series F Preferred Shares, holders of depositary receipts will be entitled to 1/1,000th of a vote per share of the Series F Preferred Shares under those limited circumstances in which holders of the Series F Preferred Shares are entitled to vote. Holders of the Depositary Shares must act through the depositary to exercise any voting rights in respect of the Series F Preferred Shares. Although each Depositary Shares is entitled to 1/1,000th of a vote, the depositary can vote only whole shares of Series F Preferred Shares. Holders of the Depositary Shares will not have any voting rights, except for the limited voting rights described under “Description of the Series F Preferred Shares—Voting Rights” in this prospectus supplement.
When the depositary receives notice of any meeting at which the holders of the Series F Preferred Shares are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares relating to the Series F Preferred Shares. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series F Preferred Shares, may instruct the depositary to vote the number of the Series F Preferred Shares votes represented by the holder’s Depositary Shares. To the extent possible, the depositary will vote the number of the Series F Preferred Shares votes represented by Depositary Shares in accordance with the instructions it receives.
We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. The depositary will refrain from voting the Series F Preferred Shares to the extent it does not receive specific instructions from the holders of any Depositary Shares representing such Series F Preferred Shares.
Conversion
Holders of depositary receipts will not have the right to convert Depositary Shares into, or exchange Depositary Shares for, any other securities or property of the ACGL.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless the amendment has been approved by the record holders of at least the amount of the Depositary Shares then outstanding necessary to approve any amendment that would materially and adversely affect the rights of the holders of the Series F Preferred Shares. Either we or the depositary may terminate the Deposit Agreement if there has been a final distribution in respect of the Series F Preferred Shares in connection with our liquidation, dissolution or winding up.
Charges of Depositary
We will pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depositary arrangements. We will pay the fees of the depositary in connection with the initial deposit of the Series F Preferred Shares. Holders of depositary receipts will pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of Series F Preferred Shares evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to the depositary receipt or Series F Preferred Shares are paid by their holders.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
The depositary will forward to the holders of Depositary Shares all of our reports and communications which are delivered to the depositary and which we are required to furnish to the holders of our Series F Preferred Shares.
Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All of our obligations as well as the depositary’s obligations under the Deposit Agreement are limited to performance in good faith of our respective duties set forth in the Deposit Agreement, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any Depositary Shares or Series F Preferred Shares unless provided with satisfactory indemnity. We, and the depositary, may rely upon written advice of counsel or accountants, or information provided by persons presenting Series F Preferred Shares for deposit, holders of Depositary Shares, or other persons believed to be competent and on documents believed to be genuine.
Listing of the Depositary Shares
We have applied to list the Depositary Shares on NASDAQ under the symbol “ACGLO.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Depositary Shares. We do not expect that there will be any separate public trading market for the Series F Preferred Shares except as represented by the Depositary Shares.
Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent
American Stock Transfer & Trust Company will be the transfer agent, registrar, dividend disbursing agent and redemption agent for the Depositary Shares.
Book-Entry; Delivery and Form
The Depositary Shares will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the Depositary Shares except in limited circumstances. The global securities will be issued to DTC, the depository for the Depositary Shares, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Depositary Shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.
DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc.
When you purchase Depositary Shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the Depositary Shares on DTC’s records. You are the beneficial owner and your ownership interest will be recorded only in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the Depositary Shares. DTC’s records only show the identity of the direct participants and the amount of the Depositary Shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.
We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.
Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.
It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Series F Preferred Shares held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.
Depositary Shares represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the Depositary Shares to be represented by global securities.
If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the Depositary Shares at its corporate office.

CERTAIN INCOME TAX CONSIDERATIONS
The following summary of the taxation of ACGL and the taxation of our shareholders is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.
The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (a) under “—Taxation of ACGL—Bermuda” is based upon the advice of Conyers Dill & Pearman Limited, Hamilton, Bermuda and (b) under “—Taxation of ACGL—United States” and “—Taxation of Shareholders,” is based upon the advice of Cahill Gordon & Reindel LLP, New York, New York (the advice of such firms does not include accounting matters, determinations or conclusions relating to the business or activities of ACGL). The summary is based upon current law and is for general information only. The tax treatment of a holder of our Series F Preferred Shares, or of a person treated as a holder of our Series F Preferred Shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to us or to holders of our Series F Preferred Shares.
Taxation of ACGL
Bermuda
At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by ACGL or by our shareholders in respect of our shares. ACGL has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda. We pay annual Bermuda government fees, and our Bermuda insurance and reinsurance subsidiary pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and other sundry other taxes payable, directly or indirectly, to the Bermuda government.
United States
ACGL and its non-U.S. subsidiaries (other than its Lloyd’s syndicate) intend to conduct their operations in a manner that will not cause them to be treated as engaged in a trade or business in the United States and, therefore, will not require them to pay U.S. federal income taxes (other than U.S. excise taxes on insurance and reinsurance premium and withholding taxes on dividends and certain other U.S. source investment income). However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, or regulations or court decisions, there can be no assurance that the IRS will not contend successfully that ACGL or its non-U.S. subsidiaries are or have been engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as the branch profits tax, on its income, which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provisions of a tax treaty. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that deductions and credits generally are not permitted unless the foreign corporation has timely filed a U.S. federal income tax return in accordance with applicable regulations. Penalties may be assessed for failure to file tax returns. The 30% branch profits tax is imposed on net income after subtracting the regular corporate tax and making certain other adjustments.
Under the tax convention between Bermuda and the United States (the “Treaty”), ACGL’s Bermuda insurance subsidiaries will be subject to U.S. income tax on any insurance premium income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Treaty have been issued. While there can be no assurances, ACGL does not believe that any of its Bermuda insurance subsidiaries has a permanent establishment in the United States. Such subsidiaries would not be entitled to the benefits of the Treaty if (i) less than 50% of ACGL’s shares were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) any such subsidiary’s income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. While there can be no assurances, ACGL believes that its Bermuda insurance subsidiaries are eligible for Treaty benefits.
Non-U.S. insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If any of ACGL’s non-U.S. insurance subsidiaries is considered to be engaged in the conduct of an insurance business in the United States, a significant portion of such company’s investment income could be subject to U.S. income tax.
Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States as enumerated in Section 881(a) of the Code (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties.
The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the United States. The rates of tax, unless reduced by an applicable U.S. tax treaty, are four percent for non-life insurance premiums and one percent for life insurance and all reinsurance premiums.
United Kingdom
Our European subsidiaries, Arch Insurance Company Europe and Arch Capital U.K. Ltd. (“Arch-U.K.”), are companies incorporated in the U.K. and are therefore resident in the U.K. for U.K. corporation tax purposes and will be subject to U.K. corporate tax in their respective worldwide profits. The current rate of U.K. corporation tax is generally 30% on profits.
Taxation of Shareholders
The following summary sets forth certain United States federal income tax considerations related to the purchase, ownership and disposition of our Series F Preferred Shares. Unless otherwise stated, this summary deals only with shareholders (“U.S. Holders”) that are United States Persons (as defined below) who hold their Series F Preferred Shares as capital assets and as beneficial owners. The following discussion is only a general summary of the United States federal income tax matters described herein and does not purport to address all of the United States federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, the following summary does not describe the United States federal income tax consequences that may be relevant to certain types of shareholders, such as banks, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, partnerships or other pass-through entities (or investors therein), U.S. Holders (as defined below) that hold their Series F Preferred Shares through a non-U.S. broker or other non-U.S. intermediary, tax-exempt entities (except to the limited extent addressed below under “—Tax-Exempt Shareholders”), persons owning (directly, indirectly or constructively) 10% or more of the total combined voting power or total value of the stock of ACGL, expatriates or persons who hold the Series F Preferred Shares as part of a hedging or conversion transaction or as part of a straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date of this prospectus supplement and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the alternative minimum tax or the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the Series F Preferred Shares or the shareholders. Persons considering making an investment in the Series F Preferred Shares should consult their own tax advisors concerning the application of the United States federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.
If a partnership holds our Series F Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering making an investment in Series F Preferred Shares, you should consult your tax advisor.
Owners of the Depositary Shares will be treated as beneficial owners of the underlying Series F Preferred Shares for U.S. federal income tax purposes.

For purposes of this discussion, the term “United States Person” means a beneficial owner of Series F Preferred Shares that, for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States,

•	a corporation or entity treated as a corporation created or organized in or under the laws of the United States, any State or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•
a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a United States Person for U.S. federal income tax purposes.

Distributions
Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules, as defined below, cash distributions, if any, made with respect to our Series F Preferred Shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as computed using U.S. tax principles). If a U.S. Holder of our Series F Preferred Shares is an individual or other non-corporate holder, dividends paid, if any, to that holder that constitute qualified dividend income will be taxable at the rate applicable for long-term capital gains (generally up to 20%), provided that such person meets a holding period requirement. Generally in order to meet the holding period requirement, the United States Person must hold the Series F Preferred Shares for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date. Dividends paid, if any, with respect to Series F Preferred Shares generally will be qualified dividend income, provided the Series F Preferred Shares are readily tradable on an established securities market in the United States in the year in which the shareholder receives the dividend (which will be the case for shares that are listed on NASDAQ) and ACGL is not considered to be a passive foreign investment company or “PFIC” in either the year of the distribution or the preceding taxable year. No assurance can be given that the Series F Preferred Shares will be so listed or otherwise be considered readily tradable on an established securities market in the United States. There is a risk that dividends, if any, paid prior to the listing of the Series F Preferred Shares on NASDAQ may not constitute qualified dividend income. See “—Taxation of Our U.S. Shareholders” below. Any dividends paid with respect to our Series F Preferred Shares will be treated as foreign source for U.S. federal foreign tax credit purposes.
Distributions with respect to the Series F Preferred Shares will not be eligible for the dividends-received deduction allowed to U.S. corporations under the Code. To the extent distributions on our Series F Preferred Shares exceed our earnings and profits (as computed using U.S. tax principles), they will be treated first as a return of the U.S. Holder’s basis in our Series F Preferred Shares to the extent thereof (determined separately for each share), and then as gain from the sale of a capital asset.
Sale, Exchange or Other Disposition (Other Than a Redemption)
Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules and relating to redemption, holders of Series F Preferred Shares generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or disposition of Series F Preferred Shares, as applicable, in an amount equal to the difference, if any, between the amount realized upon such sale or exchange and such U.S. Holder’s tax basis in its Series F Preferred Shares. Preferential tax rates currently apply to long-term capital gains of individuals and other noncorporate U.S. Holders. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes, and any gain will generally constitute “passive income” for these purposes.
Redemption of Series F Preferred Shares
A redemption of the Series F Preferred Shares will be treated under section 302 of the Code as a dividend if we have sufficient earnings and profits, unless the redemption satisfies one of the tests set forth in section 302(b) of the Code enabling the redemption to be treated as a sale or exchange, subject to the discussion herein relating to the potential application of the CFC, RPII and PFIC rules (each as described below). Under the relevant Code section 302(b) tests, the redemption should be treated as a sale or exchange only if it (1) is substantially disproportionate, (2) constitutes a complete termination of the holder’s stock interest in us or (3) is “not essentially equivalent to a dividend.” In determining whether any of these tests are met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. It may be more difficult for a United States Person who owns, actually or constructively by operation of the attribution rules, any of our other shares to satisfy any of the above requirements. The determination as to whether any of the alternative tests of section 302(b) of the Code is satisfied with respect to a particular holder of the preference shares depends on the facts and circumstances as of the time the determination is made.
Medicare Contribution Tax
A U.S. Holder that is an individual, estate or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individual will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its dividend income and its net gains from the disposition of Series F Preferred Shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).
Controlled Foreign Corporation Rules
We will be considered a controlled foreign corporation (“CFC”) if, on any day of our taxable year, 10% U.S. Voting Shareholders (as defined below) own (directly, indirectly through foreign entities or by attribution by application of certain constructive ownership rules) more than 50% of the total combined voting power of all classes of our voting shares, or more than 50% of the total value of all our shares. Subject to the discussion of RPII below, for purposes of taking into account insurance income, any of our non-U.S. insurance subsidiaries will be a CFC if more than 25% of the total combined voting power of all classes of our voting shares or more than 25% of the total value of all our shares is owned by 10% U.S. Shareholders. Under our bye-laws, the 9.9% voting restriction applicable to the Controlled Shares of a U.S. Person (as defined in our bye-laws) generally does not apply to certain of our investors. Depending upon the ownership of these investors and as a result of certain attribution rules, we and our foreign subsidiaries could be controlled foreign corporations (“CFCs”). That status as a CFC does not cause us or any of our subsidiaries to be subject to U.S. federal income tax. Such status also has no adverse U.S. federal income tax consequences for any U.S. Holder that is considered to own less than 10% of the total combined voting power of our shares or those of our foreign subsidiaries. Only U.S. Holders that are considered to own 10% or more of the total combined voting power of our shares or those of our foreign subsidiaries (taking into account shares actually owned by such U.S. Holder as well as shares attributed to such U.S. Holder under the Code or the regulations thereunder) (a “10% U.S. Voting Shareholder”) is affected by our status as a CFC. The Series F Preferred Shares generally should not be considered voting stock for purposes of determining whether a United States Person would be a “10% U.S. Voting Shareholder.” The Series F Preferred Shares may, however, become entitled to vote (as a class along with any other class of preferred shares of ACGL then issued and outstanding) for the election of two additional members of the board of directors of ACGL if ACGL does not declare and pay dividends for the equivalent of six or more dividend periods. In such case, the Series F Preferred Shares should be treated as voting stock for as long as such voting rights continue. Our bye-laws are intended to prevent any U.S. Holder from being considered a 10% U.S. Voting Shareholder by limiting the votes conferred by the Controlled Shares (as defined in our bye-laws) of any U.S. Person to 9.9% of the total voting power of all our shares entitled to vote. However, because under our bye-laws certain funds associated with Warburg Pincus and Hellman & Friedman generally are entitled to vote their directly owned common shares in full, a U.S. Holder that is attributed (under the Code or the regulations there under) common shares owned by such funds may be considered a 10% U.S. Voting Shareholder. If we are a CFC, a U.S. Holder that is considered a 10% U.S. Voting Shareholder will be subject to current U.S. federal income taxation (at ordinary income tax rates) to the extent of all or a portion of the undistributed earnings and profits of ACGL and our subsidiaries attributable to “subpart F income” (including certain insurance premium income and investment income) and may be taxable at ordinary income tax rates on any gain realized on a sale or other disposition (including by way of redemption or liquidation) of our shares to the extent of the current and accumulated earnings and profits attributable to such shares.
While our bye-laws are intended to prevent any member from being considered a 10% U.S. Voting Shareholder (except as described above), there can be no assurance that a U.S. Holder will not be treated as a 10% U.S. Voting Shareholder, by attribution or otherwise, under the Code or any applicable regulations thereunder. See “Risk Factors—Risks Relating to

Taxation—U.S. persons who hold our Series F Preferred Shares may be subject to U.S. income taxation at ordinary income rates on our undistributed earnings and profits.”
Related Person Insurance Income Rules
Any U.S. Holder who owns ACGL shares, and hence indirectly owns shares of any of ACGL’s insurance company subsidiaries, on the last day of such insurance company’s taxable year, may be required to include in its income for U.S. federal income tax purposes its pro rata share of such insurance company’s related person insurance income (“RPII”) for the taxable year if United States Persons own, directly, indirectly or constructively, 25% or more of the total combined voting power of all classes of the shares, or 25% or more of the total value of the shares, of such insurance company for an uninterrupted period of at least 30 days during the taxable year. In general, RPII means premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of such insurance subsidiary, or any person related to such shareholder. A U.S. Holder who own shares of an insurance company must include RPII in income only if such company’s RPII equals or exceeds 20% of its gross insurance income in any taxable year (the “de minimis gross RPII threshold”) and at least 20% of the stock of such insurance company (measured by either voting power or value) is owned, directly or indirectly (under complex attribution rules), by (1) persons (including non- United States Persons) who are insured, directly or indirectly, under policies of insurance or reinsurance written by such insurance company or (2) persons related to any such insureds (the “de minimis ownership threshold”). The amount of income included is determined as if such RPII were distributed proportionately to such U.S. Holders on the last day of such taxable year, regardless of whether such income is actually distributed. A U.S. Holder’s pro rata share of an insurance subsidiary’s RPII for any taxable year, however, will not exceed its proportionate share of that subsidiary’s earnings and profits for the year (as determined for U.S. federal income tax purposes).
Generally, we do not expect the gross RPII of any of our non-U.S. subsidiaries to equal or exceed de minimis gross RPII threshold in any taxable year for the foreseeable future. Consequently, we do not expect any U.S. Holder to be required to include in such U.S. Holder’s gross income for U.S. federal income tax purposes any RPII income, but there can be no assurance that this will be the case. If a non-U.S. subsidiary is considered a RPII CFC (as described above) for a taxable year and such non-U.S. subsidiary does not meet the de minimis gross RPII threshold, each U.S. Holder who owns any shares of such non-U.S. subsidiary directly or indirectly on the last day of the taxable year (whether or not a 10% U.S. shareholder) would likely be required to include its allocable share of such subsidiary’s RPII for the taxable year in gross income (because it is expected that the de minimis ownership threshold will be exceeded).
If the RPII rules were to apply to any of ACGLs’ insurance subsidiaries, a U.S. Holder’s tax basis in its Series F Preferred Shares would be increased by the amount of any RPII that such U.S. Holder includes in income, the U.S. Holder could exclude from income the amount of any distribution by ACGL to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year (which excluded amount would be applied to reduce the U.S. Holder’s tax basis in the Series F Preferred Shares), and each U.S. Holder on the last day of its taxable year would be required to attach a IRS Form 5471 to such person’s income tax or information return. Failure to file IRS Form 5471 may result in penalties.
There is a lack of definitive guidance interpreting the RPII provisions. Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to the proposed Treasury regulations. Accordingly, the meaning of the RPII provisions and their application to ACGL and its subsidiaries is uncertain. In addition, there can be no assurance that the IRS will not challenge any determinations by ACGL or any of its subsidiaries as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination.
Section 953(c)(7) of the Code generally provides that Section 1248 of the Code (which generally would require a U.S. Holder that is a 10% U.S. Voting Shareholder to treat certain gains attributable to the sale, exchange or disposition of Series F Preferred Shares as a dividend) will apply to the sale or exchange by a U.S. shareholder of shares in a foreign corporation that is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the U.S. shareholder is a 10% U.S. Voting Shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Although existing Treasury regulations do not address the question, proposed Treasury regulations issued in April 1991 create some ambiguity as to whether Section 1248 and the requirement to file Form 5471 would apply when the foreign corporation in question is not an insurance company but has a foreign insurance subsidiary that is a CFC for RPII purposes and that would be taxed as an insurance company if it were a domestic corporation. We believe that Section 1248 and the requirement to file Form 5471 will not apply to a less than 10% U.S. Voting Shareholder because ACGL is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed Treasury regulations in this manner or that the Treasury Department will not take the position that Section 1248 and the requirement to file Form 5471 will apply to dispositions of our Series F Preferred Shares.
If the IRS or U.S. Treasury Department were to make Section 1248 and the Form 5471 filing requirement applicable to the sale of our Series F Preferred Shares, we would notify shareholders that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of our Series F Preferred Shares. Thereafter, we would send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Section 1248 and the requirement to file Form 5471 apply to dispositions of our Series F Preferred Shares by U.S. Holders. We would attach to this notice a copy of Form 5471 completed with all our information and instructions for completing the shareholder information.
A U.S. Holder’s adjusted tax basis in its Series F Preferred Shares will be increased by the amount of any subpart F income that such U.S. Holder includes in income under either the RPII or non-RPII CFC rules. Similarly, a U.S. Holder’s adjusted tax basis in its shares will be reduced by the amount of distributions of subpart F income that are excluded from income as previously taxed income.
Passive Foreign Investment Companies Rules
Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are “passive foreign investment companies” (“PFICs”). In general, a foreign corporation will be a PFIC if 75% or more of its gross income constitutes “passive income” or 50% or more of its assets produce (or are held for the production of) passive income. If we were to be characterized as a PFIC at any time during the holding period of a U.S. Holder’s Series F Preferred Shares, such U.S. Holder generally would be taxable at ordinary income tax rates and subject to a penalty tax at the time of any sale or other disposition at a gain of (or receipt of an “excess distribution” with respect to) such U.S. Holder’s Series F Preferred Shares. In addition, as noted above, a dividend paid by a corporation that is a PFIC with respect to the taxable year in which such dividend is paid or the preceding taxable year is not eligible for the reduced rate of tax on qualified dividend income. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to Series F Preferred Shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale or other disposition) with respect to the shares was taxable in equal portions throughout the holder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. A U.S. shareholder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a qualified electing fund (“QEF”) election or “mark-to-market” election. A QEF election is revocable only with the consent of the IRS and has the following consequences to a shareholder:

•	For any year in which ACGL is not a PFIC, no income tax consequences would result.

•
For any year in which ACGL is a PFIC, the shareholder would include in its taxable income a proportionate share of the net ordinary income and net capital gains of ACGL and certain of its non-U.S. subsidiaries.

If a QEF election is not made with respect to the first taxable year of a U.S. Holder’s holding period, the beneficial effect of the QEF election may be significantly diminished.
The PFIC statutory provisions contain an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business ....” This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it “received directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% of the shares. We believe that we should not be considered a PFIC, and we intend to cause ACGL and each of our non-U.S. insurance subsidiaries to operate in such a manner that we should not become a PFIC. However, there is no assurance that ACGL or any of our non-U.S. insurance subsidiaries will not become a PFIC in the future. Moreover, as discussed below, certain legislative proposals were introduced in the Congress that would repeal or significantly modify this active insurance company exception.

No final regulations interpreting the substantive PFIC provisions have yet been issued. In April 2015, the IRS issued proposed regulations in an attempt to clarify the application of foreign insurance company exception to the PFIC rules (the “proposed PFIC insurance regulations”). Under the proposed PFIC insurance regulations, for a foreign insurance company to qualify for the active insurance business exception, it must, through its own employees, be actively engaged in issuing insurance contracts and reinsuring risks underwritten by insurance companies and investment activities and administrative services that are required to support or are substantially related to insurance contracts issued or reinsured. Although the proposed PFIC insurance regulations are not effective until finalized, it is possible that, if finalized in their current form, the regulations could be interpreted to heighten the risk that we could be considered a PFIC. If, contrary to our expectations, it is determined that we are (or likely to be) treated as a PFIC for any taxable year (including as a result of a legislative change repealing the active insurance company exception), we will provide each U.S. Holder with all necessary information to make a timely QEF election or protective QEF election. Furthermore, ACGL or its direct or indirect subsidiaries may make investments in other entities that are treated as PFICs with respect to a U.S. Holder, such as a fund or portfolio investment that is itself classified as a corporation for U.S. federal income tax purposes. If we conclude in any year that ACGL is likely to be treated as a PFIC, we intend to use commercially reasonable efforts to cause any such lower-tier PFICs to provide information that is necessary for U.S. Holders to make a separate QEF election with respect to such entity. However, if we do not control any such lower-tier PFIC, we may not be able to cause such entity to provide such information, in which case a QEF election with respect to such entity generally will not be available. Each U.S. Holder who is considering an investment in the Series F Preferred Shares should consult its own tax advisor as to the effects of the rules regarding such election.
On November 19, 2013, Senate Finance Committee then-Chairman Max Baucus (D-MT) released a tax reform discussion draft on international tax issues. A provision in the discussion draft would change the definition of a U.S. shareholder for CFC purposes and overhaul the PFIC rules, including modifying the PFIC exception for certain insurance companies. On February 26, 2014, the House Ways and Means Committee Chairman Dave Camp published a tax reform proposal titled “Tax Reform Act of 2014,” which was subsequently introduced to the Congress on December 11, 2014. The bill contains a provision that would significantly modify the PFIC exception for certain insurance companies. On June 25, 2015, U.S. Senator Ron Wyden, a member of the U.S. Senate Finance Committee, introduced the “Offshore Reinsurance Tax Fairness Act” that provides a “bright line” annual test for a foreign company seeking to qualify as an insurance company for purposes of the insurance company exception to the PFIC rules. Prospective investors should consult their own tax advisors regarding the likelihood that the provisions in these discussion drafts, tax reform proposal and proposed legislation are enacted and any effect of such provisions.
Foreign Tax Credits
In the event that U.S. Holders own (actually or constructively) at least 50% of our Series F Preferred Shares, only a portion of the current inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of our shares that is treated as a dividend under Section 1248 of the Code) will be treated as foreign source income for purposes of computing a U.S. Holder’s U.S. foreign tax credit limitation.
Tax-Exempt Shareholders
Tax-exempt entities may be required to treat certain Subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income (“UBTI”) provisions of the Code. The UBTI provisions may also apply if a tax-exempt entity incurs any acquisition indebtedness with respect to such entity’s purchase of any Series F Preferred Shares.
Information Reporting and Backup Withholding
Unless a U.S. Holder is an exempt recipient, such as a corporation, payments on Series F Preferred Shares and the proceeds received from the sale or other disposition of Series F Preferred Shares may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability (and may entitle such holder to a refund), provided that the required information is timely furnished to the IRS.
Under Section 6038D of the Code, certain U.S. Holders may be required to report information relating to an interest in Series F Preferred Shares, subject to certain exceptions (including an exception for Series F Preferred Shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the potential application of this information reporting requirement to their ownership of Series F Preferred Shares.
With respect to a PFIC, a U.S. Holder that is at the lowest tier in a chain of ownership, and that is a shareholder (including an indirect shareholder) of a PFIC, is generally required to file an annual report on IRS Form 8621 as an attachment to its tax return. In addition, a U.S. person that owns PFIC shares through another U.S. person is required to file the annual report on IRS Form 8621 in certain circumstances. However, a U.S. person that owns an interest in a PFIC through another U.S. person is not required to submit the annual report on IRS Form 8621 if such U.S. person is required to include an amount in income only under the QEF election or mark-to-market rules with respect to PFIC shares held through other U.S. persons and such other U.S. persons file an annual report under Form 8621. Tax-exempt U.S. Holders will not be required to file an annual report on IRS Form 8621 if they are not subject to tax with respect to their interest in the PFIC. Certain U.S. persons who do not make a QEF or mark-to-market election may also be exempt from reporting on IRS Form 8621 for a taxable year if they do not receive excess distributions and they satisfy certain ownership thresholds.
FATCA Withholding
Sections 1471 through 1474 of the Code, known as the Foreign Account Tax Compliance Act (“FATCA”), and the relevant administrative guidance thereunder, impose a withholding tax of 30% on U.S.-source dividends and will, beginning on January 1, 2019, impose such a withholding tax on the gross proceeds from the sale or disposition of assets which produce such types of income, which are received by a foreign financial institution (“FFI”), unless such FFI enters into an agreement with the IRS to obtain certain information as to the identity of the direct and indirect owners of accounts in such institution, and certain owners of the institution’s equity or debt (and, in some cases, to withhold on amounts payable to such persons). In addition, a 30% withholding tax may be imposed on the above payments to certain non-financial foreign entities which do not (i) certify to each respective withholding agent that they have no “substantial U.S. owners” (i.e., a U.S. 10% direct or indirect shareholder), or (ii) provide such withholding agent with the certain information as to the identity of such substantial U.S. owners. The foregoing rules may apply regardless of whether the FFI or non-financial foreign entity is a beneficial owner or an intermediary.
Although dividends with respect to Series F Preferred Shares will generally be treated as foreign source for U.S. federal withholding tax purposes, it is unclear whether, for FATCA purposes, some or all of our dividends may be recharacterized as U.S. source dividends. Treasury regulations addressing this topic have not yet been issued.
The United States has entered into intergovernmental agreements to implement FATCA (“IGAs”) with a number of jurisdictions. Bermuda has signed an IGA with the United States. Different rules than those described above may apply under such an IGA.
Prospective investors are urged to consult their own tax advisors as to the filing and information requirements that may be imposed on them in respect of their ownership of our Series F Preferred Shares.

UNDERWRITING (CONFLICTS OF INTEREST)
Arch Capital Group Ltd. has entered into a purchase agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Series F Preferred Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,920,000
Morgan Stanley & Co. LLC	1,920,000
Wells Fargo Securities, LLC	1,920,000
J.P. Morgan Securities LLC	960,000
BNY Mellon Capital Markets, LLC	480,000
Barclays Capital Inc.	160,000
BMO Capital Markets Corp.	160,000
Credit Suisse Securities (USA) LLC	160,000
Lloyds Securities Inc.	160,000
U.S. Bancorp Investments, Inc.	160,000
Total	8,000,000
The underwriters have agreed to purchase all of the Depositary Shares sold under the purchase agreement if any of the Depositary Shares are purchased, including pursuant to the over-allotment option described below (if exercised). If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,200,000 additional Depositary Shares at the public offering price less the underwriting discount described below. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Depositary Shares approximately proportionate to that underwriter’s initial purchase commitment.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Depositary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the Depositary Shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a selling concession not in excess of $0.50 per Depositary Share sold to retail accounts and $0.30 per Depositary Share sold to institutional accounts. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.45 per Depositary Share to other dealers. After commencement of this offering, the public offering price, concessions and discount may be changed.
The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, assuming both no exercise and full exercise of by the underwriters of their over-allotment option.

	Assuming No Exercise of Over-Allotment Option		Assuming Full Exercise of Over-Allotment Option
	Retail	Institutional	Retail	Institutional
Per Share	$0.7875	$0.5000	$0.7875	$0.5000
Total	$6,300,000	$0	$7,245,000	$0
The expenses of the offering, not including the underwriting discount, are estimated at approximately $0.9 million, and are payable by us.
No Sales of Similar Securities
We have agreed, with exceptions, not to sell or issue any Series F Preferred Shares or Depositary Shares (or any securities convertible into Series F Preferred Shares or Depositary Shares) for 30 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we have agreed with the representatives not to directly or indirectly:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Series F Preferred Shares or any Depositary Shares (or any securities convertible into Series F Preferred Shares or Depositary Shares), or

•
enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Series F Preferred Shares or any Depositary Shares, whether any such swap or transaction is to be settled by delivery of Series F Preferred Shares or Depositary Shares or other securities, in cash or otherwise.

This lockup provision applies to Series F Preferred Shares and Depositary Shares and to securities convertible into or exchangeable or exercisable for Series F Preferred Shares or Depositary Shares, but does not apply to the sale of additional Depositary Shares to the underwriters pursuant to their over-allotment option described above.
Listing on NASDAQ
The Depositary Shares are a new issue of securities with no established trading market. We have applied to list the Depositary Shares on NASDAQ under the symbol “ACGLO.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Depositary Shares. The underwriters have advised us that they presently intend to make a market in the Depositary Shares. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Depositary Shares or that an active public market for the Depositary Shares will develop. If an active public trading market for the Depositary Shares does not develop, the market price and liquidity of the Depositary Shares may be adversely affected. If the Depositary Shares are traded, they may trade at a discount from the initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.
Price Stabilization, Short Positions
The underwriters may engage in over-allotment and stabilizing transactions or purchases for the purpose of pegging, fixing or maintaining the price of the Depositary Shares in accordance with Regulation M under the Exchange Act:

•
Over-allotment involves sales by the underwriters of Depositary Shares in excess of the number of Depositary Shares the underwriters are obligated to purchase, which creates a short position. The underwriters may also make “naked” short sales of Depositary Shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Depositary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Covered short sales involves sales by the underwriters of Depositary Shares not in excess of the underwriters’ over-allotment described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing the Depositary Shares in the open market. In determining the source Depositary Shares to close out the covered short position, the underwriters will consider, among other things, the price of Depositary Shares available in the open market as compared to the price which they may purchase Depositary Shares through the over-allotment option.

•
Stabilizing transactions permit bids to purchase the Depositary Shares so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions may have the effect of raising or maintaining the market price of the Depositary Shares or preventing or retarding a decline in the market price of the Depositary Shares. As a result, the price of the Depositary Shares may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Depositary Shares. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Delivery of Shares
We currently expect to deliver Depositary Shares offered hereby, in book entry form only, through the facilities of The Depository Trust Company against payment on or about the date which will be the third business day following the date of the pricing of the Depositary Shares offered hereby (“T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares on the date of pricing or another day which is more than three business days prior to settlement will be required to specify alternative settlement arrangements to prevent a failed settlement.
Conflicts of Interest
As described in “Use of Proceeds,” we intend to use the net proceeds of this offering to redeem our Series C Non-Cumulative Preferred Shares. Certain of the underwriters (or their affiliates or associated persons) are holders of the Series C Non-Cumulative Preferred Shares and would receive a portion of the proceeds from this offering as a result of the redemption of the Series C Non-Cumulative Preferred Shares. If any one underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds as a result of the redemption of the Series C Non-Cumulative Preferred Shares, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A qualified independent underwriter (“QIU”) is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C).  See “Use of Proceeds.”
Other Relationships
From time to time, the underwriters and their respective affiliates have directly or indirectly provided investment and/or commercial banking services to us for which they have received customary compensation and expense reimbursement. The underwriters and their respective affiliates may in the future provide similar services to us.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters and their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Depositary Shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Depositary Shares offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions
Canada
The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of Depositary Shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive;
provided that no such offer of Depositary Shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State who initially acquires any Depositary Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any Depositary Shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the Depositary Shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any Depositary Shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Depositary Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Depositary Shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
We, each of the representatives, and our and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Depositary Shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Depositary Shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Depositary Shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of Depositary Shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any Depositary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Depositary Shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
LEGAL MATTERS
Certain legal matters will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. The validity of the Series F Preferred Shares will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of ACGL for the year ended December 31, 2016 and the audited historical financial statements of United Guaranty included on Exhibit No. 99.1 of ACGL’s Current Report on Form 8-K dated September 22, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Arch Capital Group Ltd. for the three-month periods ended March 31, 2017 and 2016 and the three-month and six-month periods ended June 30, 2017 and 2016, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2017 and August 4, 2017 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because these reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus supplement and the accompanying prospectus, our annual report to shareholders, any proxy statement, any other Form 10-K, Form 10-Q or Form 8-K of ours filed with the Securities and Exchange Commission (“SEC”), or any other written or oral statements made by or on behalf of us may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below, elsewhere in this prospectus supplement and the accompanying prospectus and in our periodic reports filed with the SEC, and include:

•	our ability to successfully implement our business strategy during “soft” as well as “hard” markets;

•	acceptance of our business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and our insureds and reinsureds;

•	the integration of United Guaranty and any other businesses we have acquired or may acquire into our existing operations;

•
our ability to maintain or improve our ratings, which may be affected by our ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which we operate;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative forms of capital), coverage terms, or other factors;

•	developments in the world’s financial and capital markets and our access to such markets;

•	our ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support our current and new business;

•	the loss of key personnel;

•
accuracy of those estimates and judgments utilized in the preparation of our financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to us through June 30, 2017;

•	greater than expected loss ratios on business written by us and adverse development on claim and/or claim expense liabilities related to business written by our insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in our insurance or reinsurance business could cause large losses and substantial volatility in our results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to us of reinsurance to manage our gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to us;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	our investment performance, including legislative or regulatory developments that may adversely affect the fair value of our investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect our business, financial condition and results of operations;

•
the volatility of our shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of our projected liabilities in foreign currencies with investments in the same currencies;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which we may be liable to the purchaser of our prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in our periodic reports filed with the SEC;

•	changes in accounting principles or policies or in our application of such accounting principles or policies;

•	changes in the political environment of certain countries in which we operate or underwrite business;

•
statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers; and

•
the other matters set forth under in the section titled “Risk Factors” in this prospectus supplement and in our 2016 Form 10-K and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other sections of our 2016 Form 10-K.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.
The SEC allows us to “incorporate by reference” information into this prospectus supplement in addition to the information incorporated by reference in the accompanying prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. This information incorporated by reference is considered part of this prospectus supplement, except to the extent that the information is superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference

•	our Annual Report on Form 10-K for the year ended December 31, 2016, including the sections of our Definitive Proxy Statement on Schedule 14A filed on March 24, 2017 incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017; and

•
our Current Reports on Form 8-K filed on January 6, 2017 (Items 2.01 and 9.01 (only as it relates to Item 2.01)), January 9, 2017, January 10, 2017 (Items 2.01 and 9.01 (only as it relates to Item 2.01)), February 27, 2017 (Items 5.02 and 8.01 only), May 5, 2017, June 6, 2017, June 8, 2017, June 12, 2017, June 14, 2017, June 19, 2017 and July 5, 2017.

We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of this prospectus supplement and the earlier of the termination of this offering and the time that all of the Depositary Shares offered hereby are sold. The information contained in any of these documents will be considered part of this prospectus supplement from the date these documents are filed.
Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
If you would like to receive a copy of any document incorporated by reference into this prospectus supplement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus supplement), you should call or write to Arch Capital Group Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary (telephone (441) 295-1422). We will provide these documents, without charge, by first class mail.
Our common shares are quoted on the NASDAQ Global Select Market. We have applied to list the Depositary Shares on NASDAQ under the symbol “ACGLO.”

PROSPECTUS

ARCH CAPITAL GROUP LTD.
Common Shares, Preference Shares, Unsecured Debt Securities,
Depositary Shares, Warrants to Purchase Common Shares, Preference
Shares or Debt Securities, Share Purchase Contracts and Share
Purchase Units
ARCH CAPITAL GROUP (U.S.) INC.
Preferred Stock Fully and Unconditionally Guaranteed by Arch
Capital Group Ltd. and Unsecured Debt Securities Fully and
Unconditionally Guaranteed by Arch Capital Group Ltd.
ARCH CAPITAL FINANCE LLC
Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

The following are types of securities that may be offered and sold from time to time under this prospectus:

•	Arch Capital Group Ltd. common shares

•	Arch Capital Group Ltd. preference shares

•	Arch Capital Group Ltd. unsecured debt securities

•	Arch Capital Group Ltd. depositary shares representing preference shares or common shares

•	Arch Capital Group Ltd. warrants to purchase common shares, preference shares or debt securities

•	Arch Capital Group Ltd. share purchase contracts and share purchase units

•	Arch Capital Group (U.S.) Inc. preferred stock

•	Arch Capital Group (U.S.) Inc. unsecured debt securities

•	Arch Capital Finance LLC unsecured debt securities
In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, Arch Capital Group Ltd. common shares.
This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. A prospectus supplement will describe the securities Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc., Arch Capital Finance LLC and/or the applicable selling shareholder are offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

•	Aggregate principal amount

•	Issue price

•	Denomination

•	Currency or composite currency

•	Maturity

•	Interest rate

•	Dividend rate

•	Sinking fund terms

•	Ranking

•	Redemption terms

•	Conversion terms

•	Listing on a securities exchange

•	Amount payable at maturity

•	Liquidation preference
The prospectus supplement may also supplement or update information contained in this prospectus.

PROSPECTUS

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Arch Capital Group Ltd. common shares are traded on the Nasdaq Global Select Market under the symbol “ACGL.”
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 AND ANY SIMILARLY ENTITLED SECTION IN ANY PROSPECTUS SUPPLEMENT.
November 4, 2016

_________________
We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

ARCH CAPITAL GROUP LTD.
Arch Capital Group Ltd. (“ACGL” or “Arch Capital” and, together with its subsidiaries, the “Company,” “we,” or “us”) is a Bermuda public company limited by shares and, through operations in Bermuda, the United States, Europe and Canada, writes insurance and reinsurance on a worldwide basis.
Arch Capital’s principal executive office is located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08 Bermuda (telephone number: (441) 278-9250). Additional information about Arch Capital may be found over the Internet at our website at http://www.archcapgroup.com. The information on our website is not a part of this prospectus and is not incorporated by reference herein.
You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
ARCH CAPITAL GROUP (U.S.) INC.
Arch Capital Group (U.S.) Inc. (“Arch U.S.”) is a Delaware corporation. Arch U.S. is a wholly-owned subsidiary of Arch Capital. Arch U.S. is a holding company for the U.S.-based insurance and reinsurance operations of Arch Capital. Its principal executive office is located at Harborside Financial Center, 300 Plaza Three, 3rd Floor, Jersey City, NJ 07311 (telephone number: (201) 743-4000).
ARCH CAPITAL FINANCE LLC
Arch Capital Finance LLC (“Arch Finance”) is a Delaware limited liability company. Arch Finance is a wholly-owned subsidiary of Arch U.S. Arch Finance has no business activities. Its principal office is located at 360 Hamilton Avenue, Suite 600, White Plains, NY 10601 (telephone number: (914) 872-3600).
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc. and Arch Capital Finance LLC (collectively, the “issuers”) have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, each of the issuers may sell securities described in this prospectus, and selling shareholders may sell Arch Capital common shares, in one or more offerings. This prospectus provides you with a general description of the securities that an issuer and/or selling shareholders, may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding the issuers and the offered securities, please refer to the registration statement. Each time an issuer or one or more selling shareholders sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. The prospectus supplement may also add, update and change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with the statements made in this prospectus, the statement made in this prospectus will be deemed modified or superseded by the statement made in such prospect supplement. You should read this prospectus, any prospectus supplement and any applicable pricing supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” before you invest in our securities.
In this prospectus, unless the context requires otherwise: (a) “ACGL” and “Arch Capital” refer to Arch Capital Group Ltd. and (b) “we,” “us,” “our” and “the Company” refer to ACGL and its subsidiaries (and do not include any selling shareholders).

RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
USE OF PROCEEDS
Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.
We will not receive any of the proceeds from the sale of Arch Capital Group Ltd. common shares by selling shareholders.
GENERAL DESCRIPTION OF THE OFFERED SECURITIES
Arch Capital may offer from time to time under this prospectus, separately or together:

•	common shares,

•	preference shares,

•	unsecured senior or subordinated debt securities,

•	depositary shares, each consisting of one or more or a specified fraction of a common share(s) or a preference share(s),

•	warrants to purchase common shares, preference shares or debt securities,

•	share purchase contracts to purchase common shares, and

•
share purchase units, each consisting of (a) an Arch Capital Group Ltd. common share purchase contract, under which the holder or Arch Capital Group Ltd., upon settlement, will purchase a fixed or varying number of Arch Capital Group Ltd. common shares, and (b) a beneficial interest in Arch Capital Group Ltd. debt securities (which may be senior or subordinated), Arch Capital Group Ltd. preference shares, Arch Capital Group (U.S.) Inc. preferred stock, Arch Capital Group (U.S.) Inc. debt securities (which may be senior or subordinated) or debt or equity obligations of third parties, including U.S. Treasury securities, in each case purchased with the proceeds from the sale of the Arch Capital Group Ltd. share purchase units.

Arch Capital Group (U.S.) Inc. may offer from time to time under this prospectus preferred stock, which will be fully and unconditionally guaranteed by Arch Capital, and unsecured senior or subordinated debt securities, which will be fully and unconditionally guaranteed by Arch Capital.
Arch Capital Finance LLC may offer from time to time under this prospectus unsecured senior debt securities, which will be fully and unconditionally guaranteed by Arch Capital.
Selling shareholders may offer from time to time under this prospectus Arch Capital Group Ltd. common shares.

Material U.S. federal income tax considerations pertaining to an investment in the securities offered will be described in the applicable prospectus supplement.
References to “Arch Capital,” “we,” “our” or “us” in “Description of Arch Capital Share Capital,” “Description of Arch Capital Common Shares,” “Description of Arch Capital Preference Shares,” “Description of Arch Capital Debt Securities,” “Description of Arch Capital Depositary Shares,” “Description of Arch Capital Warrants to Purchase Common Shares or Preference Shares,” “Description of Arch Capital Warrants to Purchase Debt Securities,” “Description of Arch Capital Share Purchase Contracts and the Share Purchase Units,” “Description of Arch Capital Group (U.S.) Inc. Preferred Stock,” “Description of Arch Capital Group (U.S.) Inc. Unsecured Debt Securities,” “Description of Arch Capital Finance LLC Unsecured Debt Securities,” and “Selling Shareholders” refer solely to Arch Capital Group Ltd. and not its subsidiaries.
DESCRIPTION OF ARCH CAPITAL SHARE CAPITAL
The authorized share capital of Arch Capital consists of 600,000,000 common shares, par value U.S. $0.0033 per share, and 50,000,000 preference shares, par value U.S. $0.01 per share.
DESCRIPTION OF ARCH CAPITAL COMMON SHARES
General
The following description of our common shares is a summary. This summary is not complete and is subject to the complete text of applicable laws and our memorandum of association and bye-laws.
Holders of the common shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding up of Arch Capital, the holders of common shares are entitled to share equally and ratably in the assets of Arch Capital, if any, remaining after the payment of all debts and liabilities of Arch Capital and the liquidation preference of any outstanding preference shares. All outstanding common shares are fully paid and non-assessable. The board of directors of Arch Capital, which we refer to as “the board,” is permitted to authorize the issuance of additional common shares. Issuances of common shares are subject to the applicable rules of the Nasdaq Global Select Market or other organizations on whose systems our common shares may then be quoted or listed.
Transfer Agent
American Stock Transfer & Trust Company is the transfer agent and registrar of our common shares.
Dividends
Holders of our common shares are entitled to participate equally in dividends when the board declares dividends on common shares out of funds legally available for dividends. The rights of holders of our common shares to receive dividends are subject to the preferences of holders of our preference shares, including our Preferred Shares, which require that no dividends may be paid on or with respect to our common shares prior to the declaration and payment of a dividend with respect to the Preferred Shares.
Liquidation Rights
In the event of a liquidation, dissolution, or winding up of Arch Capital, the holders of common shares have a right to a ratable portion of assets remaining after the payment of all debts and liabilities of Arch Capital, if any, and the liquidation preference of any outstanding preference shares, including, with respect to our outstanding Preferred Shares, a liquidation preference of $25.00, plus any declared and unpaid dividends thereon, before any distribution is made on any common shares.
Voting Limitation
Under our bye-laws, if the votes conferred directly or indirectly or by attribution, by our shares directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.
There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of bye-law 45 because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the board may make such final adjustments to the aggregate number of votes conferred directly or indirectly or by attribution, by the shares directly or indirectly or constructively owned by any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all our shares entitled to vote generally at an election of directors.
In order to implement bye-law 45, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.
DESCRIPTION OF ARCH CAPITAL PREFERENCE SHARES
General
The following summary of terms of our preference shares is not complete. You should refer to the provisions of our memorandum of association and bye-laws and the terms of each class or series of the preference shares which will be filed with the SEC at or prior to the time of issuance of such class or series of preference shares and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preference shares.
Our bye-laws allow the board to authorize the issuance of preference shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting (which will be subject to the limitations described below under “Description of Arch Capital Common Shares—Voting Limitation”), redemption, conversion rights and otherwise.
Issuances of preference shares are subject to the applicable rules of the New York Stock Exchange or other organizations on whose systems our preference shares may then be quoted or listed. Depending upon the terms of preference shares established by the board, any or all series of preference shares could have preferences over the common shares with respect to dividends and other distributions and upon liquidation of Arch Capital. Issuance of any such shares with voting powers, or issuance of additional shares of common shares, would dilute the voting power of the outstanding common shares.
Terms
The terms of each series of preference shares will be described in any prospectus supplement related to such series of preference shares.
The board in approving the issuance of a series of preference shares has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

•	the number of shares constituting that series and the distinctive designation of that series;

•
the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of such voting rights;

•
the conversion or exchange privileges for shares of the series, if any (including, without limitation, conversion into common shares), and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the board will determine;

•
whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

•
the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of Arch Capital or any of our subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our outstanding shares;

•
the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.
DESCRIPTION OF ARCH CAPITAL DEBT SECURITIES
General
We may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt securities will be issued pursuant to an indenture, dated as of May 4, 2004, between us and JPMorgan Chase Bank, N.A., as trustee. The subordinated debt securities may be issued pursuant to a subordinated indenture between us and a trustee qualified under the Trust Indenture Act. The senior debt indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” The senior indenture is, and the subordinated indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture sets forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The following description provides a general summary of the material terms and conditions of the senior debt indenture and the subordinated debt indenture and the debt securities issued pursuant to these indentures.
The following discussion is only a summary. The indentures may contain language that expands upon or limits the statements made in this prospectus. Accordingly, we strongly encourage you to refer to the indentures for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.
Terms
The debt securities will be our unsecured obligations.
The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.
The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called “—Ranking of Debt Securities” below.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:
(1)    the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

(2)    the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;
(3)    if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion will be determined;
(4)    if convertible into common shares or preference shares, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such common shares or preference shares for purposes of conversion;
(5)    the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;
(6)    the rate(s) (which may be fixed or floating), or the method by which such rate or rates will be determined, at which such debt securities will bear interest, if any, including if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of our common shares below certain levels for a minimum period of time);
(7)    the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates will be determined, the persons to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;
(8)    the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;
(9)    the period(s), if any, within which, the price or prices or ratios at which and the terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, at our option;
(10)    our obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;
(11)    if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;
(12)    whether interest on such debt securities will be payable, at our option or the option of a holder thereof, in cash or additional debt securities and the terms and conditions upon which the election may be made or deferred;
(13)    whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts will be determined;
(14)    whether the principal of or interest, if any, on such debt securities is to be payable, at our election or at the election of a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

(15)    provisions, if any, granting special rights to the holders of such debt securities upon the occurrence of such events as may be specified;
(16)    the events of default and covenants applicable to such debt securities;
(17)    whether such debt securities are to be issuable initially as individual debt securities and/or in temporary global form and/or permanent global form (and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of the same series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture) and, if such debt securities are to be issuable as a global security, the identity of the depositary therefor;
(18)    any listing of such debt securities on any securities exchange;
(19)    the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to such debt securities;
(20)    if exchangeable into another series of debt securities of Arch Capital, the terms on which such debt securities are exchangeable;
(21)    the method of defeasing or discharging such debt securities; and
(22)    any other terms of such debt securities and any additions, deletions or modifications to the applicable indenture.
The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.
If the applicable prospectus supplement so provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy.
Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.
Ranking of Debt Securities
General
We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. In addition, because we are a holding company holders of the debt securities will be structurally subordinated to the claims of creditors of our subsidiaries on their assets and earnings.
Senior Debt Securities
The senior debt securities will be our unsecured unsubordinated obligations and will:

•	rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all of our subsidiaries’ indebtedness and other obligations (including insurance obligations).
Except as otherwise specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, the senior debt securities will not contain any limitation on the amount of indebtedness, secured or otherwise, which may be incurred by us or any of our subsidiaries.
Subordinated Debt Securities
The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness (as defined below) and other obligations (including without limitation insurance obligations and our obligations with respect to our insurance policies and guarantees thereof). Upon any distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due on all senior indebtedness will be paid first in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before the holders of the subordinated debt securities are entitled to receive or retain any payment.
If any default occurs and is continuing in the payment when due or all or any portion of the obligations under or in respect of any senior indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, no direct or indirect payment (whether pursuant to the terms of the subordinated debt securities or upon acceleration, by way of repurchase, redemption, defeasance or otherwise) by or on behalf of us will be made of any principal of, interest on or other amounts owing in respect of the subordinated debt securities.
If any event of default other than a nonpayment event of default occurs and is continuing with respect to any senior indebtedness, as such event of default is defined in the instrument creating or evidencing such senior indebtedness, permitting the holders of such senior indebtedness then outstanding to accelerate the maturity thereof, and upon receipt by the trustee under the subordinated indenture of written notice (a “default notice”) from a holder or holders of, or the trustee or agent acting on behalf of, such senior indebtedness, then, unless and until all such events of default have been cured or waived or have ceased to exist or such senior indebtedness has been discharged or repaid in full in cash, or the requisite holders of such senior indebtedness have otherwise agreed in writing, during the 179 days after the delivery of such default notice (the “blockage period”), neither we nor any other person on our behalf will make any payment of any kind or character with respect to any principal of, interest on or other distribution on account of or with respect to the subordinated debt securities.
Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the default notice in respect thereof was given and only one such blockage period may be commenced within any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the holder or holders of, or the trustee or agent acting on behalf of, such senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).
As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.
“Senior indebtedness,” unless otherwise specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of subordinated debt securities to be issued by us, means, with respect to us:

(1)    the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed and (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party;
(2)    all of our capital lease obligations;
(3)    all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(4)    all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;
(5)    all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;
(6)    all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us); and
(7)    any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the subordinated indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to, or ranks equal with, the subordinated debt securities.
Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the subordinated indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee under the subordinated indenture or any of the holders of the subordinated debt securities.
Modification and Waiver
We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement each indenture and/or the terms of each series of debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that, without the consent of each holder of the debt securities affected thereby, such amendment, modification or supplement may not (with respect to any debt securities held by a non-consenting holder):
(1)    change the stated maturity of the principal of, or any premium on, or any installment of interest with respect to such debt securities;
(2)    reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, such debt securities or any premium payable upon the redemption thereof or otherwise change the redemption provisions thereof;
(3)    change the currency of payment of principal of or interest on such debt securities;
(4)    impair the right to institute suit for the enforcement of any payment on or with respect to such debt securities;
(5)    reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture governing such series;

(6)    in the case of the subordinated indenture, modify or make any change to the subordination provisions thereof that adversely affects the rights of the holders of subordinated debt securities of any series then outstanding; or
(7)    in the case of any convertible debt securities, adversely affect the right of a holder to convert such debt securities other than as provided in or under the applicable indenture; or
(8)    modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default.
Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default:
(1)    in the payment of the principal of (or premium, if any) or interest on any debt security of such series; or
(2)    in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of each holder affected.
We, when authorized by a board resolution, and the trustee may amend or supplement each indenture or waive any provision of such indenture and the debt securities issued thereunder without the consent of any holders of such debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any other change that does not, in the good faith opinion of the board and the applicable trustee, adversely affect the interests of holders of such debt securities in any material respect;

•	to provide for the assumption of our obligations under such indenture by a successor upon any merger, consolidation or asset transfer permitted under such indenture;

•	to provide any security for, or guarantees of, such debt securities;

•	to add events of default with respect to such debt securities;

•	to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under such indenture;

•
to make any change necessary to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of such indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of the board and the applicable trustee, adversely affect the interests of the holders of such debt securities in any material respect;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•
to change or eliminate any of the provisions of such indenture; provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series as permitted by such indenture; or

•
to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of such indenture as will be necessary to provide for or facilitate the administration of the trusts under such indenture by more than one trustee, pursuant to the requirements of such indenture.

The Trustee
The trustee under the indenture pursuant to which a series of debt securities is issued will be named in the prospectus supplement relating to such debt securities. Each indenture will contain certain limitations on a right of the trustee thereunder, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee under each indenture will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) issued under such indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee under such indenture.
In case an event of default will occur (and will not be cured) with respect to a series of debt securities and is actually known to a responsible officer of the trustee under the applicable indenture, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, such trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to such trustee security and indemnity satisfactory to it.
Governing Law
The indentures and the debt securities will be governed by the laws of the State of New York.
Global Securities; Book-Entry System
We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total principal or face amount of the securities and, once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system as further described below). Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”) (or a nominee thereof), as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.
DESCRIPTION OF ARCH CAPITAL DEPOSITARY SHARES
General
We may, at our option, elect to offer depositary shares, each consisting of one or more, or a specified fraction of a common share or a preference share of a particular series. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.
The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in such prospectus supplement.
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE
COMMON SHARES OR PREFERENCE SHARES
We may issue common share warrants or preference share warrants (collectively, “share warrants”) independently or together with any securities offered by any prospectus supplement and such common share warrants or preference share warrants may be attached to or separate from such securities.
An applicable prospectus supplement will set forth and describe other specific terms regarding each series of share warrants to be offered hereby and thereby, including:

(1)    the offering price;
(2)    the number of common shares or preference shares purchasable upon exercise of each such common share warrant or preference share warrant and the price at which such number of common shares or preference shares may be purchased upon such exercise;
(3)    the date on which the right to exercise such share warrants will commence and the date on which such right will expire; and
(4)    any other terms of such share warrants.
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE DEBT SECURITIES
We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.
An applicable prospectus supplement will set forth and describe other specific terms regarding each series of debt warrants to be offered hereby and thereby, including:
(1)    the offering price;
(2)    the designation, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the debt warrants;
(3)    the date on which the right to exercise such debt warrants will commence and the date on which such right will expire; and
(4)    any other terms of such debt warrants.
Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in such indenture.
DESCRIPTION OF ARCH CAPITAL
SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS
Arch Capital may issue share purchase contracts, representing contracts obligating the holders thereof to purchase from Arch Capital, and Arch Capital to sell to such holders, or obligating the holders thereof to sell to Arch Capital, and Arch Capital to purchase from such holders, a fixed or varying number of common shares at a future date or dates. The price per common share may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more share purchase contracts and any one or more of:
(1)    debt securities of Arch Capital (which may be senior or subordinated);
(2)    debt securities of Arch Capital Group (U.S.) Inc. (which may be senior or subordinated), fully and unconditionally guaranteed by Arch Capital;
(3)    preference shares of Arch Capital;

(4)    preference shares of Arch Capital Group (U.S.) Inc., fully and unconditionally guaranteed by Arch Capital; or
(5)    debt or equity obligations of third parties, including U.S. Treasury securities.
The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly-issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract. Any one or more of the above securities, common shares or the share purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common shares under the share purchase contracts. The share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of common shares deliverable by such holders under common share purchase contracts requiring the holders to sell common shares to Arch Capital.
The applicable prospectus supplement may contain, where applicable, the following information about the share purchase contracts and share purchase units, as the case may be:

•
whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common shares and the nature and amount of such common shares, or the method of determining those amounts;

•	whether the share purchase contracts are to be prepaid or not;

•	whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts;

•
the designation and terms of the share purchase units and of the securities composing the share purchase units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the share purchase units or of the securities comprising the share purchase units; and

•	whether the share purchase contracts and/or stock purchase units will be issued fully registered or global form.
The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the share purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and (3) if applicable, the prepaid share purchase contracts and the document pursuant to which such prepaid share purchase contracts will be issued.
DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. PREFERRED STOCK
General
In this section, references to “Arch U.S.” refer solely to Arch Capital Group (U.S.) Inc. and not its subsidiaries.
The following summary of terms of Arch U.S.’s preferred stock is not complete. You should refer to the provisions of Arch U.S.’s certificate of incorporation and by-laws, the Delaware General Corporation Law and the terms of each class or series of the preferred stock which will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock.

Under Arch U.S.’s certificate of incorporation, Arch U.S.’s board of directors is authorized to issue shares of preferred stock in one or more series, and may fix the terms of those shares, including as to the number of shares to be included in the series, the designation, powers, preferences and rights of the shares of the series and the qualifications, limitations or restrictions of such series.
As of the date of this prospectus, Arch U.S. is authorized to issue up to 1,000 shares of preferred stock, par value $0.01 per share.
The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Arch U.S.’s board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.
Terms
The terms of each series of preferred stock will be described in any prospectus supplement related to such series of preferred stock.
Arch U.S.’s board of directors in approving the issuance of a series of preferred stock has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

•	the number of shares constituting that series and the distinctive designation of that series;

•
the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of such voting rights;

•
the conversion or exchange privileges for shares of the series, if any, and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as Arch U.S.’s board of directors will determine;

•
whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

•
the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of Arch U.S. or any of its subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by Arch U.S. or any of Arch U.S.’s subsidiaries of, any of Arch U.S.’s outstanding shares;

•
the rights of the shares of that series in the event of Arch U.S.’s voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.
Guarantee
Payment of the guarantee payments (as defined below) in respect of the preferred stock will be fully and unconditionally guaranteed on an unsecured basis by Arch Capital. The guarantee will be an unsecured obligation of Arch Capital and will rank (i) subordinate and junior in right of payment, and subject, to all liabilities of Arch Capital, except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock or preference shares now or hereafter issued by Arch Capital and with any guarantee now or hereafter entered into by Arch Capital in respect of any of the most senior preferred stock or preference stock of any affiliate of Arch Capital, and (iii) senior to all common shares now or hereafter issued by Arch Capital.
The following payments or distributions, without duplication (the “guarantee payments”), with respect to the preferred stock, to the extent provided for in the applicable certificate of designations and to the extent not paid when payable by Arch U.S., will be subject to the guarantee:

•
any accrued (and, if applicable, accumulated) and unpaid dividends that have been properly declared by the board of directors of Arch U.S. on the preferred stock out of funds legally available therefor;

•
the redemption price payable by Arch U.S. on the redemption of the preferred stock in accordance with the terms set forth in the applicable certificate of designations upon the preferred stock being duly called for redemption; and

•
the aggregate of the liquidation amount payable by Arch U.S. upon the preferred stock in accordance with the terms set forth in the applicable certificate of designations upon a voluntary or involuntary dissolution, winding-up or liquidation of Arch U.S.

DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. UNSECURED DEBT SECURITIES
General
In this section, references to “Arch U.S.” refer solely to Arch Capital Group (U.S.) Inc. and not its subsidiaries.
Arch U.S. may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt securities will be issued pursuant to an indenture, dated as of December 13, 2013, among Arch U.S., Arch Capital and The Bank of New York Mellon, as trustee. The subordinated debt securities may be issued pursuant to a subordinated indenture among Arch U.S., Arch Capital and a trustee qualified under the Trust Indenture Act. The senior debt indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” The senior indenture is, and the subordinated indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture sets forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The following description provides a general summary of the material terms and conditions of the senior debt indenture and the subordinated debt indenture and the debt securities issued pursuant to these indentures.
The following discussion is only a summary. The indentures may contain language that expands upon or limits the statements made in this prospectus. Accordingly, we strongly encourage you to refer to the indentures for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.
Terms
The debt securities will be Arch U.S.’s unsecured obligations and will be fully and unconditionally guaranteed by Arch Capital, as the guarantor.
The senior debt securities will rank equal in right of payment with all Arch U.S.’s other unsecured and unsubordinated indebtedness.
The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Arch U.S.’s senior indebtedness, which is defined in the section called “—Ranking of Debt Securities” below.

The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:
(1)    the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;
(2)    the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;
(3)    if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion will be determined;
(4)    if convertible into Arch Capital’s common shares, Arch Capital’s preference shares or Arch U.S.’s preferred stock, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such Arch Capital common shares, Arch Capital preference shares or Arch U.S. preferred stock for purposes of conversion;
(5)    the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;
(6)    the rate(s) (which may be fixed or floating), or the method by which such rate or rates will be determined, at which such debt securities will bear interest, if any, including, if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of Arch Capital’s common shares below certain levels for a minimum period of time);
(7)    the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates will be determined, the persons to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;
(8)    the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon Arch U.S. in respect of such debt securities and the applicable indenture may be served;
(9)    the period(s), if any, within which, the price or prices or ratios at which and the terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, at Arch U.S.’s option;
(10)    Arch U.S.’s obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;
(11)    if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;
(12)    whether interest on such debt securities will be payable, at Arch U.S.’s option or the option of a holder thereof, in cash or additional debt securities and the terms and conditions upon which the election may be made;
(13)    whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts will be determined;
(14)    whether the principal of or interest, if any, on such debt securities is to be payable, at Arch U.S.’s election or at the election of a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;
(15)    provisions, if any, granting special rights to the holders of such debt securities upon the occurrence of such events as may be specified;
(16)    the events of default and covenants applicable to such debt securities;
(17)    whether such debt securities are to be issuable initially as individual debt securities and/or in temporary global form and/or permanent global form (and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of the same series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture) and, if such debt securities are to be issuable as a global security, the identity of the depositary therefor;
(18)    any listing of such debt securities on any securities exchange;
(19)    the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to such debt securities;
(20)    if exchangeable into another series of debt securities of Arch U.S., the terms on which such debt securities are exchangeable;
(21)    the method of defeasing or discharging such debt securities; and
(22)    any other terms of such debt securities and any additions, deletions or modifications to the applicable indenture.
The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.
If the applicable prospectus supplement so provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy.
Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit Arch U.S.’s ability to incur indebtedness or that would afford holders of debt securities protection against transactions involving Arch U.S., including a highly leveraged transaction involving Arch U.S. or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.
Guarantee
Payment of principal, premium, if any, and interest on the debt securities will be fully and unconditionally guaranteed on an unsecured basis by Arch Capital. The guarantee will be, in the case of (a) the senior debt securities, an unsecured unsubordinated obligation of Arch Capital and will (i) rank equal in right of payment with all Arch Capital’s other unsecured and unsubordinated indebtedness, (ii) be effectively subordinated in right of payment to all Arch Capital’s secured indebtedness to the extent of the value of the assets securing such indebtedness and (iii) be structurally subordinated to the indebtedness and other obligations (including insurance obligations) of Arch Capital’s subsidiaries and (b) the subordinated debt securities, an unsecured subordinated obligation of Arch Capital and will (i) be subordinated in right of payment with all

Arch Capital’s unsubordinated indebtedness and (ii) be structurally subordinated to the indebtedness and other obligations (including insurance obligations) of Arch Capital’s subsidiaries.
The guarantee of the subordinated debt securities is subject to the blockage period described below under “—Ranking of the Debt Securities—Subordinated Debt Securities.”
Ranking of Debt Securities
General
Arch U.S. currently conducts substantially all of its operations through its subsidiaries and its subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions and advances from Arch U.S.’s subsidiaries will be the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as Arch U.S.’s subsidiaries’ financial condition and operating and regulatory requirements, may limit Arch U.S.’s ability to obtain cash from its subsidiaries that it requires to pay its debt service obligations. In addition, because Arch U.S. is a holding company, holders of the debt securities will be structurally subordinated to the claims of creditors of Arch U.S.’s subsidiaries on their assets and earnings.
Senior Debt Securities
The senior debt securities will be the unsecured unsubordinated obligations of Arch U.S. and will:

•	rank equal in right of payment with all of Arch U.S.’s other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all of Arch U.S.’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all of Arch U.S.’s subsidiaries’ indebtedness and other obligations (including insurance obligations).
Except as otherwise specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, the senior debt securities will not contain any limitation on the amount of indebtedness, secured or otherwise, which may be incurred by Arch U.S. or any of Arch U.S.’s subsidiaries.
Subordinated Debt Securities
The subordinated debt securities will be the unsecured subordinated obligations of Arch U.S. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of Arch U.S.’s senior indebtedness (as defined below) and other obligations (including without limitation insurance obligations and Arch U.S.’s obligations with respect to its insurance policies and guarantees thereof). Upon any distribution of Arch U.S.’s assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of Arch U.S.’s assets or in a bankruptcy, insolvency, receivership or other similar proceeding relating to Arch U.S. or its property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due on all senior indebtedness will be paid first in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before the holders of the subordinated debt securities are entitled to receive or retain any payment.
If any default occurs and is continuing in the payment when due or all or any portion of the obligations under or in respect of any senior indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, no direct or indirect payment (whether pursuant to the terms of the subordinated debt securities or upon acceleration, by way of repurchase, redemption, defeasance or otherwise) by or on behalf of Arch U.S. will be made of any principal of, interest on or other amounts owing in respect of the subordinated debt securities.
If any event of default other than a nonpayment event of default occurs and is continuing with respect to any senior indebtedness, as such event of default is defined in the instrument creating or evidencing such senior indebtedness, permitting the holders of such senior indebtedness then outstanding to accelerate the maturity thereof, and upon receipt by the trustee under the subordinated indenture of written notice (a “default notice”) from a holder or holders of, or the trustee or agent acting on behalf of, such senior indebtedness, then, unless and until all such events of default have been cured or waived or have ceased to exist or such senior indebtedness has been discharged or repaid in full in cash, or the requisite holders of such senior indebtedness have otherwise agreed in writing, during the 179 days after the delivery of such default notice (the “blockage period”), neither Arch U.S. nor any other person on its behalf (including Arch Capital under its guarantee of the subordinated debt securities) will make any payment of any kind or character with respect to any principal of, interest on or other distribution on account of or with respect to the subordinated debt securities.
Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the default notice in respect thereof was given and only one such blockage period may be commenced within any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the holder or holders of, or the trustee or agent acting on behalf of, such senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).
As a result of the foregoing provisions, in the event of Arch U.S.’s insolvency, holders of the subordinated debt securities may recover ratably less than Arch U.S.’s general creditors.
“Senior indebtedness,” unless otherwise specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of subordinated debt securities to be issued by Arch U.S., means, with respect to Arch U.S.:
(1)    the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (a) Arch U.S.’s indebtedness for money borrowed and (b) Arch U.S.’s indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by Arch U.S., including any such securities issued under any deed, indenture or other instrument to which Arch U.S. is a party;
(2)    all of Arch U.S.’s capital lease obligations;
(3)    all of Arch U.S.’s obligations issued or assumed as the deferred purchase price of property, all of Arch U.S.’s conditional sale obligations, all of Arch U.S.’s hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of Arch U.S.’s obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(4)    all of Arch U.S.’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;
(5)    all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which Arch U.S. is responsible or liable as obligor, guarantor or otherwise;
(6)    all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of Arch U.S.’s property or assets (whether or not such obligation is assumed by Arch U.S.); and
(7)    any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the subordinated indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to, or ranks equal with, the subordinated debt securities.
Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the subordinated indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee under the subordinated indenture or any of the holders of the subordinated debt securities.
Modification and Waiver
Arch U.S. and Arch Capital, when authorized by a board resolution, and the trustee may modify, amend and/or supplement each indenture and/or the terms of each series of debt securities and the related guarantees by Arch Capital with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that, without the consent of each holder of the debt securities affected thereby, such amendment, modification or supplement may not (with respect to any debt securities held by a non-consenting holder):
(1)    change the stated maturity of the principal of, or any premium on, or any installment of interest with respect to such debt securities;
(2)    reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, such debt securities or any premium payable upon the redemption thereof or otherwise change the redemption provisions thereof;
(3)    change the currency of payment of principal of or interest on such debt securities;
(4)    impair the right to institute suit for the enforcement of any payment on or with respect to such debt securities;
(5)    reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture governing such series;
(6)    in the case of the subordinated indenture, modify or make any change to the subordination provisions thereof that adversely affects the rights of the holders of subordinated debt securities of any series then outstanding;
(7)    in the case of any convertible debt securities, adversely affect the right of a holder to convert such debt securities other than as provided in or under the applicable indenture; or
(8)    release Arch Capital from any of its obligations under the applicable indenture or the related guarantees otherwise than in accordance with the terms of the applicable indenture; or
(9)    modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default.
Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default:
(1)    in the payment of the principal of (or premium, if any) or interest on any debt security of such series; or
(2)    in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of each holder affected.
Arch U.S. and Arch Capital, when authorized by a board resolution, and the trustee may amend or supplement each indenture or waive any provision of such indenture and the debt securities issued thereunder without the consent of any holders of such debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•
to make any other change that does not, in the good faith opinion of the respective boards of directors of Arch U.S. and Arch Capital and the applicable trustee, adversely affect the interests of holders of such debt securities in any material respect;

•	to provide for the assumption of Arch U.S.’s or Arch Capital’s obligations under such indenture by a successor upon any merger, consolidation or asset transfer permitted under such indenture;

•	to provide any security for, or additional guarantees of, such debt securities;

•	to add events of default with respect to such debt securities;

•	to add covenants of Arch U.S. or Arch Capital that would benefit the holders of such debt securities or to surrender any rights or powers Arch U.S. or Arch Capital has under such indenture;

•
to make any change necessary to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of such indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of the respective boards of directors of each of Arch U.S. and Arch Capital and the applicable trustee, adversely affect the interests of the holders of such debt securities in any material respect;

•	to provide for uncertificated debt securities and guarantees in addition to or in place of certificated debt securities and guarantees;

•
to change or eliminate any of the provisions of such indenture, provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series or the related guarantees as permitted by such indenture; or

•
to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of such indenture as will be necessary to provide for or facilitate the administration of the trusts under such indenture by more than one trustee, pursuant to the requirements of such indenture.

The Trustee
The trustee under the indenture pursuant to which a series of debt securities is issued will be named in the prospectus supplement relating to such debt securities. Each indenture will contain certain limitations on a right of the trustee thereunder, as Arch U.S.’s creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee under each indenture will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) issued under such indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee under such indenture.
In case an event of default will occur (and will not be cured) with respect to a series of debt securities and is actually known to a responsible officer of the trustee under the applicable indenture, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, such trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to such trustee security and indemnity satisfactory to it.
Governing Law
The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System
Arch U.S. may issue the debt securities of any series and the related guarantees in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total principal or face amount of the securities and, once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system (as further described below). Global securities, if any, issued in the United States are expected to be deposited with DTC (or a nominee thereof), as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.
DESCRIPTION OF ARCH CAPITAL FINANCE LLC UNSECURED DEBT SECURITIES
The debt securities will be direct unsecured obligations of Arch Finance and will be senior debt securities.
The debt securities will be issued under one or more indentures in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be subject to and governed by the Trust Indenture Act of 1939.
Arch Finance may issue the debt securities in one or more series. Specific terms of each series of debt securities will be contained in resolutions of our board of directors or in a supplemental indenture. The specific terms will be described in a prospectus supplement.
The debt securities will be fully and unconditionally guaranteed by Arch Capital, as the guarantor.
SELLING SHAREHOLDERS
To the extent that this prospectus is used by any selling shareholder to resell any Arch Capital common shares, information with respect to the selling shareholder will be contained in a supplement to this prospectus.
PLAN OF DISTRIBUTION
We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.
Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement relating to any offering of securities by us will set forth its offering terms, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from such sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by us within this prospectus.
If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or real-lowed or paid to dealers may be changed from time to time.
Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the accompanying prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to any conditions set forth in the accompanying prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of these con-tracts. The underwriters and other persons soliciting these contracts will have no responsibility for the validity or performance of any such contracts.
Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution by us to payments they may be required to make in respect thereof.
Certain of the underwriters, agents or dealers and their associates may engage in transactions with and perform services for us in the ordinary course of business.
Arch Capital’s common shares are quoted on Nasdaq Global Select Market under the symbol “ACGL.” Securities of any of the issuers may be listed on one or more securities exchanges from time to time. Unless we state otherwise in the applicable prospectus supplement, we do not intend to apply for listing of the other securities on any securities exchange or other stock market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Accordingly, we give you no assurance as to the development or liquidity of any trading market for the securities.
WHERE YOU CAN FIND MORE INFORMATION
Arch Capital
Arch Capital is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Arch Capital. You can inspect and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.
Arch Capital Group (U.S.) Inc.
Arch Capital Group (U.S.) Inc. is not currently subject to the information reporting requirements of the Exchange Act. Arch Capital Group (U.S.) Inc. is a wholly-owned subsidiary of Arch Capital. Any future issuances of preferred stock or debt securities of Arch Capital Group (U.S.) Inc. will be fully and unconditionally guaranteed by Arch Capital and by no other subsidiary of Arch Capital. See “Description of Arch Capital Group (U.S.) Inc. Preferred Stock” and “Description of Arch Capital Group (U.S.) Inc. Debt Securities.”

Arch Capital Finance LLC
Arch Capital Finance LLC is not currently subject to the information reporting requirements of the Exchange Act. Arch Capital Finance LLC is a wholly-owned subsidiary of Arch Capital. Any future issuances of debt securities of Arch Capital Finance LLC will be fully and unconditionally guaranteed by Arch Capital and by no other subsidiary of Arch Capital. See “Description of Arch Capital Finance LLC Unsecured Debt Securities.”
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows Arch Capital to “incorporate by reference” information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by Arch Capital with the SEC and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Annual report on Form 10-K for the year ended December 31, 2015.

•	Quarterly reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016.

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Current report on Form 8-K filed on February 26, 2016, May 10, 2016, August 16, 2016, September 22, 2016 (as amended on September 23, 2016), September 23, 2016, September 29, 2016 and October 26, 2016 (solely with respect to Items 1.01 and 2.03).

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The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 2002 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

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The description of our outstanding 6.75% Non-Cumulative Preferred Shares, Series C, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on April 4, 2012 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

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The description of our outstanding 5.25% Non-Cumulative Preferred Shares, Series E, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on September 29, 2016 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Arch Capital is also incorporating by reference the information contained in all other documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of an offering shall be deemed to be incorporated by reference into this prospectus. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.
If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or an issuer’s constitutional documents, you should call or write to Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08 Bermuda, Attention: Secretary (telephone (441) 278-9250). Arch Capital will provide these documents, without charge, by first class mail.
None of the issuers has authorized anyone to give any information or make any representation about an issuer that is different from, or in addition to, that contained in this prospectus or in any of the materials that the issuers have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This prospectus or any other written or oral statements made by or on behalf of us may include forward- looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in our periodic reports filed with the SEC.
All subsequent written and oral forward‑looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in our periodic reports filed with the SEC. We undertake no obligation to publicly update or revise any forward‑looking statement, whether as a result of new information, future events or otherwise.
LEGAL MATTERS
Certain legal matters with respect to the securities will be passed upon for the issuers by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to the securities under the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of ACGL for the year ended December 31, 2015 and the audited historical financial statements of United Guaranty Corporation included on Exhibit No. 99.1 of ACGL's Current Report on Form 8-K dated September 22, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of ACGL for the three-month periods ended March 31, 2016 and 2015 and the three-month and six-month periods ended June 30, 2016 and 2015, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 6, 2016 and August 5, 2016 appearing incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because these reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.
ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS
We are a Bermuda company. In addition, certain of our directors and officers, as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws. However, investors may serve Arch Capital with process in the United States with respect to actions against us arising out of or in connection with violations of United States federal securities law relating to offers and sales of securities covered by this prospectus by serving National Registered Agents, Inc., 440 9th Avenue, 5th floor, New York, New York 10001, its United States agent irrevocably appointed for that purpose.
We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman Limited that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda; provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.